EXHIBIT 99.1
(TRANSLATION)
Securities Code: 8403
22nd of November, 2010
To: Shareholders
Hitoshi Tsunekage
President and Director
The Sumitomo Trust and Banking Co., Ltd.
5-33, Kitahama 4-chome, Chuo-ku, Osaka
NOTICE OF CONVOCATION OF
AN EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS AND
A CLASS SHAREHOLDERS’ MEETING OF ORDINARY SHAREHOLDERS
Dear Sirs/Madams:
          Notice is hereby given that an extraordinary general meeting of shareholders and a class shareholders’ meeting of ordinary shareholders (the “Meetings”) of The Sumitomo Trust and Banking Co., Ltd. (the “Company”) will be held as set forth below. Your attendance is requested.
          The class shareholders’ meeting of ordinary shareholders will be held contemporaneously to seek a resolution, as stipulated in the provisions of Article 322 of the Companies Act, on the same agenda item as Agenda Item No. 1, “Approval of the Share Exchange Agreement between the Company and Chuo Mitsui Trust Holdings, Inc.,” which will be brought up for discussion at the extraordinary general meeting of shareholders.
          If you are not able to attend the Meetings, you may exercise your voting rights either (i) in writing or (ii) by electromagnetic method (the Internet or otherwise). Please exercise your voting rights in accordance with the “Guidance Notes on the Exercise of Voting Rights” (see pages 3-4 below) by no later than 5:00 p.m. on Tuesday, the 21st of December, 2010, after examining the “Reference Material for the General Meeting of Shareholders” and the “Reference Material for the Class Shareholders’ Meeting” set forth below.
Description

1. Date and time:	From 10:00 a.m. [Open at 9:00 a.m.] on Wednesday, the 22nd of December, 2010

2. Place:	Conference room on the 12th floor of the Sumitomo Building located at 5-33, Kitahama 4-chome, Chuo-ku, Osaka
3.	Subject matters of the Meetings:

[Extraordinary general meeting of shareholders]

Matters to be resolved:

Agenda Item No. 1:	Approval of the Share Exchange Agreement between the Company and Chuo Mitsui Trust Holdings, Inc.

Agenda Item No. 2:	Partial amendments to the Articles of Incorporation
[Class shareholders’ meeting of ordinary shareholders]

Matters to be resolved:

Agenda Item:	Approval of the Share Exchange Agreement between the Company and Chuo Mitsui Trust Holdings, Inc.
4.	Guidance notes on the exercise of voting rights

Please refer to the “Guidance Notes on the Exercise of Voting Rights” on pages 3-4 below for matters concerning the exercise of voting rights such as the exercise by electromagnetic method (the Internet or otherwise).

5.	Request to shareholders

If you attend the Meetings in person, please submit the Exercise of Voting Rights Form enclosed herewith to the reception desk at the entrance to the Meetings.

If you attend the Meetings by proxy, please cause the proxy to submit a document certifying the authority of the proxy to act in that capacity, together with the Exercise of Voting Rights Form, to the reception desk at the entrance to the Meetings. (Please note that you may have only one (1) proxy and the proxy has to be one of the Company’s shareholders holding voting rights.)

-End-
*              *               *              *              *             *
(Method of announcements to the shareholders)

If an event occurs that gives rise to an obligation on the Company to change the contents of the Reference Material for the General Meeting of Shareholders or the Reference Material for the Class Shareholders’ Meeting by the day immediately preceding the date of the Meetings, we will announce such change by sending a written mail or by posting such change on our website:

http://www.sumitomotrust.co.jp/IR/company/jp/kabunushi_html/sokai.html

(TRANSLATION)
Guidance Notes on the Exercise of Voting Rights
1.	Exercise of voting rights in writing (by mailing the Exercise of Voting Rights Form)

Please indicate your approval or disapproval of each agenda item on the enclosed Exercise of Voting Rights Form and then send it back to us so that it reaches us by no later than 5:00 p.m. on Tuesday, the 21st of December, 2010, the day immediately preceding the date of the Meetings.

2.	Exercise of voting rights by electromagnetic method (the Internet)
(1)
Please access the website for exercising voting rights (http://www.webdk.net). Then, please register your approval or disapproval of each agenda item, by using the code for the exercise of voting rights and password described in the enclosed Exercise of Voting Rights Form and by following the directions on the screen. You may access and use the website for exercising voting rights through the Internet by using a cellular phone.

*
You may also access the website for exercising voting rights by scanning the “QR code” set forth on the right with the bar-code scanner of your cellular phone. Please refer to the instruction manual of your cellular phone to check how to use your cellular phone to scan the “QR code.”
Image of “QR code”

(2)
Although it is acceptable to exercise voting rights through the Internet until 5:00 p.m. on Tuesday, the 21st of December, 2010, the day immediately preceding the date of the Meetings, please exercise your voting rights as soon as possible to assist us in compiling the results of the voting.

(3)	If you exercise your voting rights twice, in writing and through the Internet, we will only accept the exercise of your voting rights through the Internet as effective.

(4)
If you exercise your voting rights more than once through the Internet, or if you exercise your voting rights through the Internet by using both a personal computer and a cellular phone, we will only accept the last exercise of your voting rights as effective.

(5)
Any access fees to internet service providers and any telecommunication fees to telecommunication carriers (such as phone charges) for the usage of the website for exercising voting rights shall be borne by the shareholders.

(6)	The following system environment is required in order to use the website for exercising voting rights:
(i)	Internet access;

(ii)
If you exercise your voting rights by using a personal computer, Microsoft® Internet Explorer 6.0 or a later version, as the Internet browser software, and a hardware environment appropriate to use the above Internet browser software; and

(iii)
If you exercise your voting rights by using a cellular phone, a type of cellular phone with the function allowing 128 bit SSL communications (encrypted communications). (Please note that since the website is only compatible with a type of cellular phone with the function allowing 128 bit SSL communications (encrypted communications) for security purposes, some types of cellular phones cannot be used to exercise your voting rights.)

(Microsoft is a trademark of Microsoft Corporation of the United States, registered in the United States and other countries.)

Please call the following numbers, if you have any questions concerning the exercise of voting rights through the Internet.
[The Sumitomo Trust and Banking Co., Ltd.
Stock Transfer Agency Department]
    0120-186-417 (Operating hours: 9:00 a.m. to 9:00 p.m.), toll free
<For questions concerning matters other than the exercise of voting rights>
    0120-176-417 (Operating hours: Weekdays 9:00 a.m. to 5:00 p.m.), toll free
3.	Voting platform for institutional investors

In addition to the exercise of voting rights through the Internet described in 2. above, as a method for exercising voting rights by electromagnetic method at the Meetings, the electromagnetic voting platform for institutional investors operated by the joint venture (Investor Communications Japan Inc.) which was established by the Tokyo Stock Exchange, Inc., etc. is available for custodian banks and any other nominee-shareholders (including standing proxies) who have applied to use such platform in advance.

(TRANSLATION)
[Extraordinary General Meeting of Shareholders]
Reference Material for the General Meeting of Shareholders
Agenda and Reference Matters:

Agenda Item No. 1:	Approval of the Share Exchange Agreement between the Company and Chuo Mitsui Trust Holdings, Inc.

Since the Company and Chuo Mitsui Trust Holdings, Inc. (“CMTH”), on August 24, 2010, reached a final agreement on the management integration of the two groups (the “Management Integration”), they entered into a statutory share exchange agreement (the “Share Exchange Agreement”) regarding a share exchange (the “Share Exchange”) in which the Company will become a wholly owned subsidiary in the share exchange and CMTH will become a wholly owning parent company in the share exchange and a management integration agreement, both of which will take effect on April 1, 2011.

In addition, the Company and CMTH executed a “Memorandum on Share Exchange Agreement” (the “Memorandum”) on October 28, 2010, which shall constitute a part of the Share Exchange Agreement, pursuant to Article 9, Paragraph 2 of the Share Exchange Agreement.

Consequently, we request approval of the Share Exchange Agreement and the Memorandum.
The reasons for conducting the Share Exchange, the details of the Share Exchange Agreement and the Memorandum and other matters are as follows below.

1.	Reasons for Conducting the Share Exchange

The financial crisis that started in 2008 has led to major structural changes in the global economy and society and has made clients face more advanced and complex issues in managing their funds and assets. Japan’s low birthrate and aging society, as well as the maturing of the economy, make it a pressing challenge to facilitate the flow of Japan’s abundant personal financial assets, pensions and other funds to promising fields and to realize sustainable economic growth. The Company and CMTH groups, both featuring high levels of expertise and broad scope of businesses, believe that they are entering an era where they should give full play to their strengths in order to address these various challenges related to funds and assets.

Based on their shared understanding on the circumstances as stated above, the Company and CMTH have agreed to form “The Trust Bank,” a new trust bank group that, with a combination of significant expertise and comprehensive capabilities, will provide better and swifter comprehensive solutions to their clients than ever before, by combining their personnel, know-how and other managerial resources and fusing both groups’ strengths such as the Company group’s diversity and CMTH group’s agility; and have agreed to carry out the Management Integration.

Through the Management Integration, the new trust bank group will be able to further strengthen its high levels of expertise as a trust bank developed over the past decades by the Company and CMTH groups. At the same time, the Company and CMTH believe that the integration will reinforce and combine their client bases and branch networks, and give the new trust bank group the status and capabilities as one of Japan’s leading financial institutions, in addition to its leading role in the trust bank sector.

The Management Integration will be accomplished through a holding company structure. In order to expedite the management integration, CMTH, which has already been structured as a holding company, will act as the holding company for the new trust bank group. Specifically, the Company will conduct the Share Exchange with CMTH, and CMTH will change its corporate name to Sumitomo Mitsui Trust Holdings, Inc. (“SMTH”) as of the effective date of the Share Exchange. On April 1, 2012, the new trust bank group will plan to integrate the three trust banks operating as its subsidiaries; namely the Company, The Chuo Mitsui Trust and Banking Company, Limited and Chuo Mitsui Asset Trust and Banking Company, Limited, into a single trust bank through a merger after it implements the Share Exchange, and seek to increase efficiency in systems and administrations, enhance redeployment of personnel, reorganize branch networks, and realize other streamlining effects.

The Company believes the best way to serve the interests of each stakeholder, including shareholders, is to integrate the two specialized trust bank groups and realize sustainable growth as a financial institution with a new business model that creates distinct and high value-added services through the combination of banking, asset management and administration, and real estate businesses.

2.	Details of the Share Exchange Agreement
Details of the share exchange agreement are set forth in Attachment 1, “Share Exchange Agreement (Copy),” and in Attachment 2, “Memorandum on Share Exchange Agreement (Copy).”

The agenda items at the extraordinary general meeting of shareholders and the class shareholders’ meeting of CMTH regarding the election of directors and auditors, which are stipulated in Article 9, Paragraph 2 of the Share Exchange Agreement, are set forth on pages 112 to 116 as reference materials.

3.	Matters Regarding the Reasonableness of the Exchange Consideration
(1)		Matters Regarding the Total Amount of the Exchange Consideration and the Reasonableness of the Allotment

	A)	Ordinary Shares

Upon the Share Exchange, 1.49 ordinary shares of SMTH (currently CMTH, the same shall apply hereinafter) will be allotted and delivered for each ordinary share of the Company.

The number of the ordinary shares to be issued by SMTH upon the Share Exchange is 2,495,111,627 shares, provided that such number of ordinary shares is calculated based on the total number of the outstanding ordinary shares of the Company (1,675,128,546 shares) and treasury shares of the Company (556,984 shares) as of March 31, 2010, and the number of such ordinary shares to be issued by SMTH may be subject to change.

In accordance with the applicable laws and regulations, the Company plans to cancel all of its treasury shares which will have been held by the Company by the time immediately preceding the time SMTH acquires all of the issued shares of the

Company (excluding those shares of the Company owned by SMTH) through the Share Exchange (including the treasury shares to be acquired by the Company through a purchase of shares in response to the exercise of dissenters’ appraisal right requesting for the purchase of shares owned by the dissenting shareholders in connection with the Share Exchange).

(i) Basis for the Financial Analyses

In order to support the respective efforts of the Company and CMTH to ensure the fairness of the exchange ratio of ordinary shares (the “Ordinary Share Exchange Ratio”), the Company has appointed UBS Securities Japan Ltd (“UBS”) and Daiwa Securities Capital Markets Co. Ltd. (“Daiwa”) as its financial advisors, and CMTH has appointed JPMorgan Securities Japan Co., Ltd. (“J.P. Morgan”) and Nomura Securities Co., Ltd. (“Nomura Securities”) as its financial advisors, all of which are independent from the Company and CMTH.

An overview of the financial analyses relating to the Ordinary Share Exchange Ratio performed by UBS, Daiwa, J.P. Morgan and Nomura Securities are set forth in Attachment 3 “Overview of the Financial Analyses by Financial Advisors regarding the Exchange Ratio of Ordinary Shares.” The Company received written opinions (so-called “fairness opinions”) from UBS dated August 24, 2010, and from Daiwa dated August 23, 2010 to the effect that, as of such date, based upon and subject to various assumptions described in Attachment 3 “Overview of the Financial Analyses by Financial Advisors regarding the Exchange Ratio of Ordinary Shares” and certain other assumptions, the agreed upon Ordinary Share Exchange Ratio was fair, from a financial point of view, to the Company’s ordinary shareholders.

CMTH received written opinions (so-called “fairness opinions”) from each of J.P. Morgan and Nomura Securities dated August 23, 2010 to the effect that, as of such date, based upon and subject to various assumptions described in Attachment 3, “Overview of the Financial Analyses by Financial Advisors regarding the Exchange Ratio of Ordinary Shares” and certain other assumptions, the agreed upon Ordinary Share Exchange Ratio was fair, from a financial point of view, to CMTH or CMTH’s ordinary shareholders.

(ii) Background of the Financial Analyses

The Company and CMTH conducted careful negotiations and discussions of the Ordinary Share Exchange Ratio, comprehensively taking into account factors such as the financial position, assets and future prospects of each party, with the Company referring to the financial analyses prepared by UBS and Daiwa, and with CMTH referring to the financial analyses prepared by J.P. Morgan and Nomura Securities. As a result of such negotiations and discussions, the Company and CMTH concluded on August 24, 2010 that the Ordinary Share Exchange Ratio set out in Article 2, Paragraph 1 of the Share Exchange Agreement was appropriate, and they agreed on such ratio.

The Company has confirmed that, for the period up to October 28, 2010, there have been no material changes in the conditions on which the Ordinary Share Exchange Ratio in the Share Exchange was based.

(iii) Relationships with their Financial Advisors

None of UBS, Daiwa, J.P. Morgan or Nomura Securities constitutes a related party of either the Company or CMTH, and none of them has a material interest in the

Share Exchange to be noted herein.

	B)	Preferred Shares

Upon the Share Exchange, SMTH will allot and deliver 1 share of the First Series of Class VII Preferred Shares of SMTH to each share of the First Series of Class II Preferred Shares of the Company. The terms and conditions set out in the terms of issuance of the First Series of Class VII Preferred Shares of SMTH will be as set forth in Exhibit 1 of Attachment 1, “Share Exchange Agreement (Copy),” which are substantially the same as those set out in the terms of issuance of the First Series of Class II Preferred Shares of the Company.

The number of the First Series of Class VII Preferred Shares to be issued by SMTH upon the Share Exchange is 109,000,000 shares, provided that such number of class shares is calculated based on the total number of outstanding shares of the First Series of Class II Preferred Shares of the Company as of September 30, 2010 (109,000,000 shares) and the number of the First Series of Class VII Preferred Shares to be issued by SMTH may be subject to change.

The Company and CMTH have agreed to set out substantially the same terms and conditions in the terms of issuance of the First Series of Class VII Preferred Shares to be newly issued by SMTH, as those set out in the terms of issuance of the First Series of Class II Preferred Shares of the Company, and that 1 share of the First Series of Class VII Preferred Shares of SMTH shall be allotted for each share of the First Series of Class II Preferred Shares issued by the Company, because, among other reasons, no market price exists for the First Series of Class II Preferred Shares of the Company unlike the ordinary shares, and because the First Series of Class II Preferred Shares of the Company are so-called “bond-type.”

The agenda item to amend the Articles of Incorporation of CMTH, which is necessary for SMTH to issue the First Series of Class VII Preferred Shares, will be resolved at the extraordinary general meeting of shareholders and the class shareholders’ meeting of ordinary shareholders of CMTH, both of which will be held on December 22, 2010.

(2)		Reasons for Selecting Ordinary Shares and the First Series of Class VII Preferred Shares of SMTH as Exchange Consideration

	A)	Ordinary Shares

The Company and CMTH selected the ordinary shares of SMTH, which is a wholly owning parent company in the share exchange, as exchange consideration for the ordinary shares of the Company in the Share Exchange.

The Company decided that the ordinary shares of SMTH are appropriate as exchange consideration in the Share Exchange, taking into account that (i) the ordinary shares of CMTH, which will become SMTH as of the effective date of the Share Exchange, are listed on the 1st section of the Tokyo Stock Exchange, Inc. (“TSE”), the 1st section of the Osaka Securities Exchange, Co., Ltd. (“OSE”) and the 1st section of the Nagoya Stock Exchange, Inc. (“NSE”), and have a large trading volume and a high liquidity, and therefore trading opportunities are secured, (ii) if shareholders who hold the Company’s ordinary shares receive the ordinary shares of SMTH as exchange consideration, the shareholders who hold the Company’s ordinary shares may enjoy the synergy generated by the Management Integration, or other benefits from the growth of the new trust bank group brought about by the Management Integration, and (iii) the capital policy, etc. of SMTH after the Share

Exchange.

	B)	Preferred Shares

The Company and CMTH selected the First Series of Class VII Preferred Shares to be newly issued by SMTH, which is a wholly owning parent company in the share exchange, as exchange consideration for the First Series of Class II Preferred Shares issued by the Company in the Share Exchange.

The Company decided that the First Series of Class VII Preferred Shares to be newly issued by SMTH, the terms of issuance of which contain substantially the same terms and conditions as those set out in the terms of issuance of the First Series of Class II Preferred Shares of the Company, are appropriate as exchange consideration for the First Series of Class II Preferred Shares of the Company in the Share Exchange, taking into account (i) the benefits to the shareholders who hold the First Series of Class II Preferred Shares of the Company, which are so-called “bond-type” preferred shares, (ii) the shareholder composition of SMTH after the Share Exchange, and (iii) the capital policy, etc. of SMTH after the Share Exchange.

(3)		Matters Concerning the Reasonableness of the Amounts of Stated Capital and Reserves of SMTH
The Company and CMTH determined that the respective amounts of increase in the stated capital and reserves of SMTH upon the Share Exchange shall be as follows:

(i) The Amount of Stated Capital	0 yen
(ii) The Amount of Capital Reserve	Amount determined separately by SMTH in accordance with Article 39, Paragraph 2 of the Ordinance on Company Accounting.
(iii) The Amount of Retained Earnings Reserve	0 yen

The respective amounts of the stated capital and of the reserves were determined within the range stipulated in the provision of Article 39 of the Ordinance on Company Accounting, with comprehensive consideration of the capital policy of SMTH and other circumstances and upon consultation between the Company and CMTH, and we believe them to be reasonable.

4.	Matters for Reference Concerning the Exchange Consideration
(1)	Provisions of Articles of Incorporation of CMTH

The provisions of the Articles of Incorporation of CMTH are as is stated in Attachment 4, “Articles of Incorporation of Chuo Mitsui Trust Holdings, Inc.” The Articles of Incorporation stated in Attachment 4 are the details of the Articles of Incorporation of CMTH at present, and after the Share Exchange, they will be changed as is stated in Attachment 5, “Proposed Amendment to the Articles of Incorporation of Chuo Mitsui Trust Holdings, Inc.” at the extraordinary general meeting of shareholders and the class shareholders’ meeting of CMTH, both of which will be held on December 22, 2010, pursuant to the provision of Article 9, Paragraph 1 of the Share Exchange Agreement.

(2)		Matters Concerning the Method of Realization of the Exchange Consideration

	A)	Market on which the Exchange Consideration is traded
(i)	Ordinary Shares Ordinary shares of CMTH are traded on the 1st section of TSE, the 1st section of OSE and the 1st section of NSE.

(ii)	Preferred Shares Not Applicable.
B)	Mediator, Broker or Agent for Trading of the Exchange Consideration
(i)	Ordinary Shares Ordinary shares of CMTH are mediated, brokered, etc. for trading at each securities company, etc. across the country.

(ii)	Preferred Shares Not Applicable.
C)	Details of Limitations on Transfer or Other Dispositions in respect of the Exchange Consideration
(i)	Ordinary Shares Not Applicable.

(ii)	Preferred Shares Not Applicable.
(3)		Matters Concerning Market Price of the Exchange Consideration

	A)	Ordinary Shares

Price trends of the ordinary shares of CMTH on the 1st section of the TSE for the last six months are as follows.

Month	May 2010	June	July	August	September	October
Highest Share Price (yen)	356	348	336	318	299	315
Lowest Share Price (yen)	313	311	290	296	275	273

The market price, trends thereof and other matters regarding the ordinary shares of CMTH can be seen in stock price information and chart display, etc., disclosed by TSE, at the following URL:

http://www.tse.or.jp/

B)	Preferred Shares

Not Applicable.
5.	Matters Concerning Financial Statements, etc.
(1)	Details of Financial Statements, etc. for the Most Recent Fiscal Year (Ended March 2010) of CMTH As stated in Attachment 6.

(2)	Details of Events that Occurred to CMTH and the Company After the End of the Most Recent Fiscal Year that Exert Material Effect on the Condition of Company Property
(i)	CMTH Not Applicable.

(ii)	The Company Not Applicable.
6.	Matters Concerning the Resolution of this Agenda

The resolution of this agenda shall lose its effect if the Share Exchange is cancelled or the Share Exchange Agreement ceases to be effective in accordance with the matters provided in Article 12 (Change of Terms and Conditions of Share Exchange and Cancellation of Share Exchange) or Article 13 (Validity of this Agreement) of the Share Exchange Agreement.

Attachment 1
Share Exchange Agreement (Copy)
Chuo Mitsui Trust Holdings, Inc. (scheduled to be renamed Sumitomo Mitsui Trust Holdings, Inc. on April 1, 2011, address: 33-1, Shiba 3-chome, Minato-ku, Tokyo; “CMTH”) and the Sumitomo Trust and Banking Company, Limited. (address: 5-33, Kitahama 4-chome, Chuo-ku, Osaka-shi, Osaka; “STB”) have entered into this share exchange agreement, as of August 24, 2010, as follows (this “Agreement”).
Article 1     (Share Exchange)

STB shall conduct a statutory share exchange (kabushiki kokan), in accordance with the provisions of this Agreement, through which CMTH will become a wholly owning parent company of STB and STB will become a wholly owned subsidiary of CMTH (the “Share Exchange”), and CMTH shall acquire all of the issued shares of STB (excluding the shares of STB owned by CMTH).

Article 2     (Shares to be Delivered upon Share Exchange and Allotment of Shares)
1.
Upon the Share Exchange, CMTH shall deliver to common shareholders of STB (excluding CMTH) at the time immediately preceding the time CMTH acquires all of the issued shares of STB (excluding the shares of STB owned by CMTH) through the Share Exchange (the “Base Time”), in exchange for shares of STB common stock, the number of shares of CMTH common stock calculated by multiplying the total number of shares of STB common stock held by common shareholders of STB by 1.49.

2.
Upon the Share Exchange, CMTH shall deliver to holders of shares of the First Series of STB Class II Preferred Stock (“STB Preferred Stock”) entered or recorded on STB’s register of shareholders at the Base Time (“STB Preferred Shareholder”) (excluding CMTH), in exchange for             shares of STB Preferred Stock, the same number of shares of the First Series of CMTH Class VII Preferred Stock (the terms of issuance of which are stated in Exhibit 1; “CMTH Preferred Stock”) as the total number of shares of STB Preferred Stock held by STB Preferred Shareholder.

3.
Upon the Share Exchange, CMTH shall allot shares of CMTH common stock to the common shareholders of STB at the Base Time (excluding CMTH), and such allotment shall be made at the ratio of 1.49 shares of CMTH common stock for each share of STB common stock held by such shareholders.

4.
Upon the Share Exchange, CMTH shall allot shares of CMTH Preferred Stock to STB Preferred Shareholder entered or recorded on STB’s register of shareholders at the Base Time (excluding CMTH), and such allotment shall be made at the ratio of one share of CMTH Preferred Stock for each share of STB Preferred Stock.

Article 3     (Amount of Stated Capital and Reserves)
The amount of increase in the stated capital and reserves of CMTH upon the Share

Exchange are as follows:
(1)	Stated capital 0 yen

(2)	Capital reserve Amount determined separately by CMTH in accordance with Article 39, Paragraph 2 of the Ordinance on Company Accounting.

(3)	Retained earnings reserve 0 yen
Article 4     (Effective Date)

The date on which the Share Exchange takes effect (the “Effective Date”) shall be April 1, 2011; provided, however, that CMTH and STB may, upon negotiation and agreement with each other, change such date, if necessary, in light of the progress of procedures for the Share Exchange or for any other reason.

Article 5     (General Meetings of Shareholders Approving the Share Exchange Agreement)
1.
CMTH shall seek a resolution approving this Agreement at the extraordinary general meeting of shareholders and the class shareholders’ meeting of common shareholders of CMTH both scheduled to be held on December 22, 2010.

2.
STB shall seek a resolution approving this Agreement at the extraordinary general meeting of shareholders, the class shareholders’ meeting of common shareholders of STB and the class shareholders’ meeting of STB Preferred Shareholders each scheduled to be held on December 22, 2010; provided, however, that this will not apply if, pursuant to Article 319, Paragraph 1 of the Companies Act, as applied mutatis mutandis pursuant to Article 325 of the Companies Act, the approval of this Agreement at the class shareholders’ meeting of STB Preferred Shareholders is deemed to have been obtained.

3.
CMTH and STB may, upon negotiation and agreement with each other, change the scheduled dates of the shareholders’ meetings stated in the preceding two Paragraphs, if necessary, in light of the progress of procedures for the Share Exchanges or for any other reason.

Article 6     (Management of Company Assets)

During the period after the date of execution of this Agreement and before the Effective Date, CMTH and STB shall manage and operate their respective businesses and assets with the due care of a prudent manager, and CMTH and STB shall negotiate and agree with each other before taking any action that could materially affect their assets or rights and obligations.

Article 7     (Limit of Payment of Dividends from Surplus)
1.	Each of CMTH and STB may, in accordance with their respective existing dividend policies, make payments of dividends from surplus to the common shareholders or the registered stock pledgees with respect to shares of common stock entered or recorded on their respective final register of shareholders at the close of September 30, 2010 up to the following amount:

(1)	8 yen per share, 13,267,410,136 yen in the aggregate for CMTH; and

(2)	10 yen per share, 16,751,285,460 yen in the aggregate for STB.
2.
STB may make payments of dividends from surplus to the STB Preferred Shareholders or the registered stock pledgees with respect to shares of STB Preferred Stock entered or recorded on the final register of shareholders at the close of September 30, 2010 up to the amount of 21.15 yen per share and 2,305,350,000 yen in the aggregate.

3.
Each of CMTH and STB may, in accordance with their respective existing dividend policies, make payments of dividends from surplus to the common shareholders or the registered stock pledgees with respect to shares of common stock entered or recorded on their respective final register of shareholders at the close of March 31, 2011 up to the amount calculated by adding the following amount to the amount calculated by subtracting the amount of the dividends from surplus paid in accordance with Paragraph 1 from the amount stated in Paragraph 1:

(1)	8 yen per share, 13,267,410,136 yen in the aggregate for CMTH; and

(2)	10 yen per share, 16,751,285,460 yen in the aggregate for STB.
4.
STB may make payments of dividends from surplus to the STB Preferred Shareholders or the registered stock pledgees with respect to shares of STB Preferred Stock entered or recorded on the final register of shareholders at the close of March 31, 2011 up to the amount of 21.15 yen per share and 2,305,350,000 yen in the aggregate.

5.
If, after the execution of this Agreement, CMTH and STB intend to make payments of dividends from surplus on a record date prior to the Effective Date, CMTH and STB shall obtain the written consent of the other party, except as provided for in the preceding Paragraphs.

Article 8     (Cancellation of Treasury Stock)

STB shall cancel all of its treasury stock to be held by STB by the Base Time (including the treasury stock to be acquired by STB through a purchase of shares in response to the exercise of dissenters’ appraisal right requesting for the purchase of shares owned by the dissenting shareholders in connection with the Share Exchange) in accordance with laws and regulations.

Article 9     (Articles of Incorporation and Officers of CMTH on and after Effective Date)
1.
CMTH shall, at the extraordinary general meeting of shareholders provided for in Article 5, Paragraph 1 (including the class shareholders’ meeting, which is provided for in Article 5, Paragraph 1, if required by laws and regulations), seek a resolution approving the amendments to its Articles of Incorporation to (i) change its trade name to MITSUI SUMITOMO TRUST HOLDINGS KABUSHIKI KAISHA (which shall be written as Sumitomo Mitsui Trust Holdings, Inc., in English); (ii) change the location of its head office to Chiyoda-ku, Tokyo; (iii) add the contents of CMTH Preferred Stock;

and (iv) make other changes as agreed by and between CMTH and STB, which amendments shall be made as of the Effective Date, on the condition that the Share Exchange takes effect.

2.
CMTH and STB shall separately negotiate and agree on the composition of officers of CMTH as of the Effective Date. The number of candidates for directors to be nominated by CMTH shall be the same as the number of candidates for directors to be nominated by STB. The number of candidates for corporate auditors to be nominated by CMTH shall be the same as the number of candidates for corporate auditors to be nominated by STB. CMTH shall, at the extraordinary general meeting of shareholders provided for in Article 5, Paragraph 1, seek a resolution approving the election, as of the Effective Date, on the condition that the Share Exchange takes effect, of the candidates to be newly elected as directors and corporate auditors of CMTH based on the above-mentioned agreement. In addition, CMTH and STB shall respectively conduct any and all acts to be required to make the composition of officers of CMTH as of the Effective Date be the composition based on the above-mentioned agreement.

Article 10     (Amendments to Articles of Incorporation of STB)

STB shall, at the extraordinary general meeting of shareholders provided for in Article 5, Paragraph 2, seek a resolution approving the amendments to its Articles of Incorporation to delete, as of March 30, 2011, the provisions of the Articles of Incorporation with respect to the record date of ordinary general meetings of shareholders of STB on the condition that, prior to March 30, 2011, this Agreement has not become invalid and the Share Exchange has not been canceled.

Article 11     (Granting of Voting Rights to Shareholders of STB)

Prior to the Effective Date, CMTH shall, at a meeting of the Board of Directors of CMTH, make a resolution to the effect that, on the condition that the Share Exchange takes effect, CMTH shall, in accordance with Article 124, Paragraph 4 of the Companies Act, grant voting rights to be exercised at the ordinary general meeting of shareholders of CMTH scheduled to be held in June 2011 to the common shareholders of STB to whom shares of common stock of CMTH are allocated and delivered upon the Share Exchange; provided, however, that this will not apply if the agenda item presented to achieve the amendments to the Articles of Incorporation provided for in Article 10 is not approved at the extraordinary general meeting of shareholders of STB provided for in Article 5, Paragraph 2.

Article 12     (Change of Terms and Conditions of Share Exchange and Cancellation of Share Exchange)
1.
If, during the period after the date of execution of this Agreement and before the Effective Date, (i) there is a material change in the conditions of assets or business operations or rights and obligations of CMTH or STB, (ii) a situation arises or is discovered that materially obstructs the implementation of the Share Exchange, or (iii) some other reason that makes it difficult to achieve the purpose of this Agreement, CMTH and STB may, upon negotiation and agreement with each other, agree to change the terms and conditions of the Share Exchange and the contents of this Agreement or cancel the Share Exchange.

2.
If, at the general meeting of shareholders of CMTH or STB provided for in Article 5, all or part of the resolutions provided for in Article 9 and Article 10 are not adopted, either party to this Agreement may cancel the Share Exchange after negotiation with the other party.

Article 13     (Validity of this Agreement)

This Agreement shall cease to have any effect if this Agreement is not approved at the general meeting of shareholders of CMTH or STB provided for in Article 5, or if any of the approvals from regulatory authorities, which are required by laws and regulations, for the implementation of the Share Exchange, is not obtained.

Article 14     (Matters for Negotiation)

In addition to the matters provided for in this Agreement, any matters necessary with respect to the Share Exchange shall be determined upon negotiation and agreement between CMTH and STB in accordance with the purpose of this Agreement.

[The rest of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed two (2) copies of this Agreement and, upon signing and sealing hereof, each of CMTH and STB retains one (1) copy hereof.
August 24, 2010

CMTH:	CHUO MITSUI TRUST HOLDINGS, INC.
33-1, Shiba 3-chome, Minato-ku, Tokyo
	President: Kazuo Tanabe	[Seal]

STB:	THE SUMITOMO TRUST AND BANKING COMPANY, LIMITED.
5-33, Kitahama 4-chome, Chuo-ku, Osaka
	President & CEO: Hitoshi Tsunekage	[Seal]

Exhibit 1
Terms of Issuance of
First Series of Class VII Preferred Stock of
Sumitomo Mitsui Trust Holdings, Inc.
1.	Type of Stock
First Series of Class VII Preferred Stock of Sumitomo Mitsui Trust Holdings, Inc. (the “Preferred Stock”)
2.	Preferred Dividends
(1) In the case of payments of dividends from surplus as provided for in Article 49, Paragraph 1 of the Articles of Incorporation of the Company, the Company shall pay cash dividends in the amount of 42.30 Japanese Yen per share of the Preferred Shares (the “Preferred Dividends”) to the holders of shares of the Preferred Stock (the “Preferred Shareholders”) or the registered stock pledgees with respect to shares of the Preferred Stock (the “Registered Preferred Stock Pledgees”), in preference to the holders of shares of common stock (the “Common Shareholders”) or the registered stock pledgees with respect to shares of common stock (the “Registered Common Stock Pledgees”) ; provided, however, that if all or part of the Preferred Interim Dividends as provided for in Section 3 or all or part of the Extraordinary Preferred Dividends as provided for in Section 4 have been paid based on a record date falling within the fiscal year that includes such record date for the Preferred Dividends, the amount so paid shall be subtracted from the Preferred Dividends.
(2)
If the amount of cash dividends from surplus paid to the Preferred Shareholders or the Registered Preferred Stock Pledgees is less than the amount of the Preferred Dividends in any fiscal year, such deficiency shall not be carried over for accumulation to subsequent fiscal years.

(3)	The Company shall not pay dividends in excess of the amount of the Preferred Dividends to the Preferred Shareholders or the Registered Preferred Stock Pledgees.
3.	Preferred Interim Dividends
In the case of payments of interim dividends as provided for in Article 50 of the Articles of Incorporation of the Company, the Company shall pay 21.15 Japanese Yen in cash per share of the Preferred Stock (the “Preferred Interim Dividends”) to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders and the Registered Common Stock Pledgees; provided, however, that if all or part of the Extraordinary Preferred Dividends as provided for in the immediately following Section have been paid prior to the record date for the Preferred Interim Dividends and based on a record date falling within the fiscal year that includes such record date for the Preferred Interim Dividends, the amount so paid shall be subtracted from the Preferred Interim Dividends.

4.	Extraordinary Preferred Dividends
In the case of payments of dividends from surplus as provided for in Article 49, Paragraph 2 of the Articles of Incorporation of the Company, the Company shall pay to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees, cash dividends from surplus in the amount per share of the Preferred Stock corresponding to the accrued period (which is obtained by multiplying (i) (a) the number of days included in the period commencing on and including the first day of the fiscal year that includes the record date for such dividend (the “Record Date for the Extraordinary Preferred Dividends”) and ending on and including the Record Date for the Extraordinary Preferred Dividends, divided by (b) 365, by (ii) the amount of the Preferred Dividends (calculation for an amount less than one (1) yen shall be made to the third (3rd) decimal places and shall be rounded off to two (2) decimal places) ) (the “Extraordinary Preferred Dividends”); provided, however, that if all or part of the Preferred Interim Dividends or all or part of other Extraordinary Preferred Dividends have been paid prior to the Record Date for the Extraordinary Preferred Dividends and based on a record date falling within the fiscal year that includes such Record Date for the Extraordinary Preferred Dividends, the amount so paid shall be subtracted from the Extraordinary Preferred Dividends.
5.	Distribution of Residual Assets
(1)
In the case of distributions of residual assets, the Company shall pay 1,000 Japanese Yen per share of the Preferred Stock to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees.

(2)	Other than a distribution provided for in the preceding Item, no distribution of residual assets shall be made to the Preferred Shareholders or the Registered Preferred Stock Pledgees.
6.	Consolidations or Splits of Shares of Preferred Stock; Allotment of Offered Shares, Etc.
(1)	Unless otherwise provided for by laws and ordinances, no consolidations or splits of shares shall be made with respect to shares of the Preferred Stock.

(2)
The Company shall not give the Preferred Shareholders any rights to receive an allotment of offered shares or stock acquisition rights. The Company shall not allot any shares of stock or stock acquisition rights to the Preferred Shareholders without consideration.

7.	Provisions for the Acquisition of Shares of the Preferred Stock for Monetary Consideration
(1)
The Company may, on the date separately provided for by the Board of Directors, which is on or after October 1, 2014 (the “Acquisition Date”), acquire all or part of the shares of the Preferred Stock in exchange for cash in the amount obtained by adding 1,000 yen per share to the amount equivalent to the accrued dividend from surplus (which is obtained by multiplying (i) (a) the number of days included in the period commencing on and including the first day of the fiscal year that includes the Acquisition Date and ending on and including the day immediately preceding the Acquisition Date, divided by (b) 365, by (ii) the amount of the Preferred Dividends (calculation for an amount less than one (1) yen shall be made to the third (3rd) decimal places and shall be rounded off to two (2) decimal places)); provided, however, that if all or part of the Preferred Interim Dividends or all or part of the Extraordinary Preferred Dividends have been paid, during the fiscal year that includes the Acquisition Date, based on a record date that is on or prior to the day immediately preceding the Acquisition Date, the amount so paid shall be subtracted from the amount of accrued dividend from surplus.

(2)
In the event that a part of the shares of the Preferred Stock is acquired in accordance with the preceding Item, the shares of preferred stock to be acquired shall be decided by lottery or by proportional allotment.

8.	Voting Rights
The Preferred Shareholders shall not be entitled to vote at a general meeting of shareholders; provided, however, that the Preferred Shareholders shall have voting rights from (i) the ordinary general meeting of shareholders in case an agendum to the effect that the Preferred Dividends as provided for in Section 2, Item (1) shall be paid to the Preferred Shareholders is not submitted at such meeting or (ii) the closing of the ordinary general meeting of shareholders in case such agendum is submitted at such meeting but is rejected, until the time when the resolution is made to the effect that the Preferred Dividends shall be paid to the Preferred Shareholders.
9.	Order of Priority
The Preferred Stock shall rank pari passu with other classes of preferred stock (in this Section, “preferred stock” means the preferred stock provided for in Article 6 of the Articles of Incorporation of the Company) issued by the Company with respect to the payment of the Preferred Dividends, the Preferred Interim Dividends, the Extraordinary Preferred Dividends and residual assets of the Preferred Stock.
10.	Period of Limitations for Dividends
If any dividends remain unreceived after five (5) years from the day on which such dividends shall have become due and payable, the Company shall be relieved of its obligation to pay such dividends.
(Note)
The numbers of Articles and Paragraphs of the Articles of Incorporation of the Company referred to in this Terms of issuance are the numbers of Articles and Paragraphs of the

Articles of Incorporation of the Company as of the date of execution of this Agreement, and if such numbers are changed, the numbers referred to in this Terms of issuance shall be read as the numbers after such change.

Attachment 2
Memorandum on Share Exchange Agreement (Copy)
Chuo Mitsui Trust Holdings, Inc. (“CMTH”) and The Sumitomo Trust and Banking Company, Limited (“STB”) have entered into this Memorandum on Share Exchange Agreement (this “Memorandum”) as of October 28, 2010 as follows regarding the share exchange agreement as of August 24, 2010 between CMTH and STB (the “Share Exchange Agreement”). Unless otherwise provided for in this Memorandum, the terms used in this Memorandum have the meaning set forth in the Share Exchange Agreement.
Article 1	Composition of Officers of CMTH as of the Effective Date
Pursuant to Paragraph 2 of Article 9 of the Share Exchange Agreement, CMTH and STB agree on the composition of officers of CMTH as of the Effective Date as described below.

(1)	Directors

	Chairman	Hitoshi Tsunekage
	President	Kazuo Tanabe
	Director	Jun Okuno
	Director	Kiyoshi Mukohara
	Director	Kunitaro Kitamura
	Director	Akio Otsuka
	Director	Nobuo Iwasaki
	Director	Junichi Sayato
	Director	Shinji Ochiai
	Director	Tetsuo Ohkubo

(2)	Corporate auditors

	Auditor	Teruhiko Sugita
	Auditor	Tetsuo Amano
	External auditor	Hitoshi Maeda
	External auditor	Hiroyuki Nakanishi
	External auditor	Toshio Hoshino
	External auditor	Yasuhiko Takano
Article 2	Continuation of Composition of Officers
Unless there are any special circumstances, CMTH and STB agree that the directors to be elected at the general meeting of shareholders of CMTH scheduled to be held in June 2011 are as provided for in Article 1 and that CMTH proposes an agenda item for election of officers for that purpose.
Article 3	Relationship with the Share Exchange Agreement
This Memorandum constitutes part of, and is not severable from, the Share Exchange Agreement as agreement set forth in Paragraph 2 of Article 9 of the Share Exchange Agreement.
[The rest of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed two (2) copies of this Memorandum and, upon signing and sealing hereof, each of CMTH and STB retains one (1) copy hereof.
October 28, 2010

CMTH:	Chuo Mitsui Trust Holdings, Inc.
33-1, Shiba 3-chome, Minato-ku, Tokyo
President: Kazuo Tanabe

STB:	The Sumitomo Trust and Banking Company, Limited
5-33, Kitahama 4-chome, Chuo-ku, Osaka
President & CEO: Hitoshi Tsunekage

Attachment 3
Overview of the Financial Analyses by Financial Advisors
regarding the Exchange Ratio of Ordinary Shares
1. UBS
UBS, as part of the process of preparing its written opinion referred to below, performed an analysis of historical trading ratios, an analysis of selected publicly traded Japanese major banks, a contribution analysis and a discounted cashflow (“DCF”) analysis. In its historical trading ratio analysis, UBS derived the ratio for the historical share price of the Company to the historical share price of CMTH (“historical trading ratio”) based on the closing share price of each company on August 17, 2010 (the “Base Date”), which is one day prior to a press leak about the proposed exchange ratio, and the average daily closing share prices of each company for the one-week, one-month, three-month and six-month periods up to and including the Base Date. In its DCF analysis, UBS calculated a range of implied equity values for the Company, for CMTH, and for the synergies projected to result from the Management Integration. Among other information that UBS derived from its DCF analysis, UBS derived a range of implied Common Share Exchange Ratio (“Implied Exchange Ratios”) using these implied equity values. The DCF analysis was conducted based on projections of future cash flow, calculated as net income to common stock plus capital adjustments to maintain required capital, using financial forecasts and estimates prepared by the managements of both CMTH and the Company that UBS was directed to use by the board of directors of the Company (the “Company’s Board”). A summary of the historical trading ratio analysis is presented in the table below, together with the range of Implied Exchange Ratios derived from the DCF analysis. Although UBS considered all of the analyses it performed, UBS did not derive a range of Implied Exchange Ratios based on the analysis of selected publicly traded Japanese major banks or the contribution analysis.

Analysis Method	Range of Historical Trading Ratios / Range of Implied Exchange Ratios
Historical Trading Ratio Analysis
Base Date	1.48
1 week	1.50
1 month	1.52
3 month	1.49
6 month	1.53
DCF Analysis	1.06 — 1.68

UBS delivered to the Company’s Board a written opinion (“UBS’s Opinion”) that, as of August 24, 2010, and based upon and subject to various significant assumptions, disclaimers, matters considered and limitations described in UBS’s Opinion, including the assumptions, limitations and disclaimers described in “Note” below, the Common Share Exchange Ratio agreed upon in the Share Exchange Agreement was fair, from a financial point of view, to the holders of the Company’s common shares. UBS provided its advisory services and UBS’s Opinion for the information and assistance of the Company’s Board in connection with its consideration of the Share Exchange and UBS’s Opinion does not constitute a recommendation as to how any holder of the Company’s common shares should vote with respect to the Share Exchange or any other matter. UBS did not recommend any particular Common Share Exchange Ratio to the Company or the Company’s Board as the only appropriate Common Share Exchange Ratio.
UBS’s analyses and opinion are necessarily based on economic, financial, market and other conditions as in effect on, and the information made available to UBS as of, August 24, 2010, and UBS assumes no responsibility for updating, revising or reaffirming its analyses or opinion based on circumstances, developments or events occurring after the date thereof. With respect to the financial forecasts, estimates and synergies prepared by the managements of the Company and CMTH which were provided to UBS and which the Company’s Board directed UBS to use for purposes of its analyses, UBS assumed, at the direction of the Company’s Board, that such financial forecasts, estimates and synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and CMTH. In addition, UBS assumed, with the approval of the Company’s Board, that such financial forecasts and estimates, including synergies, would be achieved at the times and in the amounts projected.
(Note)
UBS has acted as financial advisor to the Company in connection with the Management Integration. UBS will receive a fee for its services, a portion of which is contingent upon consummation of the Share Exchange and a further portion of which is contingent upon the consummation of a merger of the Company, Chuo Mitsui Asset Trust and Banking Company, Limited and The Chuo Mitsui Trust and Banking Company, Limited. The Company has also agreed to indemnify UBS for certain liabilities arising out of its engagement. In the past, UBS and its affiliates have provided investment banking services to the Company and CMTH and their respective affiliates unrelated to the proposed Management Integration, for which UBS and its affiliates received compensation, including having acted as a financial advisor to the Company on (i) the merger between Sumitomo Trust Leasing Co., Ltd, a wholly owned subsidiary of the Company, and

Sumishin Panasonic Financial Services Co., Ltd., and (ii) the Company’s acquisition of Nikko Asset Management Co., Ltd. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and CMTH and their respective affiliates and, accordingly, may at any time hold a long or short position in such securities. The issuance of UBS’s Opinion was approved by authorized committees of UBS and UBS Securities LLC.
The foregoing summary is not a complete description of all analyses performed and factors considered by UBS in connection with UBS’s Opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. UBS believes that its analyses, a portion of which are summarized above, must be considered as a whole and that selecting portions of its analyses or focusing on information presented in tabular format could create an incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
UBS’s Opinion did not address the relative merits of the Management Integration or any related transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Management Integration or any related transaction. The Company’s Board did not ask UBS to, nor did UBS, offer any opinion (i) as to the terms, other than the Common Share Exchange Ratio to the extent expressly specified in UBS’ Opinion, of the agreement which includes various terms of the Management Integration (the “Agreement”) or the form of the Management Integration or any related transaction, or (ii) as to the fairness to, or any other consideration to, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company’s common shares. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Management Integration, or any class of such persons, relative to the Common Share Exchange Ratio. UBS expressed no opinion as to the price at which the Company’s common shares would trade following the announcement of the Agreements or what the value of SMTH (currently CMTH) common shares would be when issued pursuant to the Share Exchange or the price at which SMTH common shares, CMTH common shares or the Company’s common shares would trade at any time. In rendering UBS’s Opinion, UBS assumed, with the consent of the Company, that (i) the final executed form of the Agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the Agreement would comply with all material terms of the Agreement, and (iii) the Management Integration would be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Management Integration would be obtained without any material adverse effect on the Company, CMTH or the Management Integration. UBS was not authorized to solicit and did not solicit indications of interest in a transaction with the Company from any third party.
In connection with the review of UBS, with the consent of the Company’s Board, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of UBS’s opinion. In addition, with the consent of the Company’s Board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company and CMTH, nor was UBS furnished with any such evaluation or appraisal. UBS is not an expert in the evaluation of individual financial assets, such as loan or lease portfolios or allowances for losses with respect thereto, and was not requested to conduct, and did not conduct, a review of individual credit files, and have been advised and therefore have assumed that such allowances for the Company and CMTH are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses.
UBS’s Opinion was based upon financial information prepared in accordance with generally accepted accounting principles in Japan (“Japan GAAP”). UBS did not review any financial information prepared by the Company or CMTH in accordance with International Financial Reporting Standards (“IFRS”) for the purpose of UBS’s analyses and did not take account of any differences between Japan GAAP and IFRS in its analyses. UBS also assumed, with the consent of the Company, that the Share Exchange would qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes. UBS’s Opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of UBS’s Opinion.
2. Daiwa Securities Capital Markets
Daiwa performed a stock price analysis and a discounted cash flow (“DCF”) analysis. The results of the analyses are shown in the table below. Each of the Common Share Exchange Ratio ranges represents the range of the number of shares of SMTH (currently CMTH) common stock that are to be allotted for each share of the Company’s common stock, based on the result of the relevant analysis.
In performing the stock price analysis, Daiwa set August 17th, 2010 as a reference date, and used the closing share prices as of the reference date and the average daily closing prices for the one-month, three-month and six-month periods ending on the reference date.

Analysis Method			Range of the Company’s Common Share Exchange Ratios
1.	Stock Price Analysis	1.48	~	1.53
	Reference date		1.48
	1 month before the reference date		1.52
	3 months before the reference date		1.49
	6 months before the reference date		1.53
2.	DCF Analysis	1.36	~	1.55

In performing its analyses, Daiwa assumed and relied on the accuracy and completeness of all information that Daiwa reviewed or analyzed, and did not verify or assume any obligation to independently verify the accuracy or completeness of such information. Daiwa did not undertake a separate evaluation, appraisal or assessment of any of the assets or liabilities, on an aggregate or individual basis, of the Company or CMTH and their respective affiliates (including, but not limited to, financial derivative products, off-balance-sheet assets and liabilities and other contingent liabilities), nor did Daiwa make any request to a third party for any such valuation, appraisal or assessment. Daiwa assumed that the business plans, financial forecasts and other information furnished to Daiwa by the Company and CMTH were prepared according to reasonable procedures, and reflect the best currently available estimates and judgment of the managements of the Company and CMTH respectively, and, with the Company’s consent, Daiwa relied on such information without independent verification. Daiwa’s analyses were based upon financial, economic, market and other conditions as they existed as of August 23, 2010, and relied on information made available to Daiwa by such date.
Daiwa delivered a written opinion to the board of directors of the Company, dated August 23, 2010, stating that, as of such date, the Common Share Exchange Ratio was fair, from a financial point of view, to the holders of the Company’s common stock, subject to the conditions set forth above and certain other conditions.
3. J.P. Morgan
J.P. Morgan performed an average share price analysis, as well as a dividend discount model (“DDM”) analysis based on the projections for CMTH and the Company furnished to J.P. Morgan by CMTH and prepared by the managements of CMTH and the Company, and a contribution analysis based on publicly available information and the projections for CMTH and the Company. The calculated ranges of the Common Share Exchange Ratio based on each method are as indicated below. The calculated ranges of the Common Share Exchange Ratio below show the range of the number of shares of the SMTH (currently CMTH) common stock to be allotted for each share of common stock of the Company.
In performing the average share price analysis, J.P. Morgan used August 17, 2010, one business day prior to the date on which a speculation of the share exchange ratio was reported, as the reference date, and reviewed the per share closing price trading data of CMTH and the Company on the reference date, and the 1-month average and 3-month average per share closing prices through the reference date.

	Analysis Method	Calculated Range of Common Share Exchange Ratio
1	Average Share Price Analysis	1.48 ~ 1.52
2	DDM Analysis	1.45 ~ 1.53
3	Contribution Analysis	1.36 ~ 1.59

J.P. Morgan delivered to the Board of Directors of CMTH a written opinion that, as of August 23, 2010, and based upon and subject to certain conditions, including the below assumptions, the Common Share Exchange Ratio in the Share Exchange was fair, as of such date, from a financial point of view, to CMTH. The written opinion was provided to the Board of Directors of CMTH in connection with and for the purposes of its evaluation of the Share Exchange. The written opinion does not constitute a recommendation to any shareholder of CMTH as to how such shareholder should vote with respect to the Share Exchange or any other matter.
In providing its opinion and conducting analyses with respect to the Common Share Exchange Ratio, which were the basis for the written opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by CMTH and the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, and J.P. Morgan did not evaluate the solvency of CMTH or the Company under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived there from, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best available estimates and judgments as of the date of its opinion by managements as to the expected future results of operations and financial condition of CMTH and the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based.
The analyses and opinion provided by J.P. Morgan was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of August 23, 2010. It should be understood that subsequent developments may affect such analyses and opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such analyses and opinion. The written opinion was limited to the fairness, from a financial point of view, to CMTH of the Common Share Exchange Ratio in the proposed Share Exchange and J.P. Morgan expressed no opinion as to the fairness of the Share Exchange to the holders of any class of securities, creditors or other constituencies of CMTH or as to the underlying decision by CMTH to engage in the Share Exchange. J.P. Morgan expressed no opinion as to the price at which common stock of SMTH (currently CMTH) or the Company will trade at any future time.
Supplementary explanation was provided by J.P. Morgan regarding assumptions and disclaimers for its analyses and opinion. Please see (Note) below for more detail.
(Note)
J.P. Morgan also assumed that the Share Exchange and the other transactions contemplated by the agreement which includes various terms of the Management Integration (the “Agreement”) would qualify as a tax-free reorganization for Japanese income tax purposes, and would be consummated as described in the Agreement, and that the definitive Agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by CMTH and the Company in the Agreement and any related agreements were and would be true and correct in all respects material to its analysis, and that CMTH would have no exposure under any indemnification obligations contained within the Agreement or any related agreements in any amount material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to CMTH with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Share Exchange would be obtained without any adverse effect on CMTH or the Company or on the contemplated benefits of the Share Exchange.
The projections for CMTH and the Company furnished to J.P. Morgan by CMTH were prepared by the managements of CMTH and the Company. Neither CMTH nor the Company publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Share Exchange, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of managements, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Share Exchange, or any class of such persons relative to the Common Share Exchange Ratio in the Share Exchange or with respect to the fairness of any such compensation.
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form a view as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.
J.P. Morgan acted as financial advisor to CMTH with respect to the proposed Share Exchange and will receive a fee from CMTH for its services, a substantial portion of which will become payable only if the proposed Share Exchange is consummated. In addition, CMTH agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of its engagement. During the two years preceding the date of the written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with CMTH and the Company for which J.P. Morgan and such affiliates have received customary compensation. In such period, J.P. Morgan acted as agent to The Chuo Mitsui Trust and Banking Company, Limited with respect to its buyback of perpetual subordinated debt obligations, and has entered into various derivatives transactions with CMTH and the Company. In addition, commercial banking affiliates of J.P. Morgan receive customary compensation or other financial benefits from CMTH or from the Company for treasury services. In the ordinary course of businesses of J.P. Morgan, J.P. Morgan and its affiliates may actively trade the debt and equity securities of CMTH or the Company for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.
4. Nomura Securities
Nomura Securities performed average market price analysis, comparable peer company analysis, dividend discount model analysis (“DDM Analysis”) and contribution analysis calculations with respect to CMTH and the Company. The calculation results based on each analysis are briefly summarized as follows. The calculated ranges of the Common Share Exchange Ratio provided below show the ranges of the number of shares of SMTH (currently CMTH) common stock that are to be allotted for each share of the Company’s common stock.
For the average market price analysis, Nomura Securities made calculations based on the closing stock price on August 17, 2010 (the “Reference Date”), the average closing stock prices for the five (5) business days from August 11, 2010 up to the Reference Date, the average closing stock prices for the twelve (12) business days from August 2, 2010 (after each of CMTH and the Company released its financial results for the 1st Quarter of Fiscal Year 2010) up to the Reference Date, the average closing stock prices for the one month from July 20, 2010 up to the Reference Date, the average closing stock prices for the three (3) months from May 18, 2010 up to the Reference Date, and the average closing stock prices for the six (6) months from February 18, 2010 up to the Reference Date.

	Analysis Method	Calculated Range of Common Share Exchange Ratio
1	Average Market Price Analysis	1.48 ~ 1.53
2	Comparable Peer Company Analysis	1.21 ~ 1.59
3	DDM Analysis	1.38 ~ 1.58
4	Contribution Analysis	1.12 ~ 1.68

In performing its analysis, Nomura Securities used information provided by CMTH as well as publicly available information. Nomura Securities has assumed that all such materials and information are accurate and complete and has not conducted any independent verification of their accuracy and completeness. In addition, Nomura Securities has not conducted any independent evaluation, appraisal or assessment of the assets or liabilities (including contingent liabilities) of either CMTH, the Company, or their respective affiliates, including analysis and evaluation of individual assets and liabilities, or appointed any third party for appraisal or assessment. Nomura Securities’ Common Share Exchange Ratio calculations reflect information and economic conditions as of August 23, 2010, and Nomura Securities has assumed that the financial forecasts (including profit plans and other information) provided by CMTH and the Company to Nomura Securities have been reasonably prepared by the managements of each of CMTH and the Company on a basis reflecting the best currently available estimates and judgments of CMTH and the Company.
Nomura Securities rendered its opinion to CMTH, dated August 23, 2010, stating that from a financial point of view, the agreed upon number of shares of SMTH (currently CMTH) common stock to be allotted for each share of the Company’s common stock is fair to the holders of CMTH common stock, subject to the conditions set forth above and certain other conditions.

Attachment 4
Articles of Incorporation of Chuo Mitsui Trust Holdings, Inc.
CHAPTER I.    GENERAL PROVISIONS
Article 1.	(Trade Name)
The name of the Company shall be CHUO MITSUI TRUST HOLDINGS KABUSHIKI KAISHA, which shall be written as Chuo Mitsui Trust Holdings, Inc., in English.
Article 2.	(Purposes)
The purposes of the Company shall be to engage in the following businesses as a bank holding company:
1.
Management of banks, trust banks, specialized securities companies, insurance companies and other companies that are permitted to become, or to be established as, subsidiaries under the Banking Act; and

2.	Any business incidental to the business mentioned in the preceding Item.
Article 3.	(Location of Head Office)
The Company shall have its head office in Minato-ku, Tokyo.
Article 4.	(Governing Bodies)
The Company shall have the following governing bodies in addition to general meetings of shareholders and Directors:
1.	Board of Directors;

2.	Auditors;

3.	Board of Auditors; and

4.	Accounting Auditor.
Article 5.	(Method of Public Notice)
Public notices given by the Company shall be electronic public notices; provided, however, that if the Company is unable to issue an electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be made by placing them in the Nihon Keizai Shimbun published in Tokyo.
CHAPTER II.    SHARES
Article 6.	(Total number of Shares Authorized to be Issued)
The total number of shares authorized to be issued by the Company shall be four billion one hundred and ninety-three million three hundred and thirty-two thousand four hundred and thirty-six (4,193,332,436) shares, the detail of which shall be as set forth below.
Common stock: 4,068,332,436 shares
Class V preferred stock: 62,500,000 shares
Class VI preferred stock: 62,500,000 shares
Article 7.	(Number of Shares Constituting One Unit)
The number of shares constituting one unit of shares of the Company shall, with respect to all classes of shares, be one thousand (1,000) shares.
Article 8.	(Purchase of Shares Constituting Less Than One Unit)
A shareholder of shares constituting less than one unit may request the Company to sell to the shareholder such number of shares that will, when combined with the shares less than one unit already held by such shareholder, constitute one unit pursuant to the Share Handling Regulations.
Article 9.	(Record Date)
In addition to the record dates provided for in these Articles of Incorporation, the Company may, by a resolution of the Board of Directors, fix a record date whenever necessary upon giving prior public notice.
Article 10.	(Administrator of Shareholder Registry)
1.      The Company shall have an Administrator of Shareholder Registry.
2.      The Administrator of Shareholder Registry and its place of share handling business shall be decided by a resolution of the Board of Directors and a public notice thereof shall be given.
3.      Preparing, keeping and other administrative matters of, or relating to, the register of shareholders and the register of stock acquisition rights of the Company shall be entrusted to the Administrator of Shareholder Registry, and the Company shall not handle any such matters.

Article 11.	(Share Handling Regulations)
Matters pertaining to the handling of shares of the Company and the fees therefor shall be governed by the Share Handling Regulations to be enacted by the Board of Directors, in addition to laws and ordinances or these Articles of Incorporation.
CHAPTER III.    PREFERRED STOCK
Article 12.	(Preferred Dividends)
1.      In the case of payment of dividends from surplus as provided for in Article 49, Paragraph 1 hereof, the Company shall pay to the holders of shares of preferred stock (hereinafter referred to as the “Preferred Shareholders”) or registered stock pledgees with respect to shares of preferred stock (hereinafter referred to as the “Registered Preferred Stock Pledgees”), in preference to the holders of shares of common stock (hereinafter referred to as the “Common Shareholders”) or registered stock pledgees with respect to shares of common stock (hereinafter referred to as the “Registered Common Stock Pledgees”) cash dividends from surplus in an amount as provided below (hereinafter referred to as the “Preferred Dividends”); provided, however, that if all or part of the Preferred Interim Dividends as provided for in the next Article or preferred dividends paid from surplus as provided for in Article 49, Paragraph 2 have been paid at the record date belonging to the fiscal year which includes the dividend record date, the amount so paid shall be subtracted from the Preferred Dividends:

Class V preferred stock:	For each share of Class V preferred stock, the amount obtained by multiplying the subscription price by the dividend rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the dividend rate shall be a fixed dividend rate, a floating dividend rate or a combination of both. The maximum fixed dividend rate shall be ten percent (10%) per annum and the maximum floating dividend rate per annum shall be the rate obtained by adding five percent (5%) to the interest rate benchmarks generally used for issuance of securities (LIBOR, TIBOR, or Swap Rate, etc.). The maximum subscription price for each share of Class V preferred stock shall be JPY 1,600.
Class VI preferred stock:	For each share of Class VI preferred stock, the amount obtained by multiplying the subscription price by the dividend rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the dividend rate shall be a fixed dividend rate, a floating dividend rate, or a combination of both. The maximum fixed dividend rate shall be ten percent (10%) per annum, and the maximum floating dividend rate per annum shall be the rate obtained by adding five percent (5%) to the interest rate benchmarks generally used for issuance of securities (LIBOR, TIBOR, or Swap Rate, etc.). The maximum subscription price for each share of Class VI preferred stock shall be JPY 1,600.
2.      If the amount of dividends from surplus paid to the Preferred Shareholders or the Registered Preferred Stock Pledgees is less than the amount of the Preferred Dividends in any fiscal year, such deficiency shall not be carried over for accumulation to the subsequent fiscal years.
3.      The Company shall not pay dividends in excess of the amount of the Preferred Dividends to the Preferred Shareholders or the Registered Preferred Stock Pledgees.
Article 13.	(Preferred Interim Dividends)
In the case of payment of interim dividends as provided for in Article 50 hereof, the Company shall pay to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees, one-half of the amount of the Preferred Dividends (hereinafter referred to as the “Preferred Interim Dividends”); provided, however, that if preferred dividends paid from surplus as provided for in Article 49, Paragraph 2 have been paid prior to the record date for the interim dividend, to the Preferred Shareholders of record as of the record date belonging to the same fiscal year, the amount so paid shall be subtracted from the Preferred Interim Dividends.
Article 14.	(Distribution of Residual Assets)
1.      In the case of distribution of residual assets, the Company shall pay the following amounts to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees;

Class V preferred stock:	For each share of Class V preferred stock, the amount obtained by multiplying the subscription price by the rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the maximum rate shall be one hundred and twenty percent (120%) and the minimum rate shall be eighty percent (80%).
Class VI preferred stock:	For each share of Class VI preferred stock, the amount obtained by multiplying the subscription price by the rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the maximum rate shall be one hundred and twenty percent (120%) and the minimum rate shall be eighty percent (80%).

2.      Other than a distribution provided for in the preceding Paragraph, no liquidation distribution of residual assets shall be made to the Preferred Shareholders or the Registered Preferred Stock Pledgees.
Article 15.	(Voting Rights)
The Preferred Shareholders shall not be entitled to vote at a general meeting of shareholders; provided, however, that the Preferred Shareholders shall have voting rights from (i) the ordinary general meeting of shareholders in case an agendum to the effect that the Preferred Dividends as provided for in Article 12, Paragraph 1 hereof (hereinafter the same shall apply in this Article) shall be paid to the Preferred Shareholders is not submitted to such meeting or (ii) the closing of the ordinary general meeting of shareholders in case such agendum is rejected at such meeting, through the time when the resolution is made to the effect that the Preferred Dividends shall be paid to the Preferred Shareholders.
Article 16.	(Consolidation or Splits of Shares; Allotment of Offered Shares, etc.)
1.      Unless otherwise provided by laws and ordinances, no consolidation or splits of shares shall be made with respect to shares of preferred stock.
2.      The Company shall not give the Preferred Shareholders any rights to receive an allotment of offered shares or stock acquisition rights with respect to offered shares or stock acquisition rights. Furthermore the Company shall not make free distribution of any shares of stock or stock acquisition rights to the Preferred Shareholders.
Article 17.	(Provisions for Acquisition)
In respect of the Class V preferred stock and the Class VI preferred stock, the Company may, on or after such day as shall be separately determined by the Board of Directors, acquire all or part of such preferred stock in exchange for an amount of cash as deemed appropriate considering the prevailing market conditions and the amount of liquidation distributions of residual assets pertaining to such preferred stock, etc., as determined by a resolution of the Board of Directors by the time of first issuance of the shares of such preferred stock. In the event that a part of the shares of such preferred stock is acquired, the shares of preferred stock to be acquired shall be decided by lottery or by proportional allotment.
Article 18.	(Order of Priority)
All classes of preferred stock issued by the Company shall rank pari passu with each other with respect to the payment of the Preferred Dividends, the Preferred Interim Dividends, the Dividends of Surplus pursuant to Article 49, Paragraph 2 thereof, and residual assets.

CHAPTER IV.    GENERAL MEETINGS OF SHAREHOLDERS
Article 19.	(Convocation)
1.      An ordinary general meeting of shareholders shall be convened within three (3) months after the close of each fiscal year and an extraordinary general meeting of shareholders may be convened whenever necessary.
2.      An ordinary general meeting of shareholders shall be held in Tokyo’s 23 wards.
Article 20.	(Record Date for Exercise of Voting Rights at Ordinary General Meetings of Shareholders)
1.      The record date for voting rights exercisable at the ordinary general meeting of shareholders shall be March 31 of each year.
2.      With respect to the subject matters of an ordinary general meeting of shareholders, if a resolution of a general meeting of holders of classes of stock consisting of holders of certain classes of stock is required to make such subject matters effective under the provisions of Article 322, Paragraph 1 of the Companies Act, the record date for voting rights exercisable at such general meetings of holders of classes of stock shall be the same as the record date for voting rights exercisable at such ordinary general meeting of shareholders.
Article 21.	(Person Authorized to Convene Meetings and Chairman Thereof)
1.      Unless otherwise provided for by laws and ordinances, general meetings of shareholders shall be convened by the President pursuant to a resolution of the Board of Directors. Should the President fail or be unable to act, another Director shall convene general meetings of shareholders in accordance with the order determined in advance by the Board of Directors.
2.      General meetings of shareholders shall be presided over by the President. In case the President is unable to act, another Director shall act in his/her place in accordance with the order previously determined by the Board of Directors.
Article 22.	(Disclosure by Internet of Reference Documents, etc. for General Meetings of Shareholders and Deemed Provision)
In connection with convocation of a general meeting of shareholders, the Company may deem that the information relating to the matters to be described or shown in the reference documents for the general meeting of shareholders, the business report, the financial statements and the consolidated financial statements, be provided to the shareholders by disclosing such information on the internet as provided in the relevant Ministerial Ordinance of the Ministry of Justice.

Article 23.	(Method of Resolutions)
1.      Unless otherwise provided for by laws and ordinances or by these Articles of Incorporation, resolutions at general meetings of shareholders shall be adopted by a majority of all the voting rights held by the shareholders present thereat who are entitled to exercise the voting rights.
2.      A resolution under Article 309, Paragraph 2 of the Companies Act shall be adopted by two thirds or more of the voting rights held by the shareholders present at a general meeting of shareholders who hold at least one third of the voting rights held by all the shareholders of the Company who are entitled to exercise the voting rights.
Article 24.	(Exercise of Voting Rights by Proxy)
1.      The voting rights of a shareholder may be exercised by one (1) proxy who is also a shareholder of the Company entitled to exercise voting rights at the relevant general meeting of shareholders.
2.      In case of the preceding Paragraph, the shareholder or the proxy shall submit to the Company a document evidencing his/her power of representation at each general meeting of shareholders.
Article 25.	(Minutes of General Meetings of Shareholders)
The gist of proceedings and the results of general meetings of shareholders, and other matters stipulated by laws and ordinances shall be written or recorded in the minutes.
Article 26.	(Class Shareholders Meetings)
The provisions of Article 19, Paragraph 2, and Articles 21, 23 and 24 and previous Article shall apply mutatis mutandis to the general meetings of holders of classes of stock.
CHAPTER V.    DIRECTORS AND BOARD OF DIRECTORS
Article 27.	(Number of Directors)
The Company shall have not more than ten (10) Directors.
Article 28.	(Election or Removal of Directors)
1.      Directors shall be elected or removed at a general meeting of shareholders.

2.      A resolution for the election of Directors shall be adopted at a general meeting of shareholders by a majority of the voting rights held by the shareholders present at the general meeting of shareholders who hold not less than one third of the voting rights of all the shareholders who are entitled to exercise the voting rights. Such resolution may not be adopted by cumulative voting.
3.      A resolution for the removal of Directors shall be adopted at a general meeting of shareholders by a majority of the voting rights held by the shareholders present at the general meeting of shareholders who hold not less than one third of the voting rights of all the shareholders who are entitled to exercise the voting rights.
Article 29.	(Term of Office of Directors)
The term of office of a Director shall expire upon conclusion of the ordinary general meeting of shareholders to be held for the last fiscal year ending within one (1) year after the election of the Director.
Article 30.	(Representative Director)
The Board of Directors shall, by its resolution, elect one (1) or more Representative Director(s), from among the Directors.
Article 31.	(Chairman of the Board, President, Deputy President, Senior Managing Director and Managing Director)
The Board of Directors shall, by its resolution, elect one (1) President from among the Representative Director(s), and, in addition, may elect one (1) Chairman of the Board, one (1) or more Deputy President(s), Senior Managing Director(s) and Managing Director(s) from among the Directors, in case the need arises.
(1)	The Chairman of the Board shall supervise the Board of Directors.

(2)	The President shall execute the business of the Company in accordance with the resolutions of the Board of Directors.

(3)
The Deputy President(s) shall assist the President to execute the business of the Company and shall act in his/her place in accordance with the order previously determined, in case the President is unable to act.

(4)
The Senior Managing Director(s) shall assist the President and the Deputy President(s) to execute the business of the Company and shall act in their place in the order previously determined, in case all of the President and the Deputy President(s) are unable to act.

(5)	The Managing Director(s) shall assist the President, the Deputy President(s) and the Senior Managing Director(s) to execute the business of the Company and shall act in their place in the order previously determined, in case the President, the Deputy President(s) and the Senior Managing Director(s) are all unable to act.
Article 32.	(Convocation of Meetings of the Board of Directors)
1.      Meetings of the Board of Directors shall be convened and presided over by the Chairman of the Board.
2.      In the event that the Chairman of the Board has not been elected or in case the Chairman of the Board is unable to act, the President, the Deputy President(s), the Senior Managing Director(s), the Managing director(s) or the Directors shall act in his/her place in accordance with the order previously determined.
3.      Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Auditor not later than three (3) days prior to the date of the meeting; provided, however, that in the case of an emergency, such period of notice may be shortened.
4.      Meetings of the Board of Directors may be held without taking the procedures of convocation with the consent of all Directors and Auditors.
Article 33.	(Method of Resolutions)
1.      Unless otherwise provided for by laws and ordinances, resolutions of the Board of Directors shall be adopted at a meeting of the Board of Directors at which a majority of all of the Directors are present, by a majority of the votes of such Directors present at such meeting.
2.      In the event that a Director makes a proposal with respect to a matter to be resolved at a meeting of the Board of Directors and all Directors who are entitled to vote on such proposal agree affirmatively in writing or by electronic means, it shall be deemed that a resolution of a meeting of the Board of Directors has been made to approve such proposal unless any Auditor objects to such proposal.
Article 34.	(Minutes of Meetings of the Board of Directors)
The gist of proceedings and the results of meetings of the Board of Directors, and other matters stipulated by laws and ordinances shall be written or recorded in the minutes, and the Directors and Auditors present at the relevant meeting shall affix their names and seals thereon or their electronic signatures thereto.
Article 35.	(Regulations of the Board of Directors)
Matters pertaining to the Board of Directors shall be governed by the Regulations of the Board of Directors to be enacted by the Board of Directors, in addition to laws and ordinances and these Articles of Incorporation.

CHAPTER VI.    AUDITORS AND BOARD OF AUDITORS
Article 36.	(Number of Auditors)
The Company shall have not more than six (6) Auditors.
Article 37.	(Election or Removal of Auditors)
1.      Auditors shall be elected or removed at a general meeting of shareholders.
2.      A resolution for the election of Auditors shall be adopted at a general meeting of shareholders by a majority of the voting rights held by the shareholders present at the general meeting of shareholders who hold not less than one third of voting rights of all the shareholders who are entitled to exercise the voting rights.
3.      A resolution for the removal of Auditors shall be adopted at a general meeting of shareholders by two thirds or more of the voting rights held by the shareholders present at the general meeting of shareholders who hold not less than one third of voting rights of all the shareholders who are entitled to exercise the voting rights.
Article 38.	(Term of Office of Auditors)
1.      The term of office of an Auditor shall expire upon conclusion of the ordinary general meeting of shareholders to be held for the last fiscal year ending within four (4) years after the election of the Auditor.
2.      The term of office of an Auditor elected to fill a vacancy created by the retirement of an Auditor before expiration of his/her term of office shall be the same as the remaining term of office of the retired Auditor.
Article 39.	(Full-time Auditors)
The Board of Auditors shall, by its resolution, elect full-time Auditor(s) from among the Auditors.
Article 40.	(Convocation of Meetings of the Board of Auditors)
1.      Meetings of the Board of Auditors shall be convened by each Auditor.
2.      Notice of a meeting of the Board of Auditors shall be dispatched to each Auditor not later than three (3) days prior to the date of the meeting; provided, however, that in the case of an emergency, such period of notice may be shortened.
3.      Meetings of the Board of Auditors may be held without taking the procedures of convocation with the consent of all Auditors.

Article 41.	(Method of Resolutions)
Unless otherwise provided for by laws and ordinances, resolutions of the Board of Auditors shall be adopted by a majority of the votes of all Auditors.
Article 42.	(Minutes of Meetings of the Board of Auditors)
The gist of proceedings and the results of meetings of the Board of Auditors, and other matters stipulated by laws and ordinances shall be written or recorded in the minutes, and the Auditors present at the relevant meeting shall affix their names and seals thereon or their electronic signatures thereto.
Article 43.	(Regulations of the Board of Auditors)
Matters pertaining to the Board of Auditors shall be governed by the Regulations of the Board of Auditors to be enacted by the Board of Auditors, in addition to laws and ordinances and these Articles of Incorporation.
Article 44.	(Limitation of Liability Agreement with Outside Auditors)
The Company may, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, execute agreements with Outside Auditors to the effect that, if such Outside Auditors are without knowledge and are not grossly negligent in performing their duties, the liability of the Outside Auditors under Article 423, Paragraph 1 of the said Act shall be limited to the minimum liability amount set forth in Article 425, Paragraph 1 of the said Act.
CHAPTER VII.    ACCOUNTING AUDITOR
Article 45.	(Election of Accounting Auditor)
The Accounting Auditor shall be elected at a general meeting of shareholders.
Article 46.	(Term of Office of Accounting Auditor)
1.      The term of office of the Accounting Auditor shall expire upon conclusion of the ordinary general meeting of shareholders to be held for the last fiscal year ending within one (1) year after the election of the Accounting Auditor.
2.      The Accounting Auditor shall be deemed to have been reappointed at the ordinary general meeting of shareholders mentioned in the preceding Paragraph unless otherwise resolved thereat.

CHAPTER VIII.    ACCOUNTS
Article 47.	(Fiscal Year)
The fiscal year of the Company shall be one (1) year, commencing on April 1 of each year and ending on March 31 of the following year.
Article 48.	(Acquisition of Own Shares)
Unless otherwise provided for by laws and ordinances, the Company may determine by a resolution of the Board of Directors to acquire its own shares as provided for in Article 459, Paragraph 1, Item 1 of the Companies Act.
Article 49.	(Record Date for Payment of Dividends from Surplus)
1.      The record date for dividends from surplus of the Company shall be March 31 of each year.
2.      In addition to the preceding Paragraph, the Company may distribute dividends from surplus by designating a record date.
Article 50.	(Interim Dividends)
The Company may, by a resolution of the Board of Directors, distribute dividends from surplus under Article 454, Paragraph 5 of the Companies Act (hereinafter referred to as the “Interim Dividends”) to the shareholders or the registered stock pledgees appearing or recorded on the final register of shareholders at the close of September 30 of each year.
Article 51.	(Period of Limitations for Dividends)
If any dividends remain unreceived after expiration of five years from the day on which such dividends shall have become due and payable, the Company shall be relieved of its obligation to pay such dividends.

Attachment 5
Proposed Amendment to
the Articles of Incorporation of Chuo Mitsui Trust Holdings, Inc.

The agenda item below regarding the partial amendments to the Articles of Incorporation will be brought up for discussion as Agendum 2 at the extraordinary general meeting of shareholders and the class shareholders’ meeting of CMTH, both of which will be held on December 22, 2010.
Agendum 1, which is contained in the description below, refers to the agenda item regarding the approval of the Share Exchange and the Memorandum.

Agendum 2:   Matters concerning partial amendments to the Articles of Incorporation
1.	Purpose for Proposal

After Agendum 1 is approved in its original form and after the Share Exchange Agreement is approved at (i) the extraordinary general meeting of shareholders of STB, (ii) the class shareholders meeting of STB common shareholders and (iii) the class shareholders meeting of holders of the First Series of STB Class II Preferred Stocks, scheduled to be held on December 22, 2010, a new trust bank group will be established on the effective date of the Share Exchange between the Company and STB. Upon the establishment of this new trust bank group, the Company will make the necessary changes to the Articles of Incorporation with respect to the following matters.

The resolution relating to the proposal will become effective at the time the Share Exchange becomes effective (the “Effective Time of the Share Exchange”) subject to the Share Exchange becoming effective.

(i)	Trade Name (Article 1 of the Amended Articles of Incorporation) Upon the Management Integration, the Company will change the trade name to “Sumitomo Mitsui Trust Holdings, Inc.”

(ii)	Location of Head Office (Article 3 of the Amended Articles of Incorporation) Upon the Management Integration, the Company will change the location of the head office to Chiyoda-ku, Tokyo.

(iii)
Method of Public Notice (Article 5 of the Amended Articles of Incorporation)
The Company will set forth the method of public notice if the Company is unable to issue an electronic public notice due to an accident or any other unavoidable reason, “by placing them in the Nihon Keizai Shimbun,” and will delete the wording that limits the publishing place.

(iv)
Total number of Shares Authorized to be Issued and Total number of Shares of Class Authorized to be Issued (Article 6 of the Amended Articles of Incorporation)
Upon the Management Integration, the Company will increase the total number of shares authorized to be issued and the total number of shares of each class authorized to be issued, and make other necessary changes to the Articles of Incorporation.
(v)
Provisions relating to Preferred Stock (Article 6, 12, 13, 14, 15, 18, 19, 20, 21 and 29 of the Amended Articles of Incorporation)
Upon the Management Integration, the Company will add provisions corresponding to the provisions of the Articles of Incorporation of STB relating to the Preferred Stock of STB, and make other necessary changes to the Articles of Incorporation.

(vi)
Deputy Chairman of the Board (Article 34 of the Amended Articles of Incorporation)
To clarify which Director will assist the Chairman of the Board, the Company will add the provision relating to the election of the Deputy Chairman(s) of the Board.

(vii)	Standing Auditors (Article 42 of the Amended Articles of Incorporation) To develop the auditing system, the Company will add the provision relating to the election of the Standing Auditors.

(viii)	Other than above, the Company will make other necessary changes throughout the Articles of Incorporation, such as revising the number of the articles cited and moving down the number of the articles.
2.	Details of the Amendments to the Articles of Incorporation

The details of the amendments are as follows:
(Underlined parts are to be amended.)

Current Articles of Incorporation	Proposed Amendment

Article 1 (Trade Name)	Article 1 (Trade Name)
The name of the Company shall be CHUO MITSUI TRUST HOLDINGS KABUSHIKI KAISHA, which shall be written as Chuo Mitsui Trust Holdings, Inc., in English.	The name of the Company shall be MITSUI SUMITOMO TRUST HOLDINGS KABUSHIKI KAISHA, which shall be written as Sumitomo Mitsui Trust Holdings, Inc., in English.

Article 2	Article 2
<Provisions omitted>	<No Changes>

Article 3 (Location of Head Office)	Article 3 (Location of Head Office)
The Company shall have its head office in Minato-ku, Tokyo.	The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4	Article 4
<Provisions omitted>	<No Changes>

Article 5 (Method of Public Notice)	Article 5 (Method of Public Notice)
Public notices given by the Company shall be electronic public notices;	Public notices given by the Company shall be electronic public notices; provided,

Current Articles of Incorporation	Proposed Amendment

provided, however, that if the Company is unable to issue an electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be made by placing them in the Nihon Keizai Shimbun published in Tokyo.

however, that if the Company is unable to issue an electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be made by placing them in the Nihon Keizai Shimbun.

Article 6 (Total number of Shares Authorized to be Issued)	Article 6 (Total number of Shares Authorized to be Issued)

     The total number of shares authorized to be issued by the Company shall be four billion one hundred and ninety-three million three hundred and thirty-two thousand four hundred and thirty-six (4,193,332,436) shares, the detail of which shall be as set forth below.

     The total number of shares authorized to be issued by the Company shall be nine billion and one hundred million (9,100,000,000) shares, and the total number of shares of each class authorized to be issued shall be as set forth below; provided, however, that (i) the total number of shares authorized to be issued with respect to the First through Fourth series of Class VII preferred stock (hereinafter collectively referred to as “Class VII Preferred Stock”) shall not exceed two hundred million (200,000,000) shares in total, (ii) the total number of shares authorized to be issued with respect to the First through Fourth series of Class VIII preferred stock (hereinafter collectively referred to as “Class VIII Preferred Stock”) shall not exceed one hundred million (100,000,000) shares in total, and (iii) the total number of shares authorized to be issued with respect to the First through Fourth series of Class IX preferred stock (hereinafter collectively referred to as “Class IX Preferred Stock”) shall not exceed one hundred million (100,000,000) shares in total (hereinafter, Class V preferred stock, Class VI preferred stock, Class VII Preferred Stock, Class VIII Preferred Stock and Class IX Preferred Stock shall collectively be referred to as “Preferred Stock”).

Common stock: 4,068,332,436 shares	Common stock: 8,500,000,000 shares
Class V preferred stock: 62,500,000 shares	Class V preferred stock: 100,000,000 shares
Class VI preferred stock: 62,500,000 shares	Class VI preferred stock: 100,000,000 shares
First series of Class VII preferred stock: 200,000,000 shares

Current Articles of Incorporation	Proposed Amendment

Second series of Class VII preferred stock: 200,000,000 shares
Third series of Class VII preferred stock: 200,000,000 shares
Fourth series of Class VII preferred stock: 200,000,000 shares
First series of Class VIII preferred stock: 100,000,000 shares
Second series of Class VIII preferred stock: 100,000,000 shares
Third series of Class VIII preferred stock: 100,000,000 shares
Fourth series of Class VIII preferred stock: 100,000,000 shares
First series of Class IX preferred stock: 100,000,000 shares
Second series of Class IX preferred stock: 100,000,000 shares
Third series of Class IX preferred stock: 100,000,000 shares
Fourth series of Class IX preferred stock: 100,000,000 shares

Article 7-Article 11	Article 7-Article 11
<Provisions omitted>	<No Changes>

Article 12 (Preferred Dividends)	Article 12 (Preferred Dividends)

1. In the case of payment of dividends from surplus as provided for in Article 49, Paragraph 1 hereof, the Company shall pay to the holders of shares of preferred stock (hereinafter referred to as the “Preferred Shareholders”) or registered stock pledgees with respect to shares of preferred stock (hereinafter referred to as the “Registered Preferred Stock Pledgees”), in preference to the holders of shares of common stock (hereinafter referred to as the “Common Shareholders”) or registered stock pledges with respect to shares of common stock (hereinafter referred to as the “Registered Common Stock Pledgees”) cash dividends from surplus in an amount as provided below (hereinafter referred to as the “Preferred Dividends”); provided, however, that if all or part of the Preferred Interim Dividends as provided for in the next Article or preferred

1. In the case of payment of dividends from surplus as provided for in Article 52, Paragraph 1 hereof, the Company shall pay to the holders of shares of Preferred Stock (hereinafter referred to as the “Preferred Shareholders”) or registered stock pledgees with respect to shares of Preferred Stock (hereinafter referred to as the “Registered Preferred Stock Pledgees”), in preference to the holders of shares of common stock (hereinafter referred to as the “Common Shareholders”) or registered stock pledgees with respect to shares of common stock (hereinafter referred to as the “Registered Common Stock Pledgees”) cash dividends from surplus in an amount as provided below (hereinafter referred to as the “Preferred Dividends”); provided, however, that if all or part of the Preferred Interim

Current Articles of Incorporation	Proposed Amendment

dividends paid from surplus as provided for in Article 49, Paragraph 2 have been paid at the record date belonging to the fiscal year which includes the dividend record date, the amount so paid shall be subtracted from the Preferred Dividends:

   Dividends as provided for in the next Article or all or part of the Extraordinary Preferred Dividends as provided for in Article 14 have been paid at the record date belonging to the fiscal year which includes the dividend record date, the amount so paid shall be subtracted from the Preferred Dividends:

Class V preferred stock: For each share of Class V preferred stock, the amount obtained by multiplying the subscription price by the dividend rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the dividend rate shall be a fixed dividend rate, a floating dividend rate or a combination of both. The maximum fixed dividend rate shall be ten percent (10%) per annum and the maximum floating dividend rate per annum shall be the rate obtained by adding five percent (5%) to the interest rate benchmarks generally used for issuance of securities (LIBOR, TIBOR, or Swap Rate, etc.). The maximum subscription price for each share of Class V preferred stock shall be JPY 1,600.

Class V preferred stock: For each share of Class V preferred stock, the amount obtained by multiplying the subscription price by the dividend rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the dividend rate shall be a fixed dividend rate, a floating dividend rate or a combination of both. The maximum fixed dividend rate shall be ten percent (10%) per annum and the maximum floating dividend rate per annum shall be the rate obtained by adding five percent (5%) to the interest rate benchmarks generally used for issuance of securities (LIBOR, TIBOR, or Swap Rate, etc.).

Class VI preferred stock: For each share of Class VI preferred stock, the amount obtained by multiplying the subscription price by the dividend rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the dividend rate shall be a fixed dividend rate, a floating dividend rate, or a combination of both. The maximum fixed dividend rate shall be ten percent (10%) per annum, and the maximum floating dividend rate per annum shall be the rate obtained by adding five percent (5%) to the interest rate benchmarks generally used for issuance of securities (LIBOR, TIBOR, or Swap Rate, etc.). The maximum subscription price for each share of Class VI preferred stock shall be

Class VI preferred stock: For each share of Class VI preferred stock, the amount obtained by multiplying the subscription price by the dividend rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the dividend rate shall be a fixed dividend rate, a floating dividend rate, or a combination of both. The maximum fixed dividend rate shall be ten percent (10%) per annum, and the maximum floating dividend rate per annum shall be the rate obtained by adding five percent (5%) to the interest rate benchmarks generally used for issuance of securities (LIBOR, TIBOR, or Swap Rate, etc.).

Current Articles of Incorporation	Proposed Amendment

JPY 1,600.

First series of Class VII preferred stock: For each share of the First series of Class VII preferred stock, 42 yen and 30 sen per annum.

Second through Fourth series of Class VII preferred stock: For each share of the Second through Fourth series of Class VII preferred stock, the amount to be determined by a resolution of the Board of Directors prior to the issuance, up to one hundred and fifty (150) yen per annum.

Each series of Class VIII Preferred Stock: For each share of each series of Class VIII Preferred Stock, the amount to be determined by a resolution of the Board of Directors prior to the issuance, up to one hundred (100) yen per annum.

Each series of Class IX Preferred Stock: For each share of each series of Class IX Preferred Stock, the amount to be determined by a resolution of the Board of Directors prior to the issuance, up to one hundred (100) yen per annum.

2. If the amount of dividends from surplus paid to the Preferred Shareholders or the Registered Preferred Stock Pledgees is less than the amount of the Preferred Dividends in any fiscal year, such deficiency shall not be carried over for accumulation to the subsequent fiscal years.

2. If the amount of dividends from surplus paid to the Preferred Shareholders or the Registered Preferred Stock Pledgees is less than the amount of the Preferred Dividends in any fiscal year, such deficiency shall not be carried over for accumulation to the subsequent fiscal years.

3. The Company shall not pay dividends in excess of the amount of the Preferred Dividends to the Preferred Shareholders or the Registered Preferred Stock Pledgees.	3. The Company shall not pay dividends in excess of the amount of the Preferred Dividends to the Preferred Shareholders or the Registered Preferred Stock Pledgees.

Article 13 (Preferred Interim Dividends)	Article 13 (Preferred Interim Dividends)
In the case of payment of interim dividends as provided for in Article 50 hereof, the Company shall pay to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to	In the case of payment of interim dividends as provided for in Article 53 hereof, the Company shall pay to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to

Current Articles of Incorporation	Proposed Amendment

the Common Shareholders or the Registered Common Stock Pledgees, one-half of the amount of the Preferred Dividends (hereinafter referred to as the “Preferred Interim Dividends”); provided, however, that if preferred dividends paid from surplus as provided for in Article 49, Paragraph 2 have been paid prior to the record date for the interim dividend, to the Preferred Shareholders of record as of the record date belonging to the same fiscal year, the amount so paid shall be subtracted from the Preferred Interim Dividends.

the Common Shareholders or the Registered Common Stock Pledgees, cash dividends in an amount as provided below (hereinafter referred to as the “Preferred Interim Dividends”); provided, however, that if all or part of the Extraordinary Preferred Dividends provided for in the next Article have been paid prior to the record date for the interim dividend, to the Preferred Shareholders of record as of the record date belonging to the same fiscal year, the amount so paid shall be subtracted from the Preferred Interim Dividends.

Class V preferred stock, Class VI preferred stock, Second through Fourth series of Class VII preferred stock, each series of Class VIII Preferred Stock, and each series of Class IX Preferred Stock:

     For each share of Class V preferred stock, Class VI preferred stock, the Second through Fourth series of Class VII preferred stock, each series of Class VIII Preferred Stock, and each series of Class IX Preferred Stock, the amount determined under the method prescribed by a resolution of the Board of Directors prior to the issuance, up to one half of the amount of the Preferred Dividends.

First series of Class VII preferred stock:
For each share of the First series of Class VII preferred stock, 21 yen and 15 sen per annum

(New Provision)	Article 14 (Extraordinary Preferred Dividends)

     In the case of payments of dividends from surplus as provided for in Article 52, Paragraph 2 hereof, the Company shall pay to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees, cash dividends in an amount as provided below (hereinafter referred to as the “Extraordinary Preferred Dividends”); provided, however, that if all or part of the

Current Articles of Incorporation	Proposed Amendment

Preferred Interim Dividends or all or part of other Extraordinary Preferred Dividends have been paid prior to the record date for the dividend (hereinafter referred to as the “Record Date for the Extraordinary Dividends”), to the Preferred Shareholders of record as of the record date belonging to the same fiscal year, the amount so paid shall be subtracted from such Extraordinary Preferred Dividends.

Class V preferred stock, Class VI preferred stock, Second through Fourth series of Class VII preferred stock, each series of Class VIII Preferred Stock, and each series of Class IX Preferred Stock:

   For each share of Class V preferred stock, Class VI preferred stock, the Second through Fourth series of Class VII preferred stock, each series of Class VIII Preferred Stock, and each series of Class IX Preferred Stock, the amount determined under the method prescribed by a resolution of the Board of Directors prior to the issuance, up to the amount of the Preferred Dividends.

First series of Class VII preferred stock:

   For each share of the First series of Class VII preferred stock, the amount corresponding to the accrued period (which is obtained by multiplying (i) (a) the number of days included in the period commencing on and including the first day of the fiscal year that includes the Record Date for the Extraordinary Preferred Dividends and ending on and including the Record Date for the Extraordinary Preferred Dividends, divided by (b) 365, by (ii) the amount of the Preferred Dividends (calculations for an amount less than one (1) yen shall be made to the third (3rd) decimal place and shall be rounded off to two (2) decimal places)).

Article 14 (Distribution of Residual Assets)	Article 15 (Distribution of Residual Assets)

1. In the case of distribution of residual	1. In the case of distribution of residual

Current Articles of Incorporation	Proposed Amendment

assets, the Company shall pay the following amounts to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees;

   assets, the Company shall pay one thousand (1,000) yen for each share of each class of Preferred Stock to the Preferred Shareholders or the Registered Preferred Stock Pledgees, in preference to the Common Shareholders or the Registered Common Stock Pledgees.

Class V preferred stock: For each share of Class V preferred stock, the amount obtained by multiplying the subscription price by the rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the maximum rate shall be one hundred and twenty percent (120%) and the minimum rate shall be eighty percent (80%).

Class VI preferred stock: For each share of Class VI preferred stock, the amount obtained by multiplying the subscription price by the rate determined under the method prescribed by a resolution of the Board of Directors prior to the issuance; provided that, the maximum rate shall be one hundred and twenty percent (120%) and the minimum rate shall be eighty percent (80%).

2. Other than a distribution provided for in the preceding Paragraph, no liquidation distribution of residual assets shall be made to the Preferred Shareholders or the Registered Preferred Stock Pledgees.

2. Other than a distribution provided for in the preceding Paragraph, no liquidation distribution of residual assets shall be made to the Preferred Shareholders or the Registered Preferred Stock Pledgees.

Article 15 - Article 16	Article 16 - Article 17
<Provisions omitted>	<No Changes>

(New Provision)	Article 18 (Right to Request Acquisition in Exchange for Common Stock)

1. Any Preferred Shareholder of any series of Class VIII Preferred Stock or any series of Class IX Preferred Stock may request acquisition of such Preferred Stock during the period in which such Preferred Shareholder is entitled to request such acquisition, as determined by a resolution of the Board of Directors

Current Articles of Incorporation	Proposed Amendment

adopted prior to the issuance of such Preferred Stock, in exchange for Common Stock of the Company in the number calculated by the formula designated by such resolution of the Board of Directors.

2. In the calculation of the number of shares of common stock provided for in the preceding paragraph, if any number less than one (1) share is yielded, such fraction shall be handled by the method provided for in Article 167, Paragraph 3 of the Company Law of Japan.

Article 17 (Provisions for Acquisition)	Article 19 (Provisions for Acquisition in Exchange for Cash)

  In respect of the Class V preferred stock and the Class VI preferred stock, the Company may, on or after such day as shall be separately determined by the Board of Directors, acquire all or part of such preferred stock in exchange for an amount of cash as deemed appropriate considering the prevailing market conditions and the amount of liquidation distributions of residual assets pertaining to such preferred stock, etc., as determined by a resolution of the Board of Directors by the time of first issuance of the shares of such preferred stock.

1. In respect of Class V preferred stock, Class VI preferred stock, the Second through Fourth series of Class VII preferred stock and each series of Class VIII Preferred Stock, the Company may, on or after such day as shall be separately determined by the Board of Directors, acquire all or part of such preferred stock in exchange for an amount of cash as deemed appropriate considering the prevailing market conditions and the amount of liquidation distributions of residual assets pertaining to such preferred stock, etc., as determined by a resolution of the Board of Directors by the time of first issuance of the shares of such preferred stock.

2. In respect of the First series of Class VII preferred stock, the Company may, on the day separately provided by the Board of Directors, which is on or after October 1, 2014 (hereinafter referred to as the “Acquisition Date”), acquire all or part of the shares of the Preferred Stock in exchange for cash in the amount obtained by adding one thousand (1,000) yen per share to the amount equivalent to the accrued dividend from surplus (which is obtained by multiplying (i) (a) the number of days included in the period

Current Articles of Incorporation	Proposed Amendment

   commencing on and including the first day of the fiscal year that includes the Acquisition Date and ending on and including the day immediately preceding the Acquisition Date, divided by (b) 365, by (ii) the amount of the Preferred Dividends (calculations for an amount less than one (1) yen shall be made to the third (3rd) decimal place and shall be rounded off to two (2) decimal places)); provided, however, that, if all or part of the Preferred Interim Dividends or all or part of the Extraordinary Preferred Dividends have been paid during the fiscal year, to holders of the First series of Class VII preferred stock of record as of the record date that is on or prior to the day immediately preceding the Acquisition Date, the amount so paid shall be subtracted from the amount of accrued dividend from surplus.

In the event that a part of the shares of such preferred stock is acquired, the shares of preferred stock to be acquired shall be decided by lottery or by proportional allotment.
3. In the event that a part of the shares of each class of Preferred Stock is acquired in accordance with the preceding two (2) Paragraphs, the shares of Preferred Stock to be acquired shall be decided by lottery or by proportional allotment.

(New Provision)	Article 20 (Provisions for Acquisition in Exchange for Common Stock)

1. The Company shall mandatorily acquire any share of any series of Class VIII Preferred Stock or any series of Class IX Preferred Stock for which no request for acquisition is made during the period in which the holders of such preferred stock is entitled to request an acquisition, on the day immediately following the last day of such period, in exchange for common stock in the number as is obtained by dividing an amount equivalent to the subscription price per each share of the relevant series of Preferred Stock by the average daily closing price (including closing bids or offered prices (kehai-hyouji)) of common stock of the Company (in regular trading)

Current Articles of Incorporation	Proposed Amendment

   as reported by the Tokyo Stock Exchange for thirty (30) consecutive trading days (excluding a trading day or days on which no closing price, closing bid or offered price is reported) commencing on the forty-fifth (45th) trading day prior to such date; provided, however, that such calculation shall be made to the second (2nd) decimal place denominated in yen and shall be rounded up to one (1) decimal place. If the relevant average price is less than the amount determined by a resolution of the Board of Directors prior to the issuance of the relevant series of Preferred Stock, the relevant series of Preferred Stock shall be acquired in exchange for common stock in the number as is obtained by dividing an amount equivalent to the subscription price per each share of the relevant series of Preferred Stock by an amount so determined by such resolution of the Board of Directors.

2. In the calculation of the number of common stock provided for in the preceding paragraph, if any number less than one (1) share is yielded, such fraction shall be handled by the method provided for in Article 234 of the Company Law of Japan.

Article 18 (Order of Priority)	Article 21 (Order of Priority)

     All classes of preferred stock issued by the Company shall rank pari passu with each other with respect to the payment of the Preferred Dividends, the Preferred Interim Dividends, the Dividends of Surplus pursuant to Article 49, Paragraph 2 thereof, and residual assets.

     All classes of preferred stock issued by the Company shall rank pari passu with each other with respect to the payment of the Preferred Dividends, the Preferred Interim Dividends, the Extraordinary Preferred Dividends and residual assets.

Article 19 - Article 25	Article 22 - Article 28
<Provisions omitted>	<No Changes>

Article 26 (Class Shareholders Meetings)	Article 29 (Class Shareholders Meetings)

The provisions of Article 19,	The provisions of Article 22, Paragraph

Current Articles of Incorporation	Proposed Amendment

Paragraph 2, and Articles 21, 23 and 24 and previous Article shall apply mutatis mutandis to the general meetings of holders of classes of stock.	2, and Articles 24, 25, 26, 27 and previous Article shall apply mutatis mutandis to the general meetings of holders of classes of stock.

Article 27 - Article 30	Article 30 - Article 33
<Provisions omitted>	<No Changes>

Article 31 (Chairman of the Board, President, Deputy President, Senior Managing Director and Managing Director)	Article 34 (Chairman of the Board, Deputy Chairman of the Board, President, Deputy President, Senior Managing Director and Managing Director)

     The Board of Directors shall, by its resolution, elect one (1) President from among the Representative Director(s), and, in addition, may elect one (1) Chairman of the Board, one (1) or more Deputy President(s), Senior Managing Director(s) and Managing Director(s) from among the Directors, in case the need arises.

   The Board of Directors shall, by its resolution, elect one (1) President from among the Representative Director(s), and, in addition, may elect one (1) Chairman of the Board, one (1) or more Deputy Chairman(s) of the Board, Deputy President(s), Senior Managing Director(s) and Managing Director(s) from among the Directors, in case the need arises.

(1) The Chairman of the Board shall supervise the Board of Directors.	(1) The Chairman of the Board shall supervise the Board of Directors.

(New Provision)	(2) The Deputy Chairman of the Board shall assist the Chairman of the Board.

(2) The President shall execute the business of the Company in accordance with the resolutions of the Board of Directors.	(3) The President shall execute the business of the Company in accordance with the resolutions of the Board of Directors.

   (3) The Deputy President(s) shall assist the President to execute the business of the Company and shall act in his/her place in accordance with the order previously determined, in case the President is unable to act.

     (4) The Deputy President(s) shall assist the President to execute the business of the Company and shall act in his/her place in accordance with the order previously determined in advance by the Board of Directors, in case the President is unable to act.

   (4) The Senior Managing Director(s) shall assist the President and the Deputy President(s) to execute the business of the Company and shall act in their place in the order previously determined, in case all of the President and the Deputy President(s) are unable to act.

     (5) The Senior Managing Director(s) shall assist the President and the Deputy President(s) to execute the business of the Company and shall act in their place in the order previously determined in advance by the Board of Directors, in case all of the President and the Deputy President(s) are

Current Articles of Incorporation	Proposed Amendment

unable to act.

   (5) The Managing Director(s) shall assist the President, the Deputy President(s) and the Senior Managing Director(s) to execute the business of the Company and shall act in their place in the order previously determined, in case the President, the Deputy President(s) and the Senior Managing Director(s) are all unable to act.

     (6) The Managing Director(s) shall assist the President, the Deputy President(s) and the Senior Managing Director(s) to execute the business of the Company and shall act in their place in the order previously determined in advance by the Board of Directors, in case the President, the Deputy President(s) and the Senior Managing Director(s) are all unable to act.

Article 32 (Convocation of Meetings of the Board of Directors)	Article 35 (Convocation of Meetings of the Board of Directors)

1. Meetings of the Board of Directors shall be convened and presided over by the Chairman of the Board.	1. Meetings of the Board of Directors shall be convened and presided over by the Chairman of the Board.

2. In the event that the Chairman of the Board has not been elected or in case the Chairman of the Board is unable to act, the President, the Deputy President(s), the Senior Managing Director(s), the Managing director(s) or the Directors shall act in his/her place in accordance with the order previously determined.

2. In the event that the Chairman of the Board has not been elected or in case the Chairman of the Board is unable to act, another Directors shall act in his/her place in accordance with the order previously determined in advance by the Board of Directors.

3. Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Auditor not later than three (3) days prior to the date of the meeting; provided, however, that in the case of an emergency, such period of notice may be shortened.

3. Notice of a meeting of the Board of Directors shall be dispatched to each Director and each Auditor not later than three (3) days prior to the date of the meeting; provided, however, that in the case of an emergency, such period of notice may be shortened.

4. Meetings of the Board of Directors may be held without taking the procedures of convocation with the consent of all Directors and Auditors.	4. Meetings of the Board of Directors may be held without taking the procedures of convocation with the consent of all Directors and Auditors.

Article 33 - Article 38	Article 36 - Article 41
<Provisions omitted>	<No Changes>

Article 39 (Full-time Auditors)	Article 42 (Full-time Auditors and Standing Auditors)

The Board of Auditors shall, by its	1. The Board of Auditors shall, by its

Current Articles of Incorporation	Proposed Amendment

resolution, elect full-time Auditor(s) from among the Auditors.	resolution, elect full-time Auditor(s) from among the Auditors.

(New Provision)	2. The Board of Auditors may, by its resolution, elect one (1) or more Standing Auditors.

Article 40 - Article 51	Article 43 - Article 54
<Provisions omitted>	<No Changes>

Attachment 6
The Contents of the Financial Statements, etc. for the Most Recent Fiscal Year
(Ended March 2010) of Chuo Mitsui Trust Holdings, Inc.
[NOTICE: This is a translation of the Japanese language original for convenience purpose only, and in the event of any discrepancy, the Japanese language original shall prevail.]
Business Report for the 9th Fiscal Year
(April 1, 2009 - March 31, 2010)
1.  Overview of Business Activities of the Group
 (1)  Developments and Results of Consolidated Business Activities
   [Principal Business]
Under the umbrella of the Company, a bank holding company, Chuo Mitsui Trust Group (“the Group”) is engaged in a range of financial service businesses including trust and banking business by The Chuo Mitsui Trust and Banking Company, Limited and Chuo Mitsui Asset Trust and Banking Company, Limited, investment trust management business by Chuo Mitsui Asset Management Company, Limited, private equity fund management business by Chuo Mitsui Capital Company Limited, credit guarantee business and credit card business by other subsidiaries.
   [Economic and Financial Environment]
With respect to the economic conditions during this period, due to massive government economic stimulus packages overseas, the economic condition appears to have bottomed out, and the economies have begun to recover in Asia including China. In Japan, while there was a lack of self-sustaining recovery mainly due to low capital expenditure, economic conditions continued to improve led by the effect of increased exports and economic policy.
In the financial market, short-term interest rates (overnight call rates) hovered around the Bank of Japan’s target rate of 0.1%. Meanwhile, concern over an increase in issuance of government bonds led long-term interest rates to climb up to the 1.5% level, but rates almost hovered at low 1% level. The Nikkei Stock Average rose in anticipation of economic recovery, from the 8,300 range at the beginning of the period to the 11,000 range at the end of March 2010. In the foreign exchange market, the yen trended higher against the dollar from the beginning of the period and once peaked to the 84 yen range for the first time in 14 years in November due to increasing credit concern regarding Dubai, but returned to the 93 yen range at the end of March 2010 in anticipation of economic recovery in the United States.
   [Developments of Business Activities]
Under these economical and financial circumstances, each of the company in the Group has been engaged in a variety of activities based on the Group’s fundamental policy of “combining the Group’s full strength in order to increase profits steadily, and lay the groundwork for a great leap forward in the future.”

<The Chuo Mitsui Trust and Banking Company, Limited>
In the area of fee business, despite the fact that we managed to register increase compared to the previous year in sales amount through the effort to provide diversified investment products including the launch of new products matching the needs of our individual customers, in the sales of investment trust and annuity insurance, fees and commissions income showed decline compared to the previous year due primarily to the reduction in rates. Testamentary and inheritance services on the other hand, registered record performance in fees and commissions income due to increases in the number of testamentary trust business and estate arrangement business, due to the improvement in our consulting capability through enhanced training for employees, as well as to the individual counseling sessions and collective seminars for customers, and others.
     We developed a consulting-oriented offices specializing in consulting service called “Consulplaza” open on 365 days a year in principle as part of the strategies to respond to the customer needs for superior convenience, while we organized a time deposit promotion campaign offering preferential interest rates exclusively to customers in retirement.
     Real estate business accumulated earnings through large intermediary transactions by promoting business based on proposals that were focused on management and financial strategies for client companies and the positive marketing efforts to accommodate the needs for trading and effective utilization of real estate. We also reinforced direct sales approach to important overseas investors. However, the effect of the delayed recovery in the real estate market as a whole is such that we registered decline compared to the previous year in revenue despite all these efforts.
     Stock transfer agency services, in an effort to maintain and expand its business base, positively engaged in client support activities in the areas of IR (investor relations, i.e. public relations activities for investors) and SR (shareholder relations i.e. public relations activities for shareholders) including consultations to the clients in need of anti-takeover measures, support for general meeting of shareholders and analysis on the voting rights exercise and on the state of shareholders. Also during the current fiscal year, we fully activated Japan Stockholders Data Service Company, Limited, a joint venture company established together with Mizuho Trust Banking Co., Ltd. with the purpose to streamline and stabilize administration of share certificates, to cope with the ongoing electronic share certificate system, as well as to improve processing quality and enhance IT systems.
     Meanwhile, in the area of banking business, housing loan balance registered a constant growth through the efforts including review and renewal of product features to match various customer needs, and expansion of the internet banking capabilities to make it more convenient for clients. Furthermore, we launched “Home Renovation Loans for older clients (lump sum principal repayment)” in addition to the existing “Reverse Mortgage Loans,” as a proactive approach to embrace the advent of a full-scale aging society forthcoming. As for facilitation of financing, we did our best to comply with the request from the customers in need of rescheduling with close attention to individual cases.
     In the area of corporate service, we promoted providing credit facility including lending to small and medium sized enterprises endorsed by credit guarantee associations, in addition to embracing quality lending opportunities with big businesses and middle-sized corporations, in a political climate in which financial institutions are required to positively perform their social role as financial intermediaries that constantly supply adequate credit facilities to businesses. Meanwhile, in the area of investment banking, we promoted our main business domain of corporate restructuring and rehabilitation, through advisory activities as intermediary in M&A transactions, apart from the provision of fund through various financing schemes such as leveraged finance in the cases of corporate buyout, and financing for companies in rehabilitation as part of the procedure under the corporate rehabilitation law (DIP finance).
     With risk management in mind, we have been most selective in developing non-recourse loans business for real estate transactions and other investment services.
<Chuo Mitsui Asset Trust and Banking Company, Limited>
With the purpose to accommodate the broad-ranging customer needs that are diversifying and sophisticating, pension trust business has expanded its line-up of investment products that provide new value added to customers, including real estate-related products, private equity, global emerging fund, and Asia specialist fund. In addition, we enhanced consulting capabilities to cover all areas of retirement benefit schemes, thereby promoted proposal-oriented sales by offering products and schemes designed to match customer needs. In defined contribution pension business, we renovated web-based subscriber services with additional features displaying values of pension assets, yield and other information, along with the function to allow simulated calculation of asset investment, as part of the efforts to boost customer convenience.
     In securities trust business, we focused on investment trust advisory business for retail customers, in addition to increase assets under management including the proposal activities targeting investment trust management companies at as early as their product design stage.
<Chuo Mitsui Asset Management Company, Limited>
We provided investment trust products that best capitalize on asset investment know-how developed over the years within the Group, to a range of customers from individual investors to institutional investors. In addition, we organized investor seminars at various locations throughout the country while enhancing the information providing service including delivery of reports through web pages as well as sales companies.
<Chuo Mitsui Capital Company Limited>
We positively engaged in investment activities in a range of areas, fully utilizing our advanced know-how on investment in private equity funds, along with the broad network available to us. Meanwhile, we provided investors with excellent opportunities for diversified investment through the formation of investment partnerships.
In addition to the above, The Chuo Mitsui Trust and Banking Company, Limited addressed the following issues in an effort to further reinforce its financial position.
     Regarding non-performing loans, we made constant progress in its disposal, while making every effort to prevent generation of additional non-performing loans by building up sound loan assets portfolio along with stringent credit control. As a result, non-performing loan ratio at the end of March 2010 decreased to 1.2% from the end of March 2009.
     Meanwhile we tackled the task of reducing stock holding balance according to the specific schedule developed in the recognition that mitigation of the risk of stockholding is a critical financial agenda in the current global regulatory framework focused on the reinforcement of capital adequacy. As a result, balance of Japanese listed stocks (on acquisition cost basis) held across the Group at the current fiscal year end decreased 7.8 billion yen compared to the end of March 2009, to 473.9 billion yen.
     Along with these efforts for the enhancement of profitability and reinforcement of financial position, the Group engaged in CSR (corporate social responsibility) activities, to fulfill its social responsibility as corporate citizen. The Group believes that it is important for a business to constantly keep responsive in an uninterrupted dialogue with stakeholders. On the basis of this philosophy, we promoted activities such as utilizing our trust function in the emission trading and handling of eco-funds, on the back of the Group’s capabilities in the provision of finance and trust, positively tapping into the demand in society and voices of customers as well as our employees. We also engaged in the social action programs as member of communities, including campaigns to alert people on the street to the danger of the so called bank transfer scam at each business premises of the Group, while publishing in this January “CSR Report 2010” featuring the Group’s CSR activities.
[Results of Business Activities]
As a result of the aforementioned various activities and initiatives, the Group’s consolidated financial performance for the current fiscal year(including 25 consolidated subsidiaries and 4 affiliates accounted for by the equity method) resulted in ordinary income of 365.5 billion yen, ordinary profit of 83.4 billion yen, and net income of 46.8 billion yen.
     In the meantime, the Company’s non-consolidated financial performance resulted in operating income of 13.6 billion yen, ordinary profit of 2.2 billion yen, and net income of 2.8 billion yen, due primarily to the dividends received from Chuo Mitsui Asset Trust and Banking Company, Limited.
     Analyzing by business segment, trust banking business generated ordinary income of 361.1 billion yen and ordinary profit of 91.3 billion yen, while other finance-related operations generated ordinary income of 37.7 billion yen and ordinary profit of 2.5 billion yen.

[Issue to be Addressed]
Chuo Mitsui Trust Group’s management philosophy spotlights three objectives:
• To utilize financial and trust banking functions to meet the needs of society and contribute to further development of the national economy
• To always be aware of the role a corporate citizen must play, and fulfill inherent social responsibilities
• To enhance structures for risk management and compliance, namely adherence to prevailing laws and other socially mandated requirements, and ensure management soundness
First, we will continue to selectively reinforce our presence in the investment trust market, where funds are shifting from savings to investments, and in the real estate market, where a recovery in transaction volume can be expected due to factors such as progress in adjustments of transaction prices. In lending operations, the Chuo Mitsui Trust Group has been prioritizing individual loans and will continue to direct concerted efforts into this line of financing. We will also actively pursue opportunities for quality real estate asset finance and corporate loans.
<CSR / Internal Controls>
In regard to corporate social responsibility (CSR), we are keenly aware of our public mission as a financial group and will consistently promote CSR activities throughout the Group.
Meanwhile, we have put internal controls in place and have established a fundamental awareness about how indispensable enhanced risk management and compliance practices are to achieving sustainable development as a financial group trusted by society. More recently, financial institutions are expected to build autonomous internal control systems. In addition to precisely developing a stance that assures compliance with laws and other socially imposed regulations as well as a management approach for dealing with the changing risks associated with our business environment and business operations, the Group will fortify its internal auditing functions—a self-regulated process to ascertain the effectiveness and actual utility of internal structures—and reinforce its capacity to pinpoint trouble spots and correct them.
<Management Integration with Sumitomo Trust and Banking Co., Ltd.>
On November 6, 2009, CMTH and The Sumitomo Trust and Banking Co., Ltd. (“STB”), reached a basic agreement on the management integration of their two groups, subject to the approval of their shareholders and relevant authorities. CMTH and STB have agreed to form “The Trust Bank”, a new trust bank group that, with the combination of their expertise and comprehensive capability, can provide its clients with better and swifter comprehensive solutions than ever before. To create the new trust bank group, CMTH and STB Groups plan to combine their personnel, know-how and other managerial resources and to fuse both groups’ strengths.
The new trust bank group will be able to further strengthen its high levels of expertise as a trust bank developed over the past decades by CMTH and STB Groups. At the same time, CMTH and STB believe that the new trust bank group will possess the status and capabilities as one of Japan’s leading financial institutions, in addition to its leading role in the trust bank sector. The new trust bank group, which “takes pride as Japan’s leading trust bank group which boasts the largest scale and the highest status by combining banking, asset management and administration and real estate businesses”, will emphasize maintaining a strong relationship of trust with its clients and, as it moves onto the global stage, will aim to achieve the following goals:
(1) From clients’ perspective
To be a trusted partner that swiftly provides comprehensive solutions by making full use of its high levels of expertise and comprehensive capability.
(2) From society’s perspective
To be a company operating a trust business with strong social and public traits, that engages in sound management based on a high degree of self-discipline and greatly contributes to society by proactively promoting corporate social responsibility activities.
(3) From shareholders’ perspective
To be a financial institution with a new business model creating distinct, high value-added services by combining banking, asset management and administration and real estate businesses.
(4) From employees’ perspective
To be a workplace where the diversity and creativity of its employees are more fully used to add value to the organization and where employees can have pride and be highly motivated in fulfilling their missions.
Both group will be addressing the management integration with mutual trust and equality. In order to facilitate the smooth and swift integration of the two groups, CMTH and STB will promote preparation and deliberation through “Integration Promotion Committee”, headed by the presidents of CMTH and STB.
<Public Funds>
The Company on August 1, 2009, acquired all of the preferred stocks subscribed by the Resolution and Collection Corporation (“RCC”) as public funds pursuant to the provisions of the Company’s Articles of Incorporation, amount of 200.35 billion yen then (on issuance price basis), and issued 500,875,000 shares of common stocks of the Company (at the conversion price of 400yen) to RCC in exchange for the preferred stocks. Consequently, the RCC currently holds approximately 30% of the Company’s outstanding common stocks.
Regarding the public funds, based on a principal to repay at the earliest possible opportunity, the Company has adopted a policy to make full repayment through sales in the market or by other method as soon as possible, carefully enough to maintain management soundness of the Company while avoiding any adverse impact on the market, and the Company will continue to conduct negotiations with the relevant authorities toward full repayment.
We would be grateful for your understanding and support on this issue.

 (2)  Changes in Financial Position and Results of Operations (Consolidated Basis and Non-Consolidated Basis)
a.	Changes in Financial Position and Results of Operations (Consolidated Basis)

(100 millions of Yen)

	2006	2007	2008	2009
Ordinary income	4,471	4,591	4,130	3,655
Ordinary profit (loss)	1,599	1,253	(1,169)	834
Net income (loss)	1,127	718	(920)	468
Total equity	11,373	10,192	6,884	8,465
Total assets	140,905	144,728	150,864	149,779

(Notes) 1.	Amounts less than 100 million yen are rounded down.
2.	Number of consolidated subsidiaries and associated companies accounted for by the equity method are 25 and 4, respectively.
b.	Changes in Financial Position and Results of Operations (Non-Consolidated Basis)

(100 millions of Yen)

	2006	2007	2008	2009
Operating income	258	1,867	169	136
Dividends received	235	1,844	143	100
Dividends received from banking subsidiaries	233	1,840	140	99
Dividends received from other subsidiaries	0	1	1	0
Net income	19,156	179,410	7,052	2,865
Net income per share (Yen)	16.71	182.46	4.58	1.92
Total assets	7,170	8,989	8,097	8,051
Investments in banking subsidiaries	6,529	6,949	7,359	7,359
Investments in other subsidiaries	239	278	284	284

(Notes) 1.	Amounts less than 100 million yen are rounded down.
2.	Net income per share is calculated according to ASBJ Statement No. 2 “Accounting Standard for Earnings Per Share.”

 (3)    Employees of the Group

	The end of March 2010		The end of March 2009
	Trust and banking business	Finance-related businesses and others	Trust and banking business	Finance-related businesses and others
Number of employees	8,169	703	8,130	698

(Note) The number of employee is the number of persons engaged in the Group.

 (4)  Principal Offices of the Group
a.	Trust and Banking Business
(a)	The Chuo Mitsui Trust and Banking Company, Limited
Principal Offices of the Bank and the Number Thereof
Domestic: Head Office, Nihonbashi branch, Osaka Branch, Nagoya Branch and other 92 branches (91 branches at the end of March 2009).

Besides the above, there are 4 overseas representative offices as at the current fiscal year end (4 overseas representative offices as at the end of the March 2009).

Bank agencies of the Bank

Name	Place of the principal office	Principal businesses other than banking agency
Chuo Mitsui Asset Trust and Banking Company, Limited	Minato-ku, Tokyo	Trust and banking business

(b)	Chuo Mitsui Asset Trust and Banking Company, Limited: Head Office, Nagoya Sub-branch and Osaka Sub-branch
b.	Other Finance-related Operations

Chuo Mitsui Asset Management Company, Limited : Head Office
Chuo Mitsui Capital Company Limited	: Head Office
Chuo Mitsui Guarantee Co., Ltd.	: Head Office, Osaka Branch
Chuo Mitsui Realty Company, Limited	: Head Office, Head Office Sales Department
 (5)  Capital Investment of the Group
a.	Total Amount of Capital Investment

(Millions of Yen)

Business segment	Amount
Trust and banking business	12,039
Other finance-related operations	492
Total	12,531

(Notes) 1.	Amounts less than 1 million yen are rounded down.
2.	The above amounts of investment include investments in intangible fixed assets.
b.	Establishment of Principal Facilities, etc.
(Trust and banking business)

(Millions of Yen)

Company name	Description	Amount
The Chuo Mitsui Trust and Banking Company, Limited	1. Relocation and renovation of branches	618
	2. Investment in software and office equipment	8,583
Chuo Mitsui Asset Trust and Banking Company, Limited	Investment in software and office equipment	2,252

(Note)	Amounts less than 1 million yen are rounded down.
     (Other finance-related operations)
Not applicable.
There was no material disposal or retirement of equipment to be stated.

 (6)  Principal Parent Company and Subsidiaries, etc.
a.	Parent Company
Not applicable.
b.	Subsidiaries

Company name	Location	Main business	Date of establishment	Capital (Millions of Yen)	Percentage of the Company’s voting rights (%)	Other
The Chuo Mitsui Trust and Banking Company, Limited	33-1, Shiba 3-chome, Minato-ku, Tokyo, Japan	Trust and banking business	May 26, 1962	399,697	100	-
Chuo Mitsui Asset Trust and Banking Company, Limited	23-1, Shiba 3-chome, Minato-ku, Tokyo, Japan	Trust and banking business	December 28, 1995	11,000	100	-
Chuo Mitsui Asset Management Company, Limited	23-1, Shiba 3-chome, Minato-ku, Tokyo, Japan	Investment trust management business	September 19, 1986	300	100	-
Chuo Mitsui Capital Company Limited	2-8, Nihonbashi Muromachi 3-chome, Chuo-ku, Tokyo, Japan	Private equity fund management business	March 1, 2000	1,247	100	-
MTH Preferred Capital 1 (Cayman) Limited	PO Box 309. Ugland House, Grand Cayman, KYl-1104 Cayman Is1ands	Financing business by issuance of securities	March 11, 2002	29,200	100	-
MTH Preferred Capital 3 (Cayman) Limited	PO Box 309. Ugland House, Grand Cayman, KYl-1104 Cayman Is1ands	Financing business by issuance of securities	March 10, 2003	31,700	100	-
MTH Preferred Capital 4 (Cayman) Limited	PO Box 309. Ugland House, Grand Cayman, KYl-1104 Cayman Is1ands	Financing business by issuance of securities	March 10, 2004	10,800	100	-
MTH Preferred Capital 5 (Cayman) Limited	PO Box 309. Ugland House, Grand Cayman, KYl-1104 Cayman Is1ands	Financing business by issuance of securities	February 8, 2007	33,700	100	-
CMTH Preferred Capital 6 (Cayman) Limited	PO Box 309. Ugland House, Grand Cayman, KYl-1104 Cayman Is1ands	Financing business by issuance of securities	January 29, 2008	42,700	100	-
CMTH Preferred Capital 7 (Cayman) Limited	PO Box 309. Ugland House, Grand Cayman, KYl-1104 Cayman Is1ands	Financing business by issuance of securities	November 28, 2008	41,600	100	-
Chuo Mitsui Guarantee Co., Ltd.	l7-18, Meguro-honcho 2-chome, Meguro-ku, Tokyo, Japan	Credit guarantee business	July 10, 1978	301	86.95 (86.95)	-
Chuo Mitsui Card Co., Ltd.	12-16, Koishikawa 1-chome, Bunkyo-ku, Tokyo, Japan	Credit card business	March 22, 1984	300	93.99 (93.99)	-
Chuo Mitsui Trust International Ltd.	7th Floor, Triton Court 14 Finsbury Square, London. EC2A, IBR U.K.	Securities business	July 2, 1986	2,806 [20 Million Pound Sterling]	100 (100)	-
Chuo Mitsui Realty Company, Limited	4-4, Nihonbashi Muromachi 3-chome, Chuo-ku, Tokyo, Japan	Real estate brokerage business	February 5, 1988	300	55 (55)	-
CMTB Facilities Company, Limited	33-1, Shiba 3-chome, Minato-ku, Tokyo, Japan	Real estate rental business	April 2, 1988	100	100 (100)	-
CMTB Equity Investments Co., Ltd.	33-1, Shiba 3-chome, Minato-ku, Tokyo, Japan	Investment, management and administration of stocks	September 18, 2003	100	100 (100)	-
Chuo Mitsui Finance Service Co., Ltd.	2-8, Nihonbashi Muromachi 3-chome, Chuo-ku, Tokyo, Japan	Loan business	November 9, 2004	3,150	100 (100)	-

Company name	Location	Main business	Date of establishment	Capital (Millions of Yen)	Percentage of the Company’s voting rights (%)	Other
Tokyo Securities Transfer Agent Co., Ltd.	6-2, Otemachi 2-chome, Chiyoda-ku, Tokyo, Japan	Stock Transfer Agency Business	November 1, 1962	50	100 (100)	-
Japan Trustee Services Bank, Ltd.	8-11, Harumi 1-chome, Chuo-ku, Tokyo, Japan	Trust banking business	June 20, 2000	51,000	33.33	-
Japan Stockholders Data Service Company, Limited	8-4, Izumi 2-chome, Suginami-ku, Tokyo, Japan	Back office contracting business	April 1, 2008	2,000	50 (50)	-

(Notes) 1.	Amounts less than 1 million yen are rounded down.
2.	Capital denominated in foreign currencies is translated into Japanese yen using the exchange rate prevailing at each balance sheet date.
3.	Within the parenthesis under the percentage of the Company’s voting rights is the percentage of indirectly held voting rights.
4.	Chuo Mitsui Stock Transfer Agency Business Co., Ltd. and Tokyo Securities Transfer Agent Co., Ltd. were merged on September 1, 2009, under the trade name of the latter.
5.	Outline of the significant business collaborations involving the Company’s subsidiaries are as follows:
[The Chuo Mitsui Trust and Banking Company, Limited]
(1) The Chuo Mitsui Trust and Banking Company, Limited is under trust agency agreement (*) with Sumitomo Mitsui Banking Corporation.
(2) The Chuo Mitsui Trust and Banking Company, Limited serves as trust agency of Chuo Mitsui Asset Trust and Banking Company, Limited.

(3)    The Chuo Mitsui Trust and banking Company, Limited as member of the MICS (Multi Integrated Cash Service) organization provides automatic cash withdrawal service based on the mutual use of ATMs between the member financial institutions. The Company also provides automatic cash withdrawal service based on the mutual use of ATMs between the Company and AEON BANK, LTD., under a collaboration agreement.

(4)    The Chuo Mitsui Trust and Banking Company, Limited provides automatic cash deposit and withdrawal services based on the mutual use of ATMs between the Company and Japan Post Bank Co., Ltd. under a collaboration agreement.

[Chuo Mitsui Asset Trust and Banking Company, Limited]

Chuo Mitsui Asset Trust and Banking Company, Limited serves as bank agency of The Chuo Mitsui Trust and Banking Company, Limited.

(*) Trust agency is a collective term for trust agreement agencies under Trust Business Law, and agencies concurrently engaged in trust business under Article 1 of the Law Concerning Financial Institutions’ Concurrent Management of Trust Business.

(7)	Major Creditors
Not applicable.

(8)	Transfer of Businesses
Not applicable.

2.  Matters regarding Directors and Corporate Auditors
 (1)  Directors and Corporate Auditors
(As of March 31, 2010)

Name	Position	Responsibility	Significant concurrent positions	Other
Kiichiro Furusawa	Chairman of the Board (Representative Director)		Outside Director of Toshiba Corporation, Outside Corporate Auditor of FUJIFILM Holdings Corporation, Outside Director of Asagami Corporation
Kazuo Tanabe	President (Representative Director)		Chairman of the Board of The Chuo Mitsui Trust and Banking Company, Limited
Tomohiro Ito	Deputy President (Representative Director)	Internal Audit Dept.
Ken Sumida	Senior Managing Director	General Planning Dept., Planning and Coordination Dept., Personnel Dept.	Senior Executive Officer of The Chuo Mitsui Trust and Banking Company, Limited
Jun Okuno	Director		President, The Chuo Mitsui Trust and Banking Company, Limited
Tadashi Kawai	Director		President, Chuo Mitsui Asset Trust and Banking Company, Limited
Tetsuo Amano	Full-time Corporate Auditor
Yasuhiro Wakasa	Corporate Auditor		Full-time Corporate Auditor of Chuo Mitsui Asset Trust and Banking Company, Limited
Yasuhiro Yonezawa	Outside Corporate Auditor		Outside Corporate Auditor of Chuo Mitsui Asset Trust and Banking Company, Limited, Professor at Graduate School of Finance, Accounting and Law at Waseda University
Yasuhiko Takano	Outside Corporate Auditor		Outside Corporate Auditor of The Chuo Mitsui Trust and Banking Company, Limited, Attorney-at-Law
Hiroyuki Nakanishi	Outside Corporate Auditor		Outside Corporate Auditor of The Chuo Mitsui Trust and Banking Company, Limited, Adviser of Mitsui Chemicals, Inc.

(Note) 1.
Corporate Auditors Messrs. Yasuhiro Yonezawa, Yasuhiko Takano, and Hiroyuki Nakanishi have all been registered with the Tokyo Stock Exchange, the Osaka Securities Exchange, and the Nagoya Stock Exchange, as independent officer according to the provisions of rules at each stock exchange.

    (2)  Compensation, etc. for Directors and Corporate Auditors

(Millions of Yen)

Classification	Persons paid	Compensation, etc.
Directors	6	133
Corporate Auditors	8	37
Total	14	170

(Notes) 1.	Amounts less than 1 million yen are rounded down.
2.	Compensation, etc. includes 46 million yen provisions for Directors’ retirement benefit and 8 million yen provisions for Corporate Auditors’ retirement benefit for the current fiscal year.
3.	Compensation limits as decided by the general meeting of shareholders are, 30 million yen per month for Directors and 9 million yen per month for Corporate Auditors.
4.	The above include 3 Corporate Auditors who retired during the current fiscal year.

3.  Matters regarding Outside Directors and Outside Corporate Auditors
 (1)  Concurrent Positions and Other Details on Outside Directors and Outside Corporate Auditors

Name	Concurrent positions and other details
Yasuhiro Yonezawa	Outside Corporate Auditor of Chuo Mitsui Asset Trust and Banking Company, Limited, Professor at Graduate School of Finance, Accounting and Law at Waseda University
Yasuhiko Takano	Outside Corporate Auditor of The Chuo Mitsui Trust and Banking Company, Limited
Hiroyuki Nakanishi	Outside Corporate Auditor of The Chuo Mitsui Trust and Banking Company, Limited

(Notes) 1.	Chuo Mitsui Asset Trust and Banking Company, Limited and the Chuo Mitsui Trust and Banking Company, Limited are the Company’s subsidiaries.
2.	The Company has no special interest in Waseda University Educational Corporation.
 (2)  Major Activities of Outside Directors and Outside Corporate Auditors

Name	Attendance of the Board of Directors meeting and the Board of Corporate Auditors meeting, and opinions issued and other activities at the meetings, period of service
Yasuhiro Yonezawa	He attended 20 of the 21 Board of Directors meetings and 16 of the 17 Board of Corporate Auditors meetings held during the current fiscal year, presenting his insights from the academic viewpoints primarily in the area of financial theories.
He has served as Outside Corporate Auditor since June, 2005 to date.
Yasuhiko Takano	He attended 19 of the 21 Board of Directors meetings and 16 of the 17 Board of Corporate Auditors meetings held during the current fiscal year, presenting his insights from the viewpoints of an experienced lawyer.
He has served as Outside Corporate Auditor since June, 2006 to date.
Hiroyuki Nakanishi	He attended 15 of the 16 Board of Directors meetings and all 13 Board of Corporate Auditors meetings held since his appointment in June 2009, presenting his insights from the viewpoints of an experienced corporate executive.
He has served as Outside Corporate Auditor since June, 2009 to date.

 (3)     Liability Limitation Agreement

Name	Summary of Liability Limitation Agreement
Yasuhiro Yonezawa	The Company is under agreement to the effect that liability for damages he may assume towards the Company for his negligence in performing his duty according to the provisions of Article 423, Paragraph 1 of the Companies Act, shall not exceed the Minimum Liability Amount as stipulated in Article 425, Paragraph 1 of the Act, provided that such negligence does not constitute gross negligence and that he performs his duty as outside Corporate Auditor in good faith.
Yasuhiko Takano	The Company is under agreement to the effect that liability for damages he may assume towards the Company for his negligence in performing his duty according to the provisions of Article 423, Paragraph 1 of the Companies Act, shall not exceed the Minimum Liability Amount as stipulated in Article 425, Paragraph 1 of the Act, provided that such negligence does not constitute gross negligence and that he performs his duty as outside Corporate Auditor in good faith.
Hiroyuki Nakanishi	The Company is under agreement to the effect that liability for damages he may assume towards the Company for his negligence in performing his duty according to the provisions of Article 423, Paragraph 1 of the Companies Act, shall not exceed the Minimum Liability Amount as stipulated in Article 425, Paragraph 1 of the Act, provided that such negligence does not constitute gross negligence and that he performs his duty as outside Corporate Auditor in good faith.

 (4)     Compensation, etc. for the Outside Officers

(Millions of Yen)

	Persons paid	Compensation, etc. paid by the Company	Compensation, etc. paid by parent company, etc., of the Company
Total amount of compensation, etc.	4	11	11

(Notes) 1.	Amounts less than 1 million yen are rounded down.
2.	Compensation, etc. includes 2 million yen provisions for Outside Officers’ retirement benefit for the current fiscal year.
3.	The above include 1 Corporate Auditor who retired during the current fiscal year.

4.  Matters regarding Shares of the Company
 (1)    Number of Shares

Total number of shares authorized to be issued		4,443,488 thousand shares
(Details)	Common stock	4,068,332 thousand shares
	Class II Preferred stock	93,750 thousand shares
	Class III Preferred stock	156,406 thousand shares
	Class V Preferred stock	62,500 thousand shares
	Class VI Preferred stock	62,500 thousand shares
Total number of shares issued		1,658,426 thousand shares
(Details)	Common stock	1,658,426 thousand shares
        (Note) Amounts less than 1,000 fractional shares are rounded down.
 (2)    Number of Shareholders as of March 31, 2010

Common stock	47,896
 (3)    Major Shareholders
         Common Stock

Name of shareholders	Investment in the Company by the shareholders
	Number of shares held (Thousands)	Percentage of total shares (%)
The Resolution and Collection Corporation	500,875	30.20
Japan Trustee Services Bank, Ltd. (Trust Account)	105,707	6.37
The Master Trust Bank of Japan, Ltd. (Trust Account)	101,027	6.09
Japan Trustee Services Bank, Ltd. (Trust Account 9)	21,726	1.31
Japan Trustee Services Bank, Ltd. (Trust Account 4)	18,649	1.12
Goldman Sachs & Company Regular account	15,554	0.93
Japan Trustee Services Bank, Ltd. (Re-trusted by Chuo Mitsui Asset Trust and Banking Co., Ltd. Composite Trust Account held for Toyota Motor Corporation)	15,226	0.91
State Street Bank and Trust Company 505225	14,431	0.87
Mitsui Life Insurance Company Limited	13,648	0.82
Tobu Railway Co., Ltd.	13,355	0.80

(Notes) 1. Amounts less than 1,000 fractional shares are rounded down.
2. Percentage of total shares is rounded down to 2 decimal places.

5.  Matters regarding the Accounting Auditor
 (1)  Accounting Auditor
(Millions of Yen)

Name	Compensation, etc. for the fiscal year	Other
Deloitte Touche Tohmatsu LLC (Designated Unlimited Liability Partner Seno Tezuka) (Designated Unlimited Liability Partner Mitsuo Kimura) (Designated Unlimited Liability Partner Tomoharu Sato)	144	Compensation, etc. includes compensation for non-audit services such as the verification of the calculation process of capital adequacy ratio (other services than those defined in Article 2, Paragraph 1 of Certified Public Accountants Act).

(Notes) 1.	Amounts less than 1 million yen are rounded down.
2.	Total sum of the monetary and other economic benefits (including the above) payable by the Company, its subsidiaries is 481 million yen.
 (2)  Liability Limitation Agreement
Not applicable.
 (3)  Other Matters regarding the Accounting Auditor
a.	Policy for Decisions on Dismissal or Non Re-appointment of Accounting Auditor

The Company may submit proposal for dismissal or non re-appointment of Accounting Auditor to the general meeting of shareholders, according to the procedure stipulated by the Companies Act and other laws and regulations, if Accounting Auditor is found to be causing trouble to the Company.

If such proposal is based on the circumstance of Accounting Auditor applicable to the provisions of items of Article 340, Paragraph 1 of the Companies Act, however, the Board of Corporate Auditors may dismiss Accounting Auditor at its own discretion, and report such dismissal with the reasons thereof to the general meeting of shareholders, according to relevant laws and regulations.

b.
Policy in the exercise of the authority delegated to the Board of Directors under the provision of the Articles of Incorporation, according to the provisions of Article 459, Paragraph 1 of the Companies Act

With the purpose to ensure flexible capital policy, the Company is allowed under its Articles of Incorporation, to carry out treasury stock acquisition prescribed by Article 459, Paragraph 1, Item 1, of the Companies Act, based on the resolution of the Board of Directors.

Such treasury stock acquisition, however, shall be appropriately decided based on the overall judgment in consideration of the factors including the Company’s business results and capital adequacy.
c.	Accounting Auditor of the Company’s significant subsidiaries
Of the Company’s significant subsidiaries, Chuo Mitsui Trust International Ltd. is subjected to audit by other external auditing corporations than the Accounting Auditor of the Company.

6.    System to Ensure Appropriate Conduct of Operations
The following is the description of the system to ensure appropriate conduct of operations of the Company, as decided by the Board of Directors.
 (1)  Compliance Structure
To ensure that officers and employees execute their business in compliance with laws and regulations as well as the Articles of Incorporation, the following measures are taken.
1)	Basic compliance policies for the Company and the Group will be established and a compliance standard introduced for executives.
2)
Important issues pertaining to legal compliance will be discussed by the Executive Committee, which the president chairs and relevant directors attend, and further discussion and reports will be undertaken as necessary by the Board of Directors.

3)
A supervisory unit for legal compliance will be set up at the head office. In addition, each division will assign a person of action and a person of authority, who will, respectively, cover the execution of compliance efforts and take overall responsibility for such efforts.

4)
A compliance program — a plan to reinforce the legal compliance perspective — will be formulated each fiscal year, and instructions will be passed on to the Company’s bank subsidiaries and asset management subsidiaries for preparing their own plans. The status of these plans — in terms of improvements made and goals achieved — will be monitored.

5)	Opportunities for legal compliance-oriented education and training will be offered to executives on an ongoing basis.
6)
Serious violation of laws pertaining to the Company’s activities by executives must be reported, and special points will be set up, both in-house and outside the Company, to collect information on alleged infractions.

7)
The Company and its subsidiaries will take a firm stand to prevent dealings with antisocial forces and will maintain no association whatsoever with such elements. A structure, underpinned by close ties with outside professionals, particularly the police, will be put in place to promote communication and cooperation among relevant divisions and departments and thereby facilitate an organized response in the event an executive or an employee is approached with an inappropriate request. Under no circumstances will we engage in transactions to the benefit persons or organizations that threaten the order and safety of civil society.

8)	The Board of Directors will set out rules for implementing the compliance structure described above as well as for the contents of a handbook — the Compliance Manual — aimed at executives.
 (2)  Risk Management Structure
The following measures are taken to develop a system including rules on the risk management of potential losses.
1)
Important issues pertaining to risk management will be discussed by the Executive Committee, which the president chairs and relevant directors attend, and further discussion and reports will be undertaken by the Board of Directors, as necessary.

2)
A supervisory unit for risk management will be set up at the head office. In addition, each division will assign a person of action and a person of authority, who will, respectively, cover the execution of compliance efforts and take overall responsibility for such efforts.

3)
The Group approach to risk management will be formulated and instructions will be passed on to the Company’s bank subsidiaries and asset management subsidiaries to prepare their own plans for maintaining an internal risk management perspective. The status of these plans — in terms of improvements made and goals achieved — will be monitored.

4)
An internal auditing unit, independent from divisions that execute operations, will monitor business processes in each division and will recommend measures to prevent misconduct and to promote improvement in business processes.

5)	The Board of Directors will set out rules for implementing the risk management structure described above.

 (3)  Structure for Execution of Duties
The following measures are taken to develop a system to ensure that officers and employees execute their business in an efficient way.
1)	Key matters up for resolution or reporting by the Board of Directors will undergo preliminary discussion by the Executive Committee, which the president chairs and relevant directors attend.
2)
The Board of Directors will set out the basic items pertaining to the Company’s organizational structure and the division of duties, as well as the staff organization and authority granted to executives, to ensure the smooth execution of duties and appropriate conduct.

3)
In-house regulations will be prepared in accordance with relevant legislation, and in the event said legislation is revised or abrogated, required amendments to in-house regulations will be implemented forthwith.

 (4)  Ensuring Appropriate Financial Reporting
Apart from (1)-(3) above, the following measures are taken to develop a system to ensure adequacy of financial reporting.
1)
Accounting treatment and financial reporting will be governed by several laws and regulations, including the Banking Law, the Companies Act and the Financial Instruments and Exchange Law. Appropriate and sound processes will be carried out, in accordance with fair and proper corporate accounting standards.

2)
Accounting standards will be put in place to facilitate the swift and accurate treatment of the accounting business and ensure clear and straightforward reports covering the Company’s financial condition and its operating results.

3)
An internal auditing unit, independent from divisions that execute operations, will monitor business processes in each division to confirm the suitability of respective business processes, which is the cornerstone of financial reporting.

4)	The Board of Directors will set out rules for implementing the structure for appropriate financial reporting described above.
 (5)  Group Management Structure
The following measures are taken to develop a system to ensure appropriate conduct of operations within the Group.
1)	In its capacity as a financial holding company, the Company will endeavor to create compliance and risk management structures applicable to the Group.
2)	The Company will verify from both risk management and legal perspectives all intra-Group transactions of particular significance to the Group.
3)	The Company will consolidate and then make public in a timely and appropriate manner disclosure materials recently issued and acquired by the Group.
4)
The Company will set up an external point that accepts information on alleged illegal activity by executives of the Group and, in the unlikely event illegal activity is confirmed at companies in the Group, will indicate an appropriate response for implementation.

 (6)  Information Storage and Management Structure
The following measures are taken to develop an effective system for the storage and management of information associated with the execution of business by officers and employees.
1)
Minutes, which record progress on agendas and specific points of discussion, will be prepared at the General Meeting of Shareholders and at Board of Directors and Executive Committee meetings and kept with related materials.

2)
The Board of Directors will set out the basic items pertaining to information storage and management, such as the organizational structure for information management and the classification of management categories, according to importance.

 (7)  Structure for Corporate Auditors’ Audits
The following measures are taken to develop a system to ensure effective execution of business by Corporate Auditors.
1)
Corporate Auditors Office will be established to assist Corporate Auditors in their duties, and staff will be assigned at the request of auditors. Staff so assigned to this office will not take orders or instructions from directors and will respect the opinions of auditors regarding personnel transfers, disciplinary action and other matters related to their assignment.

2)
Corporate Auditors may attend meetings of the Board of Directors and the Executive Committee as well as any other meetings they deem necessary to the execution of their duties. Executives will cooperate with Corporate Auditors in good faith, a requirement that includes a quick response to any request by a Corporate Auditor for information on matters concerning the execution of duties.

3)
A system will be maintained to accord Corporate Auditors with timely information regarding the occurrence of any legal transgression, situations that threaten to cause obvious corporate damage, and information on serious legal misconduct, which come to light through the execution of an internal audit or through the system for reporting on perceived illegal behavior.

4)	Corporate Auditors can request an additional audit by the internal auditing division and insist on other pertinent measures, when the situation calls for further action.
5)	The Board of Directors will set out rules for implementing the structure for Corporate Auditors’ audits described above.

Chuo Mitsui Trust Holdings, Inc.
Consolidated Balance Sheets

As of March
(in millions of yen)	31, 2010

ASSETS
Cash and due from banks	262,240
Call loans and bills bought	9,884
Receivables under securities borrowing transactions	1,521
Monetary claims bought	98,818
Trading assets	22,778
Money held in trust	2,234
Securities	4,525,683
Loans and bills discounted	8,941,948
Foreign exchanges	767
Other assets	446,145
Tangible fixed assets	126,000
Buildings	37,384
Land	81,958
Construction in progress	200
Other tangible fixed assets	6,456
Intangible fixed assets	58,940
Software	16,221
Goodwill	35,304
Other intangible fixed assets	7,414
Deferred tax assets	150,296
Customers’ liabilities for acceptances and guarantees	384,117
Allowance for loan losses	(53,410)

Total assets	14,977,966

LIABILITIES
Deposits	8,759,917
Negotiable certificates of deposit	327,190
Call money and bills sold	306,161
Payables under securities lending transactions	1,702,697
Trading liabilities	7,911
Borrowed money	1,217,246
Foreign exchanges	21
Bonds payable	234,750
Due to trust accounts	995,612
Other liabilities	170,887
Provision for bonuses	3,160
Provision for retirement benefits	2,662
Provision for directors’ retirement benefits	1,704
Provision for contingent losses	12,022
Deferred tax liabilities	5,346
Acceptances and guarantees	384,117

Total liabilities	14,131,410

NET ASSETS
Capital stock	261,608
Retained earnings	377,619
Treasury stock	(270)

Shareholders’ equity	638,957

Valuation difference on available-for-sale securities	35,002
Deferred gains or losses on hedges	2,705
Revaluation reserve for land	(15,532)
Foreign currency translation adjustment	(1,738)

Valuation and translation adjustments	20,436

Minority interests	187,161

Total net assets	846,556

Total liabilities and net assets	14,977,966

<Note>Amounts less than one million yen are rounded down

Chuo Mitsui Trust Holdings, Inc.
Consolidated Statements of Income

(in millions of yen)	Fiscal Year 2009

Ordinary income	365,516

Trust fees	50,874
Interest income	181,592
Interest on loans and discounts	122,029
Interest and dividends on securities	55,570
Interest on call loans and bills bought	181
Interest on receivables under securities borrowing transactions	77
Interest on deposits with banks	189
Other interest income	3,543
Fees and commissions	80,790
Trading income	2,592
Other ordinary income	27,505
Other income	22,161

Ordinary expenses	282,100

Interest expenses	68,901
Interest on deposits	44,970
Interest negotiable certificates of deposit	1,422
Interest on call money and bills sold	725
Interest on payables under repurchase agreements	17
Interest on payables under securities lending transactions	3,483
Interest on borrowings	3,838
Interest on bonds	7,512
Other interest expenses	6,929
Fees and commissions	21,112
Other ordinary expenses	8,318
General and administrative expenses	149,232
Other expenses	34,536
Provision of allowance for loan losses	360
Other	34,175

Ordinary profit (loss)	83,415

Extraordinary income	2,579
Gain on disposal of noncurrent assets	234
Reversal of allowance for loan losses	-
Recoveries of written-off claims	2,147
Reversal of allowance for contingent losses	197
Extraordinary loss	1,196
Loss on disposal of noncurrent assets	501
Management integration expenses	525
Other	168

Income (loss) before income taxes	84,798

Income taxes-current	8,149
Income taxes-deferred	22,150
Total income taxes	30,299

Minority interests in income	7,672

Net income (loss)	46,826

<Note>Amounts less than one million yen are rounded down

Chuo Mitsui Trust Holdings, Inc.
Consolidated statement of changes in Net Assets

(in millions of yen)	Fiscal Year 2009

Shareholders’ Equity:
Capital stock
Balance at the end of previous period	261,608
Changes of items during the period:
Total changes of items during the period	-

Balance at the end of the current period	261,608

Capital surplus:
Balance at the end of previous period	-
Changes of items during the period:
Cancellation of treasury stock	-
Disposal of treasury stock	-

Total changes of items during the period	-

Balance at the end of the current period	-

Retained earnings:
Balance at the end of previous period	338,564
Changes of items during the period:
Dividends from surplus	(7,765)
Net income	48,826
Cancellation of treasury stock	-
Disposal of treasury stock	(5)

Total changes of items during the period	39,055

Balance at the end of the current period	377,619

Treasury stock:
Balance at the end of previous period	(262)
Changes of items during the period:
Acquisition of treasury stock	(18)
Cancellation of treasury stock	-
Disposal of treasury stock	9

Total changes of items during the period	(8)

Balance at the end of the current period	(270)

Total shareholders’ equity
Balance at the end of previous period	599,910
Changes of items during the period:
Dividends from surplus	(7,765)
Net income (loss)	46,826
Acquisition of treasury stock	(18)
Cancellation of treasury stock	-
Disposal of treasury stock	4

Total changes of items during the period	39,047

Balance at the end of the current period	638,957

(in millions of yen)	Fiscal Year 2009

Valuation and Translation Adjustments:
Valuation difference on available-for-sale securities:
Balance at the end of previous period	(83,325)
Changes of items during the period:
Net changes of items other than shareholders’ equity	118,327

Total changes of items during the period	118,327

Balance at the end of the current period	35,002

Deferred gains or losses on hedges:
Balance at the end of previous period	2,406
Changes of items during the period:
Net changes of items other than shareholders’ equity	298

Total changes of items during the period	298

Balance at the end of the current period	2,705

Revaluation reserve for land:
Balance at the end of previous period	(15,532)
Total changes of items during the period	-

Balance at the end of the current period	(15,532)

Foreign currency translation adjustments:
Balance at the end of previous period	(2,045)
Changes of items during the period:
Net changes of items other than shareholders’ equity	307

Total changes of items during the period	307

Balance at the end of the current period	(1,738)

Total valuation and translation adjustments:
Balance at the end of previous period	(98,497)
Changes of items during the period:
Net changes of items other than shareholders’ equity	118,933

Total changes of items during the period	118,933

Balance at the end of the current period	20,436

Minority interests:
Balance at the end of previous period	187,041
Changes of items during the period:
Net changes of items other than shareholders’ equity	119

Total changes of items during the period	119

Balance at the end of the current period	187,161

Total net assets:
Balance at the end of previous period	688,455
Changes of items during the period:
Dividends from surplus	(7,765)
Net income (loss)	46,826
Acquisition of treasury stock	(18)
Disposal of treasury stock	4
Net changes of items other than shareholders’ equity	119,053

Total changes of items during the period	158,100

Balance at the end of the current period	846,556

<Note>Amounts less than one million yen are rounded down

Amounts less than one million yen are rounded down.
The definitions of subsidiaries and affiliates are based on Article 2, Paragraph 8 of the Banking Law, and Article 4-2 of the Order for Enforcement of the Banking Law.
FUNDAMENTAL AND IMPORTANT MATTERS FOR THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS
1. Scope of Consolidation
(1) Consolidated Subsidiaries: 25 companies
Names of principal companies:
The Chuo Mitsui Trust and Banking Company, Limited
Chuo Mitsui Asset Trust and Banking Company, Limited
Chuo Mitsui Asset Management Company, Limited
Chuo Mitsui Capital Company, Limited
MTH Preferred Capital 1 (Cayman) Limited
MTH Preferred Capital 3 (Cayman) Limited
MTH Preferred Capital 4 (Cayman) Limited
MTH Preferred Capital 5 (Cayman) Limited
CMTH Preferred Capital 6 (Cayman) Limited
CMTH Preferred Capital 7 (Cayman) Limited
In the current fiscal year, Chuo Mitsui Trust Realty Company, Limited was newly consolidated following their foundation.
In the current fiscal year, Chuo Mitsui Stock Transfer Agency Business Co., Ltd. was excluded from the scope of consolidation due to the merger with Tokyo Securities Transfer Agent Co., Ltd.
(Change of accounting policy)
ASBJ Implementation Guidance No. 22 “Guidance on determining a subsidiary and an affiliate” (issued by ASBJ on May 13, 2008) was adopted from the current fiscal year. This adoption did not have an impact on profit or loss.
(2) Non-Consolidated Subsidiaries
Names of principal companies:
 Chuo Mitsui Create Company, Limited
Unconsolidated subsidiaries are excluded from the scope of consolidation because their total amounts in terms of
Total assets, Ordinary income, Net income, Retained earnings, and others are so immaterial that they do not hinder a rational judgment of the Chuo Mitsui Trust Group’s financial position and results of operations when excluded from the scope of consolidation.
2. Application of the Equity Method
(1) Unconsolidated Subsidiaries Accounted for by the Equity Method
None
(2) Affiliates Accounted for by the Equity Method       4 companies
Principal Companies
Japan Trustee Services Bank, Ltd.
Japan Trustee Information Systems, Ltd.
(3) Unconsolidated Subsidiaries Not Accounted for by the Equity Method
Principal Companies
Chuo Mitsui Create Company, Limited
(4) Affiliates Not Accounted for by the Equity Method
None
Unconsolidated subsidiaries not accounted for by the equity method are also excluded from the scope of consolidation because their total amounts in terms of proportionate share of Net income, Retained earnings, Deferred Gains(Losses) from hedge accounting and others are so immaterial that they do not have a significant impact on the consolidated financial statements when excluded from the scope of application of the equity method.

3. Balance Sheet Dates of Consolidated Subsidiaries
(1) Balance sheet dates of consolidated subsidiaries are as follows:
January 24 6 companies
December 31 4 companies
March 31 15 companies

(2) A subsidiary with a balance sheet date as of January 24 is consolidated based on its preliminary financial statements as of March 31. Other subsidiaries are consolidated based on the financial statements as of their balance sheet dates. Six subsidiaries changed their balance sheet date from July 24 to January 24. Necessary adjustments were made for any significant transactions between the balance sheet dates of the subsidiaries and the consolidated balance sheet date.

4. Valuation of Assets and Liabilities of the Consolidated Subsidiaries
All assets and liabilities of the consolidated subsidiaries are valued at fair value.

5. Amortization of Goodwill and Negative Goodwill
Goodwill is amortized over the period that is reasonably determined by each case within 20 years. However, it is fully amortized as incurred during the each fiscal year if deemed immaterial.

6. Accounting Policies
(1) Trading Account Activities
Trading account activities are conducted for short-term profit taking by market-making and sales arbitrages. Trading assets and liabilities include securities, commercial papers, and financial derivatives. The mark-to-market accounting method is adopted for such financial instruments, all of which are stated at fair values as Trading Assets or Trading Liabilities in the consolidated balance sheets. Gains and losses on trading transactions are shown as Trading Income or Trading Expenses on a trade date basis.

Trading account securities and monetary claims are stated at fair value of the balance sheet date and financial derivatives for trading activities, such as swaps, futures and options, are valued on the assumption that they are settled at the balance sheet date.

Trading Income and Trading Expenses include interests, changes in fair value of securities and monetary claims in the current period, and changes in values of financial derivatives on the assumption that they are settled at the balance sheet date.

(2) Standards for Recognition and Measurement of Securities
(a) Debt securities that consolidated subsidiaries have the positive intent and ability to hold to maturity are classified as held-to-maturity securities and are carried at amortized cost (straight-line method) using the moving-average method.

Investments in unconsolidated subsidiaries are carried at cost using the moving-average method. Securities other than trading purpose securities, held-to-maturity securities and investments in unconsolidated subsidiaries and affiliates are classified as “other securities” (available-for-sale securities).

Stocks in Other securities that have market prices and investment trusts are carried at their average market prices during the final month of the fiscal year, and bonds and others that have market prices are carried at their fiscal year-end market prices (cost of securities sold is calculated using primarily the moving-average method). Other securities which are extremely difficult to determine fair value with no available market prices are carried at cost using the moving-average method. Net unrealized gains (losses) on other securities are included in Net assets.

(b) Securities invested in money held in trust are revalued at the same method as securities mentioned above.

(3) Standards for Recognition and Measurement of Financial Derivatives
Financial derivatives other than trading purposes are valued at fair value.

(4) Depreciation Methods
(a) Tangible Fixed Assets
Tangible fixed assets of consolidated trust bank subsidiaries are depreciated using the declining-balance method. Buildings acquired on and after April 1, 1998, however, are depreciated using the straight-line method. The estimated useful lives of major items are as follows:

Buildings : 10 to 50 years
Others : 3 to 8 years
For assets with acquisition cost of more than 0.1 million yen and under 0.2 million yen are amortized equally in 3 years.
Tangible fixed asset of the Company and other consolidated subsidiaries are depreciated mainly using the declining-balance method over the estimated useful lives.

(b)	Intangible Fixed Assets

Intangible fixed assets are depreciated using the straight-line method. Expenses related to software for internal use are capitalized in “Intangible Fixed Assets” and amortized over the estimated useful lives, generally 5 years.

(5)
Allowance for Loan Losses
Allowance for Loan Losses on Loans of major domestic consolidated subsidiaries is provided in accordance with internally established standards for write-off and allowance for possible credit losses.

For claims to debtors who are legally bankrupt(“Bankrupt debtors”) or virtually bankrupt(Substantially Bankrupt Debtors), the specific allowance is provided based on the amount of claims, deducting the amount expected to be collected through the disposal of collateral or execution of guarantees from book value after direct deduction described below.

For claims to debtors who are not yet legally or formally bankrupt but are likely to become bankrupt(“Potentially Bankrupt Debtors”), the specific allowance is provided for the amount considered to be necessary based on an overall solvency assessment, deducting the amount expected to be collected through the disposal of collateral or execution of guarantees.

Among for claims to debtors with more than certain amount of the Bank’s claims to debtors,(i)who are likely to become bankrupt,(ii)to whom the Bank has Restructuring loans where future cash flows from capital collection and interest receipt could be reasonably estimated, allowance is provided for the difference between the present value of expected future cash flows discounted at original contracted interest rate before relaxing to support and the current book value of the claims.

For claims that are classified to the categories other than above, the general allowance is provided based on the historical loan-loss-ratio.

For claims originated in specific foreign countries, additional allowances are provided based on an assessment of political and economic conditions of these countries.

All claims are assessed by branches and credit supervision department in accordance with the internal standards for self-assessments of asset quality. The Internal Audit Department, which is independent from those operating sections, subsequently audits these assessments, and the allowances presented above reflect the audit results.

For claims on bankrupt Debtors and Substantially Bankrupt Debtors, net of amounts expected to be collected through the disposal of collateral or through the execution of guarantees, are directly deducted out of the original amount of claims. The deducted amount is 33,562 million yen.

Consolidated subsidiaries, not adopting states above, provide allowances based on their historical credit loss experience for general claims and based on individual assessments of the possibility of collection for specific deteriorated claims.

(6)	Provision for Bonuses Provision for bonuses is provided for the estimated employees’ bonuses attributable to the current fiscal year.

(7)
Provision for retirement benefits
Provision for retirement benefits is provided based on the projected benefit obligation and the fair value of the plan assets at the respective balance sheet date.
In the end of current fiscal year, Provision for retirement benefits is posted as “Prepaid Pension Expenses” in “Other Assets” on ground that fair value of pension assets excess the total amount of the “Projected Benefit Obligation” and “Unrecognized actuarial losses”.

Unrecognized actuarial losses are amortized under the straight-line method for a period, primarily 8 to 9 years, within the employees’ average remaining service period, commencing on the fiscal year immediately following the fiscal year in which the services were provided.

(Changes in accounting policy)
  ASBJ Statement No. 19 “Partial Amendments to Accounting Standard for Retirement Benefits (Part 3)” (issued on July 31, 2008) was adopted as of the end of the current fiscal year. The adoption resulted in the use of the same discount rates as those used in the previous method and did not affect the consolidated financial statements for the current fiscal year.

(8) Provision for Directors’ Bonuses Provision for directors’ bonuses is provided for the estimated directors’ bonuses attributable to the current fiscal year.

(9) Provision for Contingent Loss
Provision for contingent loss is estimated for each individual event and provided for possible contingent loss related to off-balance sheet and other transactions as stated below:

<Provision for Reimbursement of Deposits>
Provision for reimbursement of deposits is provided for deposits no longer accounted as deposit under certain conditions against the estimated future reimbursement requested by customers.

<Provision for Possible Losses related to Land Trust>
Provision for possible losses related to land trust is provided for estimated losses deemed necessary for potential damages to the compensation rights which would be acquired if a liability for reimbursement, as a trustee of a land trust, was incurred due to the future business circumstances of the land trust.

(10) Foreign Currency Transaction
Assets and liabilities denominated in foreign currencies of consolidated trust bank subsidiaries are primarily translated into yen at the exchange rate at the consolidated balance sheet date. Assets and liabilities denominated in foreign currencies of other consolidated subsidiaries are translated into yen at the exchange rate at each of the consolidated balance sheet dates.

(11) Accounting for Leases
As for the domestic consolidated subsidiaries, transactions of finance leases without transfer of ownerships started before April 1,2008 have been accounted for according to the same accounting treatment used in the operating leases.

(12) Hedge Accounting
(a) Hedge Accounting for Interest Rate Risks
Consolidated trust bank subsidiaries manage interest rate risk arising from various assets and liabilities by using financial derivatives transactions and apply deferred hedge accounting regulated by “Treatment for Accounting and Auditing of Application of Accounting Standard for Financial Instruments in Banking Industry” (the JICPA Industry Auditing Committee Report No. 24, hereinafter “Report No. 24”). In hedging activities to offset changes in the fair value of deposits, loans, etc., as hedged items, consolidated trust bank subsidiaries designate hedged items and interest rate swaps, etc. as hedging transactions by grouping them by their maturities.

(b) Hedge Accounting for Foreign Currency Risks
Consolidated trust bank subsidiaries manage foreign exchange risk arising from various assets and liabilities denominated in foreign currencies by using financial derivative transactions and apply deferred hedge accounting in accordance with “Treatment for accounting and Auditing of Application of Accounting Standard for Foreign Currency Transactions in Banking Industry” (the JICPA Industry Auditing Committee Report No. 25,hereinafter “Report No. 25”).
Consolidated trust bank subsidiaries designate specific currency swaps and foreign exchange swaps made to mitigate foreign exchange risks arising from monetary claims and debts denominated in foreign currencies as hedging transactions. The effectiveness of the hedge is assessed by confirming existence of the monetary claims and debts denominated in foreign currencies that are hedged items corresponding to the position of those hedging transactions.
Consolidated trust bank subsidiaries also apply fair value hedge and deferred hedge as portfolio Hedge to mitigate foreign currency exchange rate exposure in securities denominated in foreign currencies (other than bonds) when hedged foreign currency securities are specified in advance to the inception of the transactions and spot liabilities and forward liabilities exist on a foreign currency basis that exceed acquisition costs of the foreign currency securities designated as hedged items.
In addition, deferred hedge, fair value hedge, and special hedge accounting for interest rate swaps are adopted for certain assets and    liabilities.

(13) Consumption Taxes
National and local consumption taxes of the Company and consolidated domestic subsidiaries are accounted for using tax-exclusion method. Non-deductible portions of consumption taxes on the purchases of tangible fixed assets are expensed when incurred.

[Changes in Significant Accounting Policies Applied in the Preparation of the Consolidated Financial Statement]
(Accounting Standard for Financial Instruments)
The Company has started to adopt ASBJ Statement No. 10 “Accounting Standard for Financial Instruments” (Issued by ASBJ on March 31, 2008) and ASBJ Implementation Guidance No. 19 “Guidance on Disclosures about Fair Value of Financial Instruments” (issued by ASBJ on March 31, 2008) from the current fiscal year end. As a result, compared with the previous treatment, Securities increased by 419 million yen, Deferred Tax Assets decreased by 235 million yen, Valuation Difference on Available-for-Sale Securities increased by 344 million yen, and Ordinary income and Income (loss) before income taxes increased by 1,534 million yen, respectively.

Notes to Consolidated Financial Statements
(Notes to Consolidated Balance Sheet)
1.	Stocks of affiliated companies (excluding stocks of consolidated subsidiaries and consolidated companies) 20,307 million yen.

2.
 The securities held in hand as of the consolidated balance sheet date were 1,387 million yen, which the Company purchased under resale agreement and borrowed with cash collateral. Although these securities are permitted to be sold or pledged without restrictions, all of them were held in hand at the end of the current fiscal year.

3.
Loans to borrowers in bankruptcy and non-accrual loans were 14,278 million yen and 79,645 million yen, respectively.
“Loans to borrowers in bankruptcy” are loans, after write-off, to legally bankrupt borrowers as defined in Article 96-1-3 and 96-1-4 of the Enforcement Ordinance No. 97 of the Japanese Corporate Tax Law (issued in 1965) and on which accrued interest income is not recognized as there is substantial doubt about the ultimate collectability of either principal or interest because they are past due for a considerable period of time or for other reasons.
“Non-accrual loans” are loans on which accrued interest income is not recognized, excluding “Loans to borrowers in bankruptcy” and loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.

3.
Loans past due three months or more amounted 58 million yen.
“Loans past due three months or more” are loans on which the principal or interest payment is past due for three months or more, excluding “Loans to borrowers in bankruptcy” and “Non-accrual loans.”

4.
  Restructured loans amounted 16,904 million yen.
“Restructured loans” are loans on which terms and conditions have been amended in favor of the borrowers (e.g., reduction of the original interest rate, deferral of interest payments, extension of principal repayments or debt forgiveness) in order to support the borrowers’ recovery from financial difficulties, excluding “Loans to borrowers in bankruptcy”, “Non-accrual loans” and “Loans past due three months or more”.

6.
The total amount of loans to borrowers in bankruptcy, non-accrual loans, loans past due three months or more and Restructured loans was 110,885 million yen.
Those amounts described in Notes 3 to 6 are before deducting allowance for loan losses.

7.
Bills discounted are accounted for as financial transactions in accordance with the JICPA Industry Audit Committee Report No. 24. the Company have right to sell or pledge commercial bills discounted without restrictions and the total face value was 4,325 million yen.

8.
Assets pledged as collateral were as follows:
Assets pledged as collateral
Securities                              2,529,071 million yen
Loans and bills discounted   765,768 million yen
Other Assets 70 million yen
Liabilities corresponding to assets pledged as collateral
Deposits 3,959 million yen
Payables under securities lending transactions 1,702,697 million yen
Borrowed money 1,123,400 million yen
In addition, securities of 655,266 million yen were pledged mainly as collateral in substitution for settlement of cash, derivative transaction or margin of future markets.
Other assets include security deposits of 8,860 million yen.

9.
Commitment line contracts on overdrafts and loans are agreements to loan up to committed limit as long as there have been no breach of contracts upon the customers’ request. The balance of unused commitment line contracts was 2,370,526 million yen, including 2,220,327 million yen of those maturing within 1 year.

Because most of these contracts expire without being drawn down, the balance of unused commitment line contracts itself does not necessarily represent future cash flows of consolidated subsidiaries. In addition, most of these contracts contain clauses allowing consolidated subsidiaries to reject requests or reduce committed limits, when there are reasonable reasons such as changes in financial condition, needs to protect claims and other similar necessities. Consolidated subsidiaries may request their customers to provide collateral such as real estate or securities at the time of the contract, and may ask them to amend clauses or take measures to secure soundness of the credit thereinafter through periodical internal monitoring procedures that have already been in place.

10.
Regarding the land that The Chuo Mitsui Trust and Banking Company, Limited inherited from The Mitsui Trust and Banking Company, Limited, the Company revaluated the land used for business operations, in accordance with the “Act on Revaluation of Land” (Law No. 34, promulgated on March 31, 1998, hereinafter the “Act”). Net unrealized losses on revaluation are recorded as Revaluation reserve for land in Net assets.

Date of revaluation: March 31, 1998
Revaluation method as stipulated in the Article 3, Paragraph 3 of the Act:

Fair values were determined by applying appropriate adjustments for timing of appraisal, district disparity and individual disparity to the values; based on published land price of standardized premises stipulated in Article 2, Paragraph 1 of the “Enforcement Order on Act on Revaluation of Land” (Law No. 119, promulgated on March 31, 1998, hereinafter the “Order”), standard land price of measurement spots stipulated in Article 2, Paragraph 2 of the Order and price of the land used for business operations recorded on tax roll stipulated in Article 2, Paragraph 3 of the Order.

Difference between the fair value on March 31, 2010 of the land for business operations revaluated in accordance with the Article 10 of the Act and its book value after revaluation was 4,416 million yen.

11.	Accumulated depreciation of Tangible fixed assets was 91,612 million yen.
12.	Total tax qualified deferred gains on tangible fixed assets, which is allowed by the tax law, was 7,243 million yen.
13.	Borrowed money includes subordinate debt of 92,500 million yen.
14.	Balances of perpetual subordinate bonds and subordinate bonds in Bonds payable are 101,750 million yen and 133,000 million yen, respectively.
15.
Guarantee obligations for privately offered corporate bonds (provided in accordance with Article 2, Paragraph 3 of the  “Financial Instruments and Exchange Law”) in “Securities” were 124,395 million yen.

16.	Net assets per common share was 397.69 yen.
17.
Other than Tangible assets in the consolidated balance sheets, the Company and its subsidiaries use a part of vehicles and transport equipments applying finance lease contracts where the ownership deemed not transferred.

18.	Projected benefit obligations and others as of consolidated balance sheet date were as follows.

Projected benefit obligations	(182,101)	million yen
Plan assets (Fair Value)	209,054	million yen

Unfunded projected benefit obligation	26,953	million yen
Unrecognized net actuarial gain or loss	70,763	million yen

Net amount recorded on the consolidated balance sheet	97,717	million yen
Prepaid pension cost	100,379	million yen
Provision for retirement benefits	(2,662)	million yen
In addition, certain consolidated subsidiaries are participating jointly established employee pension plan fund and its plan assets were 2,451 million yen.
19.
Principal amounts of money trust and loan trust with principal guaranteed, which are entrusted to a consolidated trust banking subsidiary, were 1,024,773 million yen and 357,078 million yen, respectively.

(Consolidated statement of operations)
1.	Other ordinary income includes 16,055 million yen of gains on sales of stocks.
2.	Other ordinary expenses includes 10,339 million yen of write-offs of loans, 1,578 million yen of losses on sales of stocks, and 2,238 million yen of losses on devaluation of stocks.
3.	Net income per common share was 31.41 yen.
(Consolidated Statement of Changes in Net Assets)
1. Type and number of shares issued and treasury shares
(Unit: Thousands of shares)

	Number of	Number of	Number of	Number of
	shares	shares	shares	shares
	outstanding as	increased in	decreased in	outstanding as
	of	the current	the current	of
	the previous	fiscal year	fiscal year	the fiscal
	fiscal year-end			year-end
Share issued
Common stock	1,157,551	500,875	-	1,658,426	Note 1
Class 2 Preferred stock	93,750	-	93,750	-	Note 2
Class 3 Preferred stock	31,468	-	31,468	-	Note 2
Total	1,282,770	500,875	125,218	1,658,426
Treasury share
Common stock	324	54	12	366	Note 3
Class 2 Preferred stock	-	93,750	93,750	-	Note 2
Class 3 Preferred stock	-	31,468	31,468	-	Note 2
Total	324	125,273	125,231	366

Note 1:
Numbers of common stock issued increased since the Company acquired Class 2 preferred stock 93,750,000 shares and Class 3 preferred stock 31,468,750 shares on August 1, 2009, subscribed by the Resolution and Collection Corporation (“RCC”) according to Article 19 of the Articles of Incorporation, and issued the Company’s common stocks of 375,000,000 shares and 125,875,000 shares to RCC in exchange for these preferred stocks.

Note 2:
Numbers of Class 2 and Class 3 preferred stock as treasury shares increased since the Company acquired from RCC according to Article 19 of the Articles of Incorporation to exchange these preferred stocks to common stocks on August 1, 2009. Numbers of Class 2 and Class 3 preferred stock issued had decreased since these preferred stocks were cancelled.

Note 3:	Numbers of common stock as treasury shares changed since the Company acquired and disposed these fractional shares.
2. Information on Dividends
(1) Dividends paid in the fiscal year

Date of	Type of shares	Cash	Cash dividends	Record date	Effective date
resolution		dividends	per share
		(million yen)	(yen)
Ordinary general meeting of shareholders held on 26 June, 2009	Common stock	5,786	5.00	March 31, 2009	June 29, 2009
	Class 2 Preferred stock	1,350	14.40	March 31, 2009	June 29, 2009
	Class 3 Preferred stock	629	20.00	March 31, 2009	June 29, 2009

(2)	Dividends with record dates before March 31, 2010 and effective dates after April 1, 2010

Date of	Type of	Cash	Source of	Cash dividends	Record date	Effective date
resolution	shares	dividends	dividend	per share
		(million yen)		(yen)
Ordinary general meeting of shareholders held on 29 June, 2010	Common stock	5,786	Note	5.00	March 31, 2010	June 30, 2010

Note:
Agendum relating to dividends are submitted to shareholder vote at an ordinary general meeting of shareholders scheduled to be held on June 29, 2010. Source of dividend is planned to be retained earnings.

(Financial instruments)
1. Outline of Financial Instruments
(1)Group Policy for Financial Instruments
With the Company in a pivotal position as bank holding company, the Chuo Mitsui Trust Group is engaged in a range of financial service businesses including trust banking business by Chuo Mitsui and Chuo Mitsui Asset, investment trust management business by Chuo Mitsui Asset Management, private equity fund management business by Chuo Mitsui Capital, credit guarantee business and credit card business by other subsidiaries. To facilitate these businesses, the Chuo Mitsui Trust Group is holding financial assets such as loans and bills discounted and securities, while funding by accepting savings deposits. The policies as well as measures regarding how to manage or fund financial assets and liabilities are determined primarily under the annual plans prepared by each Group company. Risks associated with the Group-wide financial assets and liabilities are monitored by the Company. Chuo Mitsui and Chuo Mitsui Asset are monitoring their respective risks while implementing comprehensive Asset-Liability Management (ALM). Meanwhile Chuo Mitsui is engaged in derivative transactions in an effort to contain market risk and other risks arising from its assets and liabilities within the level commensurate with its management capacity.
(2)Content of Financial Instruments and Risks Arising from
(a)Credit Risk
The Chuo Mitsui Trust Group’s credit arrangement involves loans to corporate and individual customers, along with investment in shares and bonds issued by its client companies and derivative transactions. Such credit arrangement is exposed to credit risk of the borrowers, investees and counterparties in the event of deterioration in their financial condition.
(b) Market Risk
In the course of trading and investment activities, the Chuo Mitsui Trust Group handles financial instruments including equity securities, investment trusts, investments in silent partnership, foreign securities, foreign exchanges and derivatives, in addition to a portfolio of domestic bonds consisting of primarily the Japanese government bonds.
These financial instruments are exposed to the market risk of fluctuations in interest rates, foreign exchange rates, and market prices of securities as well as volatility. Some of these financial instruments are less liquid than listed equity securities and government bonds and thus more prone to market fluctuations.
One of the Chuo Mitsui Trust Group’s main sources of earnings is the spread between the interest income from loans and securities, etc. and interest expenses on deposits, etc., which is exposed to the interest rate risk that such profit can be compromised by the magnitude and timing of fluctuations in investment interest rate and funding interest rate.
(c) Liquidity Risk on Fund Raising
The Chuo Mitsui Trust Group raises funds primarily through savings deposits from domestic corporate and individual customers, along with repurchase agreements in bond lending market, borrowed money and issuance of corporate bonds. These financing activities are exposed to the liquidity risk that financing could become costlier or more restricted due to the circumstances including deterioration in the Chuo Mitsui Trust Group’s financial condition or business results, bad reputation of the Chuo Mitsui Trust Group, worsening economic environment and lowering market liquidity.
(d) Purpose for Derivative Transactions
(i) Banking Accounts
In banking accounts, the Chuo Mitsui Trust Group enters into derivative transactions for the purpose of hedging interest rates, currency exchange, and other risks pertaining to the Chuo Mitsui Trust Group’s assets and liabilities. In principle, the mark-to-market accounting is applied to the banking account derivative transactions into which the Chuo Mitsui Trust Group enters. Within hedged derivative transactions entered into for hedging purposes, hedge accounting is applied to transactions deemed to have high hedge effectiveness, and the deferral hedge method, the fair value hedge method, and the special hedge accounting method for interest rate swaps are applied.

(ii) Trading Accounts
In trading accounts, the Chuo Mitsui Trust Group engages in derivative transactions primarily as a means of earning from short-term price fluctuations. The Chuo Mitsui Trust Group also provides its customers with a broad range of high-value-added products and financial risk management methods based on these transactions. Before entering into such a transaction, the Chuo Mitsui Trust Group endeavors to ensure that customers have sufficient understanding of the content and risks entailed in such transactions.
(3) Risk Management for Financial Instruments
The Company sets out basic framework of the group-wide risk management in the Rules for Risk Management, establishing the Risk Management Department which as a risk management coordinating function, provides supervision, control and guidance to bank subsidiaries, etc. in regard to issues including the development of an adequate risk management system, while monitoring the Chuo Mitsui Trust Group’s risk situation.
(a) Credit Risk Management
The Chuo Mitsui Trust Group’s basic policy for managing credit risk associated with transactions involving credit arrangement is set out in the Rules for Credit Risk Management, while specific procedures such as a rating system, assessment of assets and centralized credit risk management are set out in the Rules for Corporation Credit Rating and other rules. To determine whether to provide credit for individual cases, the Credit Supervision Department independent of the Marketing Department is conducting rigorous credit assessment and control in terms of the criteria including purpose of loans, repayment capability, collateral effect and profitability on a case-by-case basis. Credit lines for derivative and other transactions are established through strict procedures, in accordance with trading standards provided separately. The compliance status of such credit lines and other conditions is appropriately monitored.
 (b) Market Risk Management
With regard to market risk, the Chuo Mitsui Trust Group maintains a basic policy through its Rules for Market Risk Management and follows the Regulations for Market Risk Management to reinforce and control accurate hedging techniques and risk. An independent check system has been established whereby the divisions that execute transactions are clearly separate from the divisions that process the transactions, and overall management of market risk is consolidated under the Risk Management Department, which is independent of both the front and back offices and pinpoints the status of activities undertaken by both office categories. This department identifies and analyzes group-wide risk, tracks compliance with risk limits and reports to the director in charge on a daily basis and to the Executive Committee on a monthly basis.
Risks arising from the fluctuations of investment interest rate and funding interest rate, are managed by the ALM at the Chuo Mitsui. For the purpose of ALM, the Corporate Planning Department supervises overall ALM operations, and the Risk Management Department is responsible for management and analysis relating to ALM, such as risk monitoring. The Risk Management Department is engaged in day-to-day monitoring by using gap analysis and interest rate sensitivity analysis based on the comprehensive grasp of interest rates and terms/maturities of financial asset and liabilities, which are reported monthly to the ALM Committee established with the purpose to discuss matters regarding ALM. The ALM Committee also discusses the matters including the corporate policy for market-related transactions, development of cash planning and implementation of hedging operation.
 (c) Liquidity Risk Management on Fund Raising
The Chuo Mitsui Trust Group’s basic policy for managing liquidity risk is set out in the Rules for Cash Flow Risk Management. Liquidity risk is managed by the Risk Management Department that monitors compliance with the predetermined guidelines on funding gap, while contingency procedures are in place to enable flexible responses in the event of an emergency.
(4) Supplementary Explanation Concerning Fair Values of Financial Instruments
Fair values of financial instruments are based on quoted prices in active markets. If a quoted price is not available, other rational valuation techniques are used instead. Calculation of such fair value involves certain assumptions, and could vary when different assumptions are employed.

2. Fair Value of Financial Instruments
The carrying amount on the consolidated balance sheets and fair value of financial instruments as of March 31, 2010 as well as the differences between these values are described below. Financial instruments whose fair values are not readily determinable are not included in the table. (See Note 2)
(Unit: Millions of yen)

	Carrying amount	Fair value	Unrealized
			gains (losses)

(1) Cash and due from banks	262,240	262,240	-
(2) Call loans and bills bought (*1)	9,871	9,884	13
(3)Receivable under securities borrowing transactions	1,521	1,521	-
(4) Monetary claims bought (*1)	98,598	98,655	56
(5) Trading assets
Trading securities	50	50	-
(6) Money held in trust	2,234	2,234	-
(7) Securities held-to-maturity debt securities	659,925	659,794	(131)
Available-for-sale securities	3,626,041	3,626,041	-
(8) Loans and bills discounted	8,941,948
Allowance for loan losses (*1)	(51,873)

	8,890,074	8,951,323	61,249

Total assets	13,550,558	13,611,745	61,187

(1) Deposits	8,759,917	8,799,353	39,436
(2) Negotiable certificates of deposit	327,190	327,190	-
(3) Call money and bills sold	306,161	306,161	-
(4) Payables under securities lending transactions	1,702,697	1,702,697	-
(5) Borrowed money	1,217,246	1,221,320	4,074
(6) Bonds payable	234,750	237,844	3,093
(7) Due to trust accounts	995,612	995,612	-

Total liabilities	13,543,577	13,590,180	46,603

Derivatives (*2)
Held for other than hedge accounting	(3,749)	(3,749)	-
Held for hedge accounting	8,905	8,905	-

Total derivatives	5,156	5,156	-

(*1) General as well as specific allowance for loan losses in respect of loans and bills discounted is deducted. As allowances for loan losses in respect of call loans and bills bought, and monetary claims bought are immaterial, they are directly deducted from the carrying amounts.

(*2) Derivative transactions included in trading assets and trading liabilities or other assets and other liabilities are collectively presented. Receivables and payables incurred by derivative transactions are presented in net. Net payables are presented in parenthesis.

(Note 1) Calculation method of fair values of financial instruments
Assets
(1)	Cash and Due from Banks

Deposits without maturity are stated at their carrying amounts as their fair values approximate carrying amounts. Deposits with maturities with shorter deposit terms (within one year) are stated at their carrying amounts as their fair values approximate carrying amounts.

(2)	Call Loans and Bills Bought and (3) Receivables under Securities Borrowing Transactions

These are subject to shorter agreed periods (within one year), and are stated at their acquisition costs as their fair values approximate acquisition costs.
(4)	Monetary Claims Bought

Of the monetary claims bought, beneficiary certificates representing interest in a trust holding loan receivables are stated at the prices quoted by brokers. Other monetary claims bought with shorter contract periods (within one year), are stated at their acquisition costs as their fair values approximate acquisition costs.

(5)	Trading Assets

Securities including bonds held for trading purposes are stated at the prices quoted by Japan Securities Dealers Association.

(6)	Money Held in Trust

Securities comprising trust assets in money held in trust are stated at the prices quoted by brokers.

Matters to be noted in respect of money held in trust by purpose of holding are described in “(Money Held in Trust)”.

(7)	Securities

Of securities of various categories; (i) equity securities are stated at the prices quoted on the stock exchanges: (ii) privately offered corporate bonds are stated at the values calculated by discounting principal and interest by the interest rate reflecting credit risk, by category based on internal rating and terms, (iii)other bonds are stated at the prices published by Japan Securities Dealers Association or the prices quoted by brokers. Investment trust beneficiary certificates are stated at the official reference price published by securities investment trust and management firms.

Following an examination of the recent market environment, market values of floating-rate Japanese government bonds (JGBs) are believed to remain inappropriate to be treated as their fair values. Therefore, reasonably assessed values of floating-rate JGBs are recorded as the carrying amount for the current fiscal year end. Thus compared with the cases where market prices are recorded as the carrying amounts, Securities increased by 8,013 million yen, Deferred tax assets decreased by 3,255 million yen, while Valuation difference on available-for-sale securities increased by 4,757 million yen. Reasonably assessed values of floating-rate JGBs are determined based on the discounted cash flow method. Price-determining variables include JGB yield and its volatility. Matters to be noted in respect of securities by purpose of holding are described in (Securities).

(8)	Loans and Bills Discounted

Of loans and bills discounted, those with floating rates reflect market rates at short intervals, whose fair values approximate acquisition costs unless borrowers’ creditworthiness changes significantly after the loans are made, and acquisition costs are stated as the fair values. Meanwhile, those with fixed rates are stated at the fair values, as calculated by discounting principal and interest by the interest rate reflecting credit risk by category based on the nature of loan, internal rating and terms. Those loans with shorter contract periods (within one year) are stated at acquisition cost which approximates their fair values. Claims under legal bankruptcy, virtual bankruptcy and possible bankruptcy, whose expected amounts of loan losses are calculated based on the expected recoverable amounts from their collateral or guarantee, are stated at their acquisition costs at the consolidated balance sheet date less the current expected amount of loan losses, which approximate their fair values. Of loans and bills discounted, those without scheduled due dates subject to the special conditions such as the ones limiting the loan amounts within the values of pledged assets, are stated at acquisition costs which are assumed to approximate their fair values because of the estimated repayment period and interest rate conditions, etc.

Liabilities
(1)	Deposits and (2) Negotiable Certificate of Deposit

For demand deposits, the amount payable (carrying amount) in case demand is made on the consolidated balance sheet date is treated as their fair value. For time deposits, present values calculated by discounting future cash flows by category based on terms, etc., by the interest rate applicable to newly deposited savings are deemed to be their fair values. For time deposits with shorter deposit terms (within one year) and those with floating rates, carrying amounts approximate their fair values, and thus quoted as such. Negotiable certificates of deposit are all with shorter deposit terms (within one year) and are stated at their carrying amounts which approximate their fair values.

(3)	Call Money and Bills Sold and (4) Payables under Securities Lending Transactions
These are subject to shorter contract periods (within one year), and are stated at their acquisition costs as these acquisition costs approximate their fair values.
(5)	Borrowed Money

Borrowings are stated at their present values, as calculated by discounting principal and interest by the interest rate assumed for similar borrowings. Those borrowings with shorter contract periods (within one year) are stated at acquisition costs which approximate their fair values.

(6)	Bonds Payable

Bonds payable are stated at the prices quoted by Japan Securities Dealers Association, or in the absence of such market values, at their present values as calculated by discounting principal and interest by the interest rate assumed for the similar bond at issuance.

(7)	Due to Trust Account
Due to trust account is stated at the amounts payable (book value) in case demand is made on the consolidated balance sheet date.
Derivatives
   Derivative transactions include interest rate-related transactions (futures, options, swaptions and others), currency-related transactions (swaps, futures and others), bond-related transactions (bond forward agreements and others), and other transactions (credit derivatives), and are based on the prices quoted on securities exchanges, discounted value of future cash flows, or values calculated by option pricing models and others.
The fair values of some credit default swaps in derivatives were previously measured at the prices offered by brokers. However, a judgment has been made by management that the current market prices are not indicative of fair values. At the end of the fiscal year, the fair values of these credit default swaps were determined based on the values reasonably estimated by using our own calculation methods. As a result, Other liabilities and Other ordinary expenses were decreased by and Ordinary profit and Income before income taxes were increased by 1,537 million yen, respectively.
The values reasonably calculated by using our own reasonable estimates are theoretical values calculated by using a valuation model based on the analysis such as price change chronological order comparison of the market price of the credit default swap and a price comparison between similar instruments.
(Note 2)
Financial instruments whose fair values are extremely difficult to determine are listed below.
(Millions of yen)

Category	Carrying amount
Unlisted Japanese stocks (*)	109,399
Subscription certificates	120,210
Foreign securities	10,106
Total	239,716

Fair values of these items are not disclosed because there is no market price, and it is very difficult to identify fair values.
(*) For the current fiscal year, an impairment loss of 498 million yen was recognized for unlisted Japanese stocks.

(Note 3)	Scheduled redemption amount of monetary claims and securities with maturity after the consolidated balance sheet date
(Unit: Millions of yen)

	Due within	Due after 1	Due after 3	Due after 5	Due after 7	Due after
	1 year	year through	year through	year through	year through	10 year
		3 years	5 years	7 years	10 years

Due from banks	227,418	-	-	-	-	-
Call loans and bills bought	9,884	-	-	-	-	-
Receivables under securities borrowing transactions	1,521	-	-	-	-	-
Monetary claims bought	24,522	-	1,009	674	-	72,748
Securities	778,482	861,309	1,059,065	264,043	398,851	422,067
Held-to-maturity securities	411,155	79,623	146,700	-	-	22,445
Available-for-sale securities with maturities	367,327	781,686	912,365	264,043	398,851	399,622
Loans and bills discounted(*)	2,875,574	1,752,678	864,238	306,764	403,055	2,401,545

Total	3,917,403	2,613,988	1,924,313	571,482	801,906	2,896,361

(*)Of the loans and bills discounted, 93,843 million yen that cannot envisage scheduled redemption amount such as claims under legal bankruptcy, virtual bankruptcy and possible bankruptcy, and 241,533 million yen without specified terms are not included.

(Note 4)	Amounts of repayment of corporate bonds, borrowed money and other interest-bearing liabilities, scheduled after the consolidated balance sheet date
(Unit: Millions of yen)

	Due within	Due after 1	Due after 3	Due after 5	Due after 7	Due after
	1 year	year through	year through	year through	year through	10 year
		3 years	5 years	7 years	10 years

Deposits(*)	4,988,242	2,456,425	1,246,313	63,046	5,889	-
Negotiable certificates of deposit	327,190	-	-	-	-	-
Call money and bills sold	306,161	-	-	-	-	-
Payables under securities lending transactions	1,702,697	-	-	-	-	-
Borrowed money	1,128,924	18,122	65,199	5000	-	-
Bonds payable	-	55,000	83,000	70,650	10,000	16,100
Due to trust accounts	995,612	-	-	-	-	-

Total	9,448,828	2,529,547	1,394,513	138,697	15,889	16,100

(*)Of deposits, demand deposits are included in “Due within 1 year”. Also deposits include current deposits.

(Securities)
Other than Securities on consolidated balance sheet, this information includes other monetary claims bought in Monetary claims bought and trading account securities and commercial papers in Trading assets.
1.	Trading securities (as of March 31, 2010)
(Unit: Millions of yen)

Valuation difference reflected on the
statements of income
Trading securities	(52)

2.	Bonds classified as held-to-maturity (as of March 31, 2010)
(Unit: Millions of yen)

	Type of bond	Carrying	Fair value	Unrealized
		amount		gains (losses)
Bonds with unrealized gains	Japanese government bonds	399,291	401,557	2,265
	Corporate bonds	22,445	22,761	315
	Others	61,436	62,120	683
	Subtotal	483,173	486,438	3,264
Bonds with unrealized losses	Others	237,908	234,348	(3,559)
Total		721,082	720,787	(294)

3. Available-for-sale securities (as of March 31, 2010)
(Unit: Millions of yen)

	Type of bond	Carrying	Acquisition	Unrealized
		amount	Cost	gains (losses)
Bonds with unrealized gains	Stocks	361,705	243,680	118,025
	Bonds	485,802	475,890	9,912
	Japanese government bonds	348,255	339,921	8,333
	Municipal bonds	644	639	4
	Corporate bonds	136,902	135,328	1,573
	Others	285,046	282,148	2,897
	Subtotal	1,132,554	1,001,719	130,835
Bonds with unrealized losses	Stocks	186,268	231,287	(45,019)
	Bonds	1,421,297	1,434,858	(13,561)
	Japanese government bonds	1,284,255	1,296,509	(12,254)
	Corporate bonds	137,042	138,348	(1,306)
	Others	899,196	924,407	(25,210)
	Subtotal	2,506,762	2,590,553	(83,791)
Total		3,639,316	3,592,272	47,044

4.	Held-to-maturity bonds sold during the current fiscal year (from April 1, 2009 to March 31, 2010)
(Unit: Millions of yen)

	Acquisition cost of	Sales amount	Gains (Losses) on
	sales amount		sales
Japanese government bonds	198,921	200,169	1,247
Others	2,175	4,027	1,852
Total	201,096	204,196	3,099

(Reason for sales)
Bonds were sold before maturity, in accordance with article 282, paragraph 1 of “Practical Guidelines on Accounting Standards for Financial Instruments” (JICPA Accounting Standard Committee Report No. 14) and sold with credit deterioration in accordance with article 83, paragraph 1 of the guidelines.

5.	Available-for-sale securities sold during the current fiscal year (from April 1, 2009 to March 31, 2010)
(Unit: Millions of yen)

	Sales amount	Gains on sales	Losses on sales
Stocks	72,793	17,754	974
Bonds	4,693,067	7,747	2,096
Japanese government bonds	4,604,510	7,417	2,093
Corporate bonds	88,557	329	3
Others	1,762,574	11,550	1,771
Total	6,528,435	37,052	4,842

6.	Impairment of Securities

Available-for-sale securities with fair value are considered as impaired if the fair value decreases significantly below the acquisition cost and such decline is not considered as recoverable. The fair value is recognized as the consolidated balance sheet amount and the amount of impairment is accounted for as valuation loss for the current fiscal year.

Impairment loss for the fiscal year was 1,583 million yen, which includes 1,569 million yen of stocks.
The rule for determining “significant decline” is as follows and is based on the classification of issuers under the rules of self-assessment of assets.
Legal bankrupt/ Virtual bankrupt/ Possible bankrupt issuers: Fair value is lower than acquisition cost.
Issuers requiring caution: Fair value is 30% or more lower than acquisition cost.
Normal issuers: Fair value is 30% or more lower than acquisition cost.

Within the normal issuers under the rules of self-assessment above, when the fair value of which security is 30% or more but less than 50% lower than acquisition cost, the security is judged individually, and unless the decline in its fair value below the cost is temporary, the security is accounted as impaired. All others are considered as the decline in fair value below the cost is other than temporary, and treated as impaired.

Legally bankrupt issuers: Issuers that are legally bankrupt or formally declared bankrupt.
Virtual bankrupt issuers: Issuers that are not legally bankrupt but regarded as substantially bankrupt.
Possible bankrupt issuers: Issuers that are not currently bankrupt, but are perceived to have a high risk of falling into bankruptcy.
Issuers requiring caution: Issuers that are identified for close monitoring.
Normal issuers: Issuers other than the above four categories of issuers.
(Money held in trust)
1.	There was no money held in trust held for investment management purpose.
2.	There was no money held in trust held-to-maturity
3.	Other money held in trust (other than purpose for investment or held to maturity)
(Unit: Millions of yen)

	Carrying amount	Acquisition cost	Unrealized	Unrealized	Unrealized
			gains (losses)	Gains	losses
Other money held in trust	2,234	1,694	540	540	-

Note: “Unrealized gains” and “Unrealized losses” are components of “Unrealized gains(losses)”.

[English Translation of the Independent Auditors’ Report Originally Issued in the Japanese Language]
Independent Auditors’ Report
May 10, 2010

To the Board of Directors of
Chuo Mitsui Trust Holdings, Inc.	Deloitte Touche Tohmatsu LLC

Seno Tezuka (Seal)
Designated Unlimited Liability Partner, Engagement Partner
Certified Public Accountant

Mitsuo Kimura (Seal)
Designated Unlimited Liability Partner, Engagement Partner
Certified Public Accountant

Tomoharu Sato (Seal)
Designated Unlimited Liability Partner, Engagement Partner
Certified Public Accountant
Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet as of March 31,2010 of Chuo Mitsui Trust Holdings, Inc. (the “Company”) and consolidated subsidiaries, and the related statement of income and changes in net assets for the fiscal year from April 1, 2009 to March 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and consolidated subsidiaries as of March 31, 2010, and the results of their operations for the year then ended in conformity with accounting principles generally accepted in Japan.
Our firm and engagement partners do not have any financial interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

Chuo Mitsui Trust Holdings, Inc.
Non-Consolidated Balance Sheets

As of March
(in millions of yen)	31, 2010

ASSETS
Current assets
Cash and due from banks	1,922
Securities	35,000
Deferred tax assets	267
Accrued income	1
Income taxes refunds receivable	2,024
Other current assets	48

Total current assets	39,263

Non-current assets
Tangible fixed assets	1
Tools, furniture and fixtures	1
Intangible fixed assets	4
Software	4
Investments and other assets	765,879
Investments securities	652
Investments in subsidiaries and affiliates (Stocks)	764,406
Deferred tax assets	459
Other investments	361

Total non-current assets	765,885

Total assets	805,149

LIABILITIES
Current liabilities
Accrued expenses	1,379
Income taxes payable	40
Provision for bonuses	80
Other liabilities	168

Total current liabilities	1,668

Non-current liabilities
Bonds payable	189,700
Provision for retirement benefits	1,041
Provision for directors’ retirement benefits	363

Total non- current liabilities	191,105

Total liabilities	192,774

NET ASSETS
Shareholders’ equity
Capital stock	261,608
Capital surplus
Legal capital surplus	65,411
Other capital surplus	53,257
Total capital surplus	118,668
Retained earnings
Other retained earnings	232,368
Retained earnings brought forward	232,368
Total retained earnings	232,368
Treasury stock	(270)

Total shareholders’ equity	612,375

Total net assets	612,375

Total liabilities and net assets	805,149

<Note>Amounts less than one million yen are rounded down

Chuo Mitsui Trust Holdings, Inc.
Non-Consolidated Statements of Income

(in millions of yen)	Fiscal Year 2009

Operating income
Dividends received from subsidiaries	10,043
Fees and commissions received from subsidiaries	3,607

Total operating income	13,651

Operating expenses
Interest on bonds	7,674
General and administrative expenses	2,871

Total operating expenses	10,545

Operating profit	3,106

Non-operating income	66
Interest income	0
Interest on securities	47
Commission fee	0
Interest on refund of income taxes and other	10
Other non-operating Income	7
Non-operating expenses	889
Commission fee	376
Management integration expenses	507
Other non-operating expenses	4

Ordinary profit	2,283

Extraordinary loss	-
Loss on disposal of non-current assets	-

Income before income taxes	2,283

Income taxes
Income taxes-current	3
Income taxes -deferred	(585)

Total income taxes	(582)

Net income	2,865

<Note>Amounts less than one million yen are rounded down

Chuo Mitsui Trust Holdings, Inc.
Non-Consolidated statement of changes in Net Assets

(in millions of yen)	Fiscal Year 2009

Shareholders’ Equity:
Capital stock
Balance at the end of previous period	261,608
Changes of items during the period:
Total changes of items during the period	-

Balance at the end of the current period	261,608

Capital surplus:
Legal Capital surplus:
Balance at the end of previous period	65,411
Changes of items during the period:
Transfer from legal capital surplus to other capital surplus	-

Total changes of items during the period	-

Balance at the end of the current period	65,411

Other Capital surplus:
Balance at the end of previous period	53,262
Changes of items during the period:
Transfer from legal capital surplus to other capital surplus	-
Cancellation of treasury stock	-
Disposal of treasury stock	(5)

Total changes of items during the period	(5)

Balance at the end of the current period	53,257

Total Capital surplus:
Balance at the end of previous period	118,673
Changes of items during the period:
Transfer from legal capital surplus to other capital surplus	-
Cancellation of treasury stock	-
Disposal of treasury stock	(5)

Total changes of items during the period	(5)

Balance at the end of the current period	118,668

Retained earnings:
Other Retained earnings:
Balance at the end of previous period	237,268
Changes of items during the period:
Dividends from surplus	(7,765)
Net income	2,865

Total changes of items during the period	(4,899)

Balance at the end of the current period	232,368

Total Retained earnings:
Balance at the end of previous period	237,268
Changes of items during the period:
Dividends from surplus	(7,765)
Net income	2,865

Total changes of items during the period	(4,899)

Balance at the end of the current period	232,368

Treasury stock:
Balance at the end of previous period	(262)
Changes of items during the period:
Acquisition of treasury stock	(18)
Cancellation of treasury stock	-
Disposal of treasury stock	9

Total changes of items during the period	(8)

Balance at the end of the current period	(270)

(in millions of yen)	Fiscal Year 2009

Total shareholders’ equity
Balance at the end of previous period	617,289
Changes of items during the period:
Dividends from surplus	(7,765)
Net income	2,865
Acquisition of treasury stock	(18)
Cancellation of treasury stock	-
Disposal of treasury stock	4

Total changes of items during the period	(4,913)

Balance at the end of the current period	612,375

Total net assets
Balance at the end of previous period	617,289
Changes of items during the period:
Dividends from surplus	(7,765)
Net income	2,865
Acquisition of treasury stock	(18)
Disposal of treasury stock	4

Total changes of items during the period	(4,913)

Balance at the end of the current period	612,375

<Note>Amounts less than one million yen are rounded down

Amounts less than one million yen are rounded down.
<Accounting Policies>
1. Standards for Recognition and Measurement of Securities
Held-to-maturity securities
Carried at amortized cost using the moving-average method.
Investments in subsidiaries and affiliates
Carried at cost using the moving-average method.
Available-for-sale securities
Securities which are extremely difficult to determine fair value with no available market prices are carried at cost using the moving-average method.
2. Depreciation Methods of Fixed Assets
(a) Tangible Fixed Assets
Tangible fixed assets are depreciated using the straight-line method. The estimated useful lives are as follows:
Instrument and equipment: 3 to 6 years
For assets with acquisition cost of more than 0.1 million and under 0.2 million are amortized equally in 3 years.
(b) Intangible Fixed Assets
Intangible fixed assets are depreciated using the straight-line method. Expenses related to software for internal use are capitalized in Intangible Fixed Assets and amortized over the estimated useful lives, generally 5 years.
3. Standards for Provisions
(1) Provision for Bonuses
 Provision for bonuses is provided for the estimated employees’ bonuses attributable to the current fiscal year.
(2) Provision for Retirement Benefits
 Provision for retirement benefits is provided based on the projected benefit obligation and the fair value of the plan assets at the respective balance sheet date.
   Prepaid pension expenses of 65 million yen is included in Other Assets under Investments and other assets. Amortization methods of unrecognized actuarial losses are as follows:
  Unrecognized actuarial losses are amortized under the straight-line method for a period of 8 years, within the employees’ average remaining service period, commencing on the fiscal year immediately following the fiscal year in which the services were provided.
(Changes in accounting policy)
ASBJ Statement No. 19 “Partial Amendments to Accounting Standard for Retirement Benefits (Part 3)” (issued on July 31, 2008) was adopted as of the end of the current fiscal year. The adoption did not affect the consolidated financial statements for the current fiscal year.
(3) Provision for Directors’ Bonuses
 Provision for directors’ bonuses is provided for the estimated directors’ bonuses attributable to the current fiscal year.
4.   National and local consumption taxes are accounted for using tax-exclusion method.

<Notes>
(Notes to Balance Sheet)
1. Tangible fixed asset accumulated depreciation amount: 2 million yen
2. Monetary claims and liabilities to affiliates.
Short-term monetary claims: 36,965 million yen
Long-term monetary claims: 112 million yen
Short-term monetary liabilities: 1,376 million yen
Long-term monetary liabilities: 189,700 million yen
(Notes to Statements of Operations)
Volume of business with affiliates
Operating Income: 13,651 million yen
Operating Expenses: 7,923 million yen
Non-operating Income: 48 million yen
Non-operating Expenses: 129 million yen
(Notes to Statements of Changes in Equity)
Type and Numbers of Treasury stock
(Unit: Thousands of shares)

Class of stock	Number of shares outstanding as of end of prior fiscal year	Number of shares Increase in current fiscal year	Number of shares Decrease in current fiscal year	Number of shares outstanding as of end of current fiscal year
Common stock	324	54	12	366	Note 1
Class 2 preferred stock	-	93,750	93,750	-	Note 2
Class 3 preferred stock	-	31,468	31,468	-	Note 2
Total	324	125,273	125,231	366

Note 1:	Numbers of common stock as treasury shares changed since the Company acquired and dispose the fractional shares.

Note 2:
Numbers of Class 2 and Class 3 preferred stock as treasury shares increased since the Company acquired from RCC according to Article 19 of the Articles of Incorporation to exchange these preferred stocks to common stocks. Numbers of Class 2 and Class 3 preferred stock issued had decreased since these preferred stocks were cancelled.

(Notes to deferred tax accounting)
Breakdown of major factors leading to the occurrence of deferred tax assets:

Deferred tax assets
Shares of subsidiaries	224,253 million yen
Provision for retirement benefits	397 million yen
Tax loss carryforwards	278 million yen
Other	230 million yen

Sub-total	225,159 million yen
Valuation allowance	(224,431) million yen

Total	727 million yen

Net Amount of deferred tax assets	727 million yen

(Notes to Related Party Transaction)
  [Subsidiary]

										Outstanding
			Paid-in		Percentage			Amount of		amount at
			capital	Business	of voting		Summary of	transaction		the end of
Type	Name	Location	(Millions	outline	rights	Relationship	transactions	(Millions of	Item	March 2010
			of Yen)		holding			Yen)		(Millions of
					(held)					Yen)
Subsidiary	The Chuo Mitsui Trust and Banking Company, Limited	Minato-ku, Tokyo	399,697	Trust and banking business	Direct 100%	Bank subsidiary Concurrent positions held by auditors 3	Certificates of deposit (Note) 1 Interest received (Note)1 Receipt of management guidance fee (Note) 2	37,745 47 3,148	Securities Accrued income -	35,000 1 -
	MTH Preferred Capital 1 (Cayman) Limited	Cayman Islands	29,200	Financing business by issuance of securities	Direct 100%	Lending and borrowing Transaction	Financing (Note) 3 Payment of interest	- 1,181	Corporate Bonds Accrued expenses	29,200 201
	MTH Preferred Capital 3 (Cayman) Limited	Cayman Islands	31,700	Financing business by issuance of securities	Direct 100%	Lending and borrowing Transaction	Financing (Note) 3 Payment of interest	- 1,363	Corporate Bonds Accrued expenses	31,700 233
	MTH Preferred Capital 4 (Cayman) Limited	Cayman Islands	10,800	Financing business by issuance of securities	Direct 100%	Lending and borrowing Transaction	Financing (Note) 3 Payment of interest	- 393	Corporate Bonds Accrued expenses	10,800 66
	MTH Preferred Capital 5 (Cayman) Limited	Cayman Islands	33,700	Financing business by issuance of securities	Direct 100%	Lending and borrowing Transaction	Financing (Note) 3 Payment of interest	- 1,000	Corporate Bonds Accrued expenses	33,700 183
	CMTH Preferred Capital 6 (Cayman) Limited	Cayman Islands	42,700	Financing business by issuance of securities	Direct 100%	Lending and borrowing Transaction	Financing (Note) 3 Payment of interest	- 1,481	Corporate Bonds Accrued expenses	42,700 271
	CMTH Preferred Capital 7 (Cayman) Limited	Cayman Islands	41,600	Financing business by issuance of securities	Direct 100%	Lending and borrowing Transaction	Financing (Note) 3 Payment of interest	- 2,253	Corporate Bonds Accrued expenses	41,600 471

Terms of transactions and the policy in the decision thereof

(Notes)	1.	Stated interest rates are reasonably decided in consideration of market rates. Transactions amounts of negotiable certificates of deposit are the average balance during the current fiscal year.
	2.	Management guidance fee is decided in consideration of the factors including the actual expenses incurred in the course of the provision of such service to the Company’s subsidiaries.
	3.	Corporate bonds are all perpetual subordinated bonds. Interest rates are reasonably decided in consideration of market rates, etc.

(Notes to Per Share Information)
Total equity per share:	369.33 yen
Net income per share:	1.92 yen

[English Translation of the Independent Auditors’ Report Originally Issued in the Japanese Language]
Independent Auditors’ Report
May 10, 2010

To the Board of Directors of
Chuo Mitsui Trust Holdings, Inc.
Deloitte Touche Tohmatsu LLC

Seno Tezuka (Seal)
Designated Unlimited Liability Partner, Engagement Partner
Certified Public Accountant

Mitsuo Kimura (Seal)
Designated Unlimited Liability Partner, Engagement Partner
Certified Public Accountant

Tomoharu Sato (Seal)
Designated Unlimited Liability Partner, Engagement Partner
Certified Public Accountant
  Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of March 31, 2010 of Chuo Mitsui Trust Holdings, Inc. (“the Company”), and the related statements of income and changes in net assets for the 9th fiscal year from April 1, 2009 to March 31, 2010, and the accompanying supplemental schedules. These financial statements and the accompanying supplemental schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit.
  We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the accompanying supplemental schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements and the accompanying supplemental schedules presentation. We believe that our audit provides a reasonable basis for our opinion.
  In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2010, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.
  Our firm and engagement partners do not have any financial interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

[English Translation of the Board of Corporate Auditors’ report Originally Issued in the Japanese Language]
Audit Report
  The Board of Corporate Auditors, following deliberations on the reports made by each Corporate Auditor concerning the audit of performance of duties by Directors of the Company for the 9th business year from April 1, 2009 to March 31, 2010, has prepared this audit report and hereby report as follows:
  1. Auditing Method Used by Each Corporate Auditor and the Board of Corporate Auditors and Details Thereof
  The Board of Corporate Auditors established auditing policies, including allocation of duties, and received reports from each Corporate Auditor regarding the progress and results of audits, as well as received reports from the Directors, other relevant personnel, and the Accounting Auditor regarding the performance of their duties, and sought explanations as necessary.
  In accordance with the auditing standards, including auditing policies and allocation of duties for Corporate Auditors established by the Board of Corporate Auditors, each Corporate Auditor endeavored to gather information and create an improved environment for auditing through regular communication with the Directors, the internal auditing department, and other relevant personnel. Corporate Auditors also attended meetings of the Board of Directors and other important meetings, received reports from the Directors, employees and other relevant personnel regarding the performance of their duties, sought explanations as necessary, inspected important internal-approval documents, and examined the operations and financial position of the Company.
  In addition, Corporate Auditors monitored and examined the content of resolutions made by the Board of Directors regarding the establishment of systems to ensure that the performance of duties by the Directors will be in compliance with the laws and regulations of Japan and with the Articles of Incorporation and other systems as provided for in Article 100, Paragraphs 1 and 3 of the Enforcement Regulations of the Companies Act of Japan, which systems are necessary for ensuring that the Company’s business will be conducted properly.
  Moreover, Corporate Auditors monitored and examined the status of such systems that have been established in compliance with such resolutions (internal control systems).
  In regard to the Company’s internal control over financial reporting, Corporate Auditors received reports on the assessment of such internal control from the Directors and other relevant personnel; reports on the status of audit thereof from Deloitte Touche Tohmatsu LLC, and also sought their explanations as necessary.
  As for the subsidiaries of the Company, Corporate Auditors have shared information with the Directors and Corporate Auditors and other related persons of the subsidiaries and, when necessary, received reports from the subsidiaries regarding their businesses.
  Based on the foregoing method, we examined the business report and the supplementary schedules for this fiscal year.
  Furthermore, the Corporate Auditors also monitored and examined whether the Accounting Auditor maintained its independence and implemented appropriate audits, as well as received reports from the Accounting Auditor regarding the performance of its duties and sought explanations as necessary.
  Corporate Auditors also received notification from the Accounting Auditor that “System for ensuring appropriate execution of the duties of the Accounting Auditor” (as enumerated in each Item of Article 131 of the Company Accounting Regulation Ordinance) has been prepared in accordance with the “Quality Control Standards for Auditing” (issued by the Business Accounting Council on October 28, 2005) and other relevant standards, and sought explanations as necessary.
  Based on the foregoing method, the Corporate Auditors reviewed the non-consolidated financial statements for this fiscal year (non-consolidated balance sheet, non-consolidated statements of income, and non-consolidated statement of changes in net assets) and supplementary schedules thereto as well as the consolidated financial statements for this fiscal year (consolidated balance sheet, consolidated statement of income, and consolidated statement of changes in net assets).

2.	Audit Results

(1)	Audit Results on the Business Report, etc.
A.	In our opinion, the business report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation.

B.	We have found no evidence of misconduct or material facts in violation of the applicable laws and regulations, nor of any violation with respect to the Articles of Incorporation, related to performance of duties by the Directors.

C.	In our opinion, the content of the resolutions of the Board of Directors regarding the internal control systems is appropriate. In addition, we have found no matters on which to remark in regard to the performance of duties by the Directors regarding the internal control systems including the internal control over financial reporting.
(2)	Results of Audit of the Financial Statements and Supplementary Schedules

In our opinion, the method and the results of the audit used and conducted by Deloitte Touche Tohmatsu LLC, the Accounting Auditor, are appropriate.

(3)	Results of Audit of the Consolidated Financial Statements

In our opinion, the method and the results of the audit used and conducted by Deloitte Touche Tohmatsu LLC, the Accounting Auditor, are appropriate.
May 13, 2010
The Board of Corporate Auditors of Chuo Mitsui Trust Holdings, Inc.

Corporate Auditor	Tetsuo Amano	(Seal)	Outside Corporate Auditor	Yasuhiko Takano	(Seal)
Corporate Auditor	Yasuhiro Wakasa	(Seal)	Outside Corporate Auditor	Hiroyuki Nakanishi	(Seal)
Outside Corporate Auditor	Yasuhiro Yonezawa	(Seal)

Agenda Item No. 2: Partial amendments to the Articles of Incorporation
       We propose to partially amend the current Articles of Incorporation as set forth below.
1.	Purposes of Amendments

If the Share Exchange takes effect on April 1, 2011, SMTH (currently CMTH), the wholly owning parent company in the share exchange, will become the Company’s only shareholder; and the record date system for ordinary general meetings of shareholders will no longer be necessary. In this connection, we propose this agenda item to delete the provision concerning the record date for ordinary general meetings of shareholders stipulated in Article 11 of the current Articles of Incorporation, renumber the subsequent provisions (current Article 12 and after) accordingly, and implement the necessary amendments. These amendments to the Articles of Incorporation will take effect on March 30, 2011, on the condition that Agenda Item No. 1 has been approved, Agenda Item “Approval of the Share Exchange Agreement between the Company and Chuo Mitsui Trust Holdings, Inc.” at the class shareholders’ meeting of ordinary shareholders has been approved, the Share Exchange Agreement has not been rendered invalid before March 30, 2011, and the Share Exchange has not been cancelled.

2.	Details of Amendments
(The amended sections are underlined.)

Current Articles of Incorporation	Proposed Amendment

(Preferred Dividends)	(Preferred Dividends)
Article 10.	Article 10.

        In the event that the Company distributes year-end dividends stipulated in Article 30, Paragraph 1 hereof, the Company shall distribute to the holders of Preferred Shares (hereinafter referred to as the “Preferred Shareholders”) or the registered pledgees of Preferred Shares (hereinafter referred to as the “Registered Preferred Share Pledgees”), in priority to the holders of ordinary shares (hereinafter referred to as the “Ordinary Shareholders”) or the registered pledgees of ordinary shares (hereinafter referred to as the “Registered Ordinary Share Pledgees”), cash dividends from surplus in the amounts set forth below (such cash dividends being hereinafter referred to as the “Preferred Dividends”), respectively; provided, however, that if the Preferred Interim Dividends stipulated in Article 10-2 hereof were paid during the business year immediately preceding the business year during which the Preferred
In the event that the Company distributes year-end dividends stipulated in Article 29, Paragraph 1 hereof, the Company shall distribute to the holders of Preferred Shares (hereinafter referred to as the “Preferred Shareholders”) or the registered pledgees of Preferred Shares (hereinafter referred to as the “Registered Preferred Share Pledgees”), in priority to the holders of ordinary shares (hereinafter referred to as the “Ordinary Shareholders”) or the registered pledgees of ordinary shares (hereinafter referred to as the “Registered Ordinary Share Pledgees”), cash dividends from surplus in the amounts set forth below (such cash dividends being hereinafter referred to as the “Preferred Dividends”), respectively; provided, however, that if the Preferred Interim Dividends stipulated in Article 10-2 hereof were paid during the business year immediately preceding the business year during which the Preferred

Current Articles of Incorporation	Proposed Amendment

Dividends are to be paid, in whole or in part, the amount so paid shall be deducted from the amount of the Preferred Dividends.	Dividends are to be paid, in whole or in part, the amount so paid shall be deducted from the amount of the Preferred Dividends.
(Preferred Interim Dividends)	(Preferred Interim Dividends)
Article 10-2.	Article 10-2.

        In the event that the Company pays interim dividends stipulated in Article 30, Paragraph 2 hereof, the Company shall pay to the Preferred Shareholders or the Registered Preferred Share Pledgees, in priority to the Ordinary Shareholders or the Registered Ordinary Share Pledgees, cash dividends from surplus (hereinafter referred to as the “Preferred Interim Dividends”) in an amount not exceeding one-half of the amount of the Preferred Dividends per Preferred Share of any class and determined by resolution of the Board of Directors at the time of the issuance of the respective Preferred Shares.
In the event that the Company pays interim dividends stipulated in Article 29, Paragraph 2 hereof, the Company shall pay to the Preferred Shareholders or the Registered Preferred Share Pledgees, in priority to the Ordinary Shareholders or the Registered Ordinary Share Pledgees, cash dividends from surplus (hereinafter referred to as the “Preferred Interim Dividends”) in an amount not exceeding one-half of the amount of the Preferred Dividends per Preferred Share of any class and determined by resolution of the Board of Directors at the time of the issuance of the respective Preferred Shares.

(Prescription Period)	(Prescription Period)
Article 10-10.	Article 10-10.
The provisions of Article 32 hereof shall apply mutatis mutandis to Preferred Dividends and Preferred Interim Dividends.	The provisions of Article 31 hereof shall apply mutatis mutandis to Preferred Dividends and Preferred Interim Dividends.

(Record Date)	(Deleted.)
Article 11.

        The Company shall deem any shareholder who appears in the last record of the Register of Shareholders in writing or in electronic form as of March 31 of each year to be a shareholder who is entitled to exercise voting rights at the ordinary general meeting of shareholders for such year.

Article 12. to Article 16.	Article 11. to Article 15.

(Omitted.)	(Not amended.)

Current Articles of Incorporation	Proposed Amendment

(Shareholders’ Meeting of a Particular Class of Shares)	(Shareholders’ Meeting of a Particular Class of Shares)
Article 16-2.	Article 15-2.
1. The provisions of Article 12, Paragraph 2; Article 13; Article 15 and Article 16 hereof shall apply mutatis mutandis to a shareholders’ meeting of a particular class of shares.	1. The provisions of Article 11, Paragraph 2; Article 12; Article 14 and Article 15 hereof shall apply mutatis mutandis to a shareholders’ meeting of a particular class of shares.

2.    The provisions of Article 14, Paragraph 1 hereof shall apply mutatis mutandis to resolutions of a shareholders’ meeting of a particular class of shares under Article 324, Paragraph 1 of the Company Law of Japan.
2. The provisions of Article 13, Paragraph 1 hereof shall apply mutatis mutandis to resolutions of a shareholders’ meeting of a particular class of shares under Article 324, Paragraph 1 of the Company Law of Japan.

3.    The provisions of Article 14, Paragraph 2 hereof shall apply mutatis mutandis to resolutions of a shareholders’ meeting of a particular class of shares under Article 324, Paragraph 2 of the Company Law of Japan.
3. The provisions of Article 13, Paragraph 2 hereof shall apply mutatis mutandis to resolutions of a shareholders’ meeting of a particular class of shares under Article 324, Paragraph 2 of the Company Law of Japan.

Article 17. to Article 32.	Article 16. to Article 31.
(Omitted.)	(Not amended.)

(Reference)
The Company expects to pay cash dividends from surplus (year-end dividends) for Fiscal Year 2010 (from April 1, 2010, to March 31, 2011) to the shareholders or registered share pledgees appearing in the last record of the Register of Shareholders in writing or in electronic form as of March 31, 2011.
-End-

(TRANSLATION)
[Class Shareholders’ Meeting of Ordinary Shareholders]
Reference Material for the Class Shareholders’ Meeting
Agenda and Reference Matters:
Agenda Item:	Approval of the Share Exchange Agreement between the Company and Chuo Mitsui Trust Holdings, Inc.
Since the Company and Chuo Mitsui Trust Holdings, Inc. (“CMTH”), on August 24, 2010, reached a definitive agreement on the management integration of the two groups, they entered into a share exchange agreement (the “Share Exchange Agreement”) regarding a share exchange (the “Share Exchange”) in which the Company will become a wholly owned subsidiary in the share exchange and CMTH will become a wholly owning parent company in the share exchange and a management integration agreement, both of which will take effect on April 1, 2011.
In addition, the Company and CMTH executed a “Memorandum on Share Exchange Agreement” (the “Memorandum”) on October 28, 2010, which shall constitute a part of the Share Exchange Agreement, pursuant to Article 9, Paragraph 2 of the Share Exchange Agreement.
Consequently, we request approval of the Share Exchange Agreement and the Memorandum.
The reasons for conducting the Share Exchange, the details of the Share Exchange Agreement and the Memorandum and other matters are contained on pages 5 to 11 of the Reference Material for the Extraordinary General Meeting of Shareholders.
The resolution of this agenda shall lose its effect if the Share Exchange is cancelled or the Share Exchange Agreement ceases to be effective in accordance with the matters provided in Article 12 (Change of Terms and Conditions of Share Exchange and Cancellation of Share Exchange) or Article 13 (Validity of this Agreement) of the Share Exchange Agreement.

Reference

As described in the Attachment 2 to Agenda Item No. 1 of the Reference Material for the General Meeting of Shareholders, “Memorandum on Share Exchange Agreement (Copy),” the agenda items below regarding the election of directors and auditors will be brought up for discussion as Agendum 3 and Agendum 4 at the extraordinary general meeting of shareholders and the class shareholders’ meeting of CMTH, both of which will be held on December 22, 2010.
Agendum 1, which is contained in the description below, refers to the agenda item regarding the approval of the Share Exchange and the Memorandum.
        The summary of the agenda items are as follows below.
Agendum 3: Matters concerning election of five (5) Directors
After Agendum 1 is approved in its original form and after the Share Exchange Agreement is approved at (i) the extraordinary general meeting of shareholders of STB, (ii) the class shareholders meeting of STB common shareholders and (iii) the class shareholders meeting of holders of the First Series of STB Class II Preferred Shares, scheduled to be held on December 22, 2010, STB will become a wholly owned subsidiary of the Company, and a new trust bank group will be established on the effective date of the Share Exchange between the Company and STB.
Consequently, in order to appropriately manage the business of its subsidiaries as the holding company of the new trust bank group, we propose to our shareholders that the election of five (5) Directors who are expected to assume office upon the Share Exchange pursuant to the Share Exchange Agreement.
The resolution relating to the proposal will become effective at the Effective Time of the Share Exchange subject to the Share Exchange becoming effective.
Furthermore, although the current number of Directors is six (6), subject to the Share Exchange becoming effective, Mr. Ken Sumida, Director, is scheduled to resign from office at the Effective Time of the Share Exchange; thus, if the proposal is approved in its original form and the Share Exchange becomes effective, the number of Directors immediately after the Effective Time of the Share Exchange is scheduled to be ten (10).

The Director candidates are as follows:

Candidate	Name	Brief history, representative positions at other		Number of shares
number	(date of birth)	corporations and positions held at the Company		of the Company
held by such person
(numbers in
parentheses are the
number of shares of
STB held by such
person)

1	Hitoshi Tsunekage (Aug. 6, 1954)	Apr. 1977:	Joined STB	Common stock
		Jun. 2004:	Appointed Executive Officer of STB, General Manager, Corporate Planning Department of STB	0 shares (Common stock 42,000 shares)
		Jun. 2005:	Appointed Executive Officer of STB, Head Office Executive of STB
		Jun. 2005:	Appointed Director and Managing Executive Officer of STB
		Jan. 2008:	Appointed President and Chief Executive Officer of STB (current)

2	Kiyoshi	Apr. 1975:	Joined STB	Common stock
	Mukohara (Feb. 11, 1952)	Jun. 2003:	Appointed Executive Officer of STB, General Manager, Credit Supervision Department I of STB	0 shares (Common stock 50,157 shares)
		Apr. 2004:	Appointed Executive Officer of STB, General Manager, Wholesale Business Planning Department of STB
		Jun. 2004:	Appointed Managing Executive Officer of STB, General Manager, Wholesale Business Planning Department of STB
		Jun. 2005:	Appointed Managing Executive Officer of STB
		Jun. 2006:	Appointed Director and Managing Executive Officer of STB
		Jun. 2008:	Appointed Director and Senior Executive Officer of STB (current)

3	Akio Otsuka	Apr. 1976:	Joined STB	Common stock
	(Mar. 16, 1953)	Apr. 2002:	Appointed Executive Officer of STB, General Manager, Corporate Trust Business Department I of STB	0 shares (Common stock 33,000 shares)
		Jun. 2004:	Appointed Executive Officer of STB, Head Office Executive of STB
		Jun. 2004:	Appointed Managing Executive Officer of STB
		Jun. 2008:	Appointed Director and Senior Executive Officer of STB (current)

4	Junichi Sayato	Apr. 1978:	Joined STB	Common stock
	(Sept. 27, 1955)	Jun. 2006:	Appointed Executive Officer of STB, Regional Executive, Americas, General Manager, New York Branch of STB	0 shares (Common stock 22,000 shares)
		May 2008:	Appointed Executive Officer of STB, Head Office Executive of STB
		Jun. 2008:	Appointed Director and Managing Executive Officer of STB (current)

5	Tetsuo Ohkubo	Apr. 1980:	Joined STB	Common stock
	(Apr. 6, 1956)	Jun. 2006:	Appointed Executive Officer of STB, General Manager, Planning and Coordination Department of STB	0 shares (Common stock 31,000 shares)
		Jun. 2007:	Appointed Executive Officer of STB, Head Office Executive of STB
		Jun. 2007:	Appointed Executive Officer of STB
		Jan. 2008:	Appointed Managing Executive Officer of STB
		Mar. 2008:	Appointed Outside Auditor of SUMITOMO SEISEN Co., Ltd. (current)
		Jun. 2008:	Appointed Director and Managing Executive Officer of STB (current)

Note: None of the candidates have a special interest in the Company.

Agendum 4: Matters concerning election of three (3) Auditors
After Agendum 1 is approved in its original form and after the Share Exchange Agreement is approved at (i) the extraordinary general meeting of shareholders of STB, (ii) the class shareholders meeting of STB common shareholders and (iii) the class shareholders meeting of holders of the First Series of STB Class II Preferred Shares, scheduled to be held on December 22, 2010, STB will become a wholly owned subsidiary of the Company, and a new trust bank group will be established on the effective date of the Share Exchange between the Company and STB.
Consequently, in order to enhance the auditing system as the holding company of the new trust bank group, we propose to our shareholders that the election of three (3) Auditors who are expected to assume office upon the Share Exchange pursuant to the Share Exchange Agreement.
The resolution relating to the proposal will become effective at the Effective Time of the Share Exchange subject to the Share Exchange becoming effective.
Furthermore, although the current number of Directors is five (5), subject to the Share Exchange becoming effective, Mr. Yasuhiro Wakasa and Mr. Yasuhiro Yonezawa, Auditor, are scheduled to resign from office at the Effective Time of the Share Exchange; thus, if the proposal is approved in its original form and the Share Exchange becomes effective, the number of Auditors immediately after the Effective Time of the Share Exchange is scheduled to be six (6).
We have obtained the approval of the Board of Auditors with respect to the Agendum.
The Auditor candidates are as follows:

Candidate	Name	Brief history, representative positions at other		Number of shares
number	(date of birth)	corporations and positions held at the Company		of the Company
held by such
person
(numbers in
parentheses are
the number of
shares of STB
held by such
person)

1	Teruhiko Sugita	Apr. 1975:	Joined STB	Common stock
	(Jul. 14, 1951)	Jun. 2003:	Appointed Executive Officer of STB, General Manager, Tokyo Corporate Business Department I of STB	0 shares
		Jun. 2005:	Appointed Executive Officer of STB, Head Office Executive of STB	(Common stock 46,000 shares)

		Jun. 2005:	Appointed Managing Executive Officer of STB
		Jun. 2005:	Appointed Managing Executive Officer of STB, General Manager, Global Credit Supervision Department of STB
		Jun. 2007:	Appointed Managing Executive Officer of STB
		Jun. 2008:	Appointed Director and Senior Executive Officer of STB
		May 2009:	Appointed Director and Senior Executive Officer of STB, General Manager, Structured Finance Department of STB
		Jul. 2009:	Appointed Director and Senior Executive Officer of STB (current)

2	Hitoshi Maeda (Nov. 18, 1931)	Apr. 1972:	Professor of Gakushuin University Faculty of Law	Common stock 0 shares
		Nov. 2001:	Appointed Outside Director of Tokyo Stock Exchange, Inc. (current)
		Apr. 2002:	Appointed Emeritus Professor of Gakushuin University (current)	(Common stock 0 shares)
		May 2003:	Appointed Auditor of Tokyo Bankers Association
		Jun. 2003:	Appointed Statutory Auditor of STB (current)
		Aug. 2007:	Appointed Outside Director of Tokyo Stock Exchange Group, Inc. (current)
		May 2008:	Retired from Auditor of Tokyo Bankers Association

3	Toshio Hoshino (Dec. 22, 1944)	Apr. 1969:	Joined Kao Soap Co., Ltd. (now Kao Corporation)	Common stock 0 shares
		Jun. 1992:	Appointed Director of Kao Corporation
		Jun. 1996:	Appointed Managing Director of Kao Corporation	(Common stock 0 shares)
		Aug. 1998:	Appointed Managing Director of Kao Corporation, and President and Representative Director of Nivea-Kao Company, Ltd.
		Jun. 2000:	Appointed Representative Director and Senior Managing Director of Kao Corporation, and President and Representative Director of Nivea-Kao Company, Ltd.
		Jun. 2002:	Appointed Representative Director, Senior Executive Vice President of Kao Corporation, and President and Representative Director of Nivea-Kao Company, Ltd.
		Jun. 2003:	Appointed Representative Director and Senior Executive Vice President of Kao Corporation, and President and Representative Director of Nivea-Kao Company, Ltd.
		Jul. 2007:	Retired from President and Representative Director of Nivea-Kao Company, Ltd.
		Jun. 2008:	Retired from Representative Director and Senior Executive Vice President of Kao Corporation
		Jun. 2009:	Appointed Statutory Auditor of STB (current)

Note:
1.	None of the candidates have a special interest in the Company.

2.	Messrs. Hitoshi Maeda and Toshio Hoshino are candidates for Outside Auditors.

3.	Special notes on the candidates for Outside Auditors are as stated below:
(1)	Reasons for electing candidates for an Outside Auditors:
(i)
We propose that Mr. Hitoshi Maeda, who is one of the leading lawyers specializing in the Companies Act, and the Negotiable Instrument Act or the Check Act in Japan, be elected as an Outside Auditor as we would like him to apply his knowledge and abundant experience in business law to audit activities for the Company.

(ii)
We propose that Mr. Toshio Hoshino be elected as an Outside Auditor as we would like him as the chief executive of a listed corporation to apply his extensive experience and broadly based insight to audit activities for the Company.

(2)	Reasons on which Mr. Hitoshi Maeda is deemed to be capable of properly performing their duties as Outside Auditors

Mr. Hitoshi Maeda so far has not been involved with management of a company by any means other than serving as Outside Directors or Outside Auditors. However, as described in 3 (1) above, we are convinced that he is capable of properly performing his duties as Outside Auditors.

(3)	Liability-limiting agreements with candidates for Outside Auditors

If Messrs. Hitoshi Maeda and Toshio Hoshino are appointed as Auditors, the Company is planning to enter into an agreement with each of Mr. Hitoshi Maeda and Mr. Toshio Hoshino under which, if they are without knowledge and are not grossly negligent in performing their duties as Outside Auditors, their liability to the Company for any damages attributable to their negligence that they would be obligated to bear pursuant to the provisions of Article 423, Paragraph 1 of the Companies Act shall be limited to the minimum amount of liability prescribed in Article 425, Paragraph 1 of the Companies Act.